As filed with the Securities and Exchange Commission on August 24, 2000
                                                    Registration 333-________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              (Amendment No. _____)
                               -------------------
                          THE HARTCOURT COMPANIES, INC.
                          -----------------------------
                 (Name of small business issuer in its charter)
 Utah                                                             87-0400541
 ----                                                             ----------
(State or jurisdiction of     (Primary Standard Industrial       (IRS Employer
incorporation or organization) Classification Code Number)Identification Number)

                         9800 Sepulveda Blvd., Suite 818
                          Los Angeles, California 90045
                                 (310) 410-7290
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)
                           ___________________________
                                  Alan V. Phan
                      President and Chief Executive Officer
                          The Hartcourt Companies, Inc.
                         9800 Sepulveda Blvd., Suite 818
                          Los Angeles, California 90045
                                 (310) 410-7290
            (Name, address and telephone number of agent for service)
                            -------------------------

                                   Copies to:

                            Sanford T. Sherman, Esq.
                           Jeffers, Shaff & Falk, LLP
                        18881 Von Karman Ave., Suite 1400
                            Irvine, California 92612
                                 (949) 660-7700
                                 _______________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________

                                _______________
                        CALCULATION OF REGISTRATION FEE

 Title of each     Proposed      Proposed
  class of         maximum        maximum
 securities to   Amount to be  offering price    aggregate       Amount of
 be registered   registered     per unit(1)   offering price   registration fee
--------------------------------------------------------------------------------
common stock      772,555(2)      $12.03      $9,293,836.65      $2,453.57

common stock       13,530(3)      $15.52        $209,985.60         $55.44

common stock      227,445(4)      $13.19      $2,999,999.55        $792.00
--------------------------------------------------------------------------------
Total           1,013,530(5)                 $12,503,821.80      $3,301.01
--------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (g) under the Securities Act of 1933.
 (2) Includes a presently indeterminable number of shares of common stock, estimated to be not more than 545,110 shares, to be offered and sold by the selling shareholders named herein of Class II warrants upon exercise of the Class II warrants to purchase shares of common stock.
 (3) Common stock issuable upon the exercise of the Class I warrant to purchase our common stock held by Dunwoody Brokerage Services, Inc.
 (4) Common stock issuable upon the exercise of the Class I warrant to purchase shares of common stock held by PYR Management, LLC.
 (5) The Registration Statement also covers any additional shares of common stock that may become issuable by virtue of the antidilution provisions of the warrants. No additional registration fee is included for these shares.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                 Subject to Completion, Issued August 24, 2000

                          THE HARTCOURT COMPANIES, INC.

                                  Common Stock
                                 _______________

     Certain of our shareholders named on page 1 of this prospectus are offering and selling up to an estimated 1,013,530 shares of our common stock, which includes up to (i) 240,975 shares of our common stock which are reserved for issuance upon exercise of Class 1 warrants and (ii) 545,110 shares of our common stock issuable upon exercise of the Class II warrants.

     We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. However, 786,085 of the shares offered by the selling shareholders are issuable upon the exercise of outstanding stock purchase warrants at exercise prices ranging from $.001 to $15.52 per share.
If these warrants were exercised in full, we would receive gross proceeds of up to $3,210,530.26.

     The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell such common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers that may receive compensation or commissions for such sales. Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

     Our common stock is quoted on the over-the-counter bulletin board under the symbol HRCT. On August 21, 2000, the average of the bid and asked prices of our common stock was $5.53125 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON P. 4.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ____________, 2000

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                             SOME TERMS OF THE SALE

               We have issued a Class II warrant to purchase an aggregate of $3,000,000 of our common stock to a selling shareholder. The Class II warrant may be exercised to purchase our common stock at any time at an exercise price equal to $.001 per share. The number of shares the selling shareholder may purchase is equal to $3,000,000 divided by the market price of our common stock as such term is defined in the warrant. Currently, if the selling shareholder exercised all of its Class II warrant, it would receive approximately 249,377 shares of our common stock.


     As a result, the actual number of shares that we may issue to the selling shareholders and which the selling shareholders may sell under this prospectus will depend upon the market price and trading volume of our common stock at various times. You should look at the discussion under "Selling Shareholders" for more details about these terms.

     In any event, the total number of shares which this prospectus covers will be the maximum number of shares that we may issue to the selling shareholders and which the selling shareholders may sell under this prospectus.


                                   PROSPECTUS

                        1,013,530 Shares of Common Stock

                          THE HARTCOURT COMPANIES, INC.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our Company and the common stock being sold in this offering, the risk factors and our Consolidated Financial Statements and Notes to Consolidated Financial Statements appearing elsewhere in this prospectus.

COMPANY

     The Hartcourt Companies, Inc. ("Hartcourt" or "Company") was incorporated in Utah in September 1983 under the name of Stardust, Inc. After undergoing various organizational changes, our new mission is to establish our company as a leading Internet service provider in China. To date, we have not generated significant revenue or positive net income from our business plan. Our goal is to become the premiere e-commerce network service provider in China, offering users a one-stop convenient gateway for all their financial transaction needs.

     Our executive office is located at 9800 Sepulveda Blvd., Suite 818, Los Angeles, California 90045, telephone number (310) 410-7290.

     We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act of 1934, as amended (the "Exchange Act"), including Regulation M, may apply to their sales in the market. We have furnished the selling shareholders with a copy of these rules. We have also informed the selling shareholders that they must deliver a copy of this prospectus with any sale of their shares.

BUSINESS

     Following a restructuring of our Company in 1999, we have changed our line of business to that of a provider of online trading platform services. Our platform allows users to trade online stocks listed on the Beijing and Shanghai Stock Exchanges. Our trading platform, UAC162, is currently the only trading platform available in the People's Republic of China. We are also one of the few financial portals that offer a comprehensive range of Chinese financial content coupled with online trading platform services in China.

                                RISK FACTORS

     An investment in our common stock is very risky. You should be aware that you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully consider the following risk factors and the other information contained in this prospectus.

WE HAVE BEEN ENGAGED IN THE INTERNET BUSINESS FOR A VERY SHORT PERIOD OF
TIME, AND THEREFORE CANNOT PREDICT OUR SUCCESS OR FUTURE PERFORMANCE WITH ANY REASONABLE DEGREE OF CERTAINTY.

     Although we were incorporated over ten years ago, our existing line of business commenced operations in 1999. As a result, our potential should be considered in light of the risks, expenses, and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving Internet and software markets, and by companies operating in international markets. Such risks include:

     o    Our failure to anticipate and adapt to a developing market;
     o    The rejection of our products and services;
     o    Development of superior products or services by our competitors;
     o The failure of the market to adopt the Internet as a commercial medium; and
     o Our inability to identify, attract, retain, and motivate the qualified personnel we will need to expand our operations.

     There can be no assurance that we will be successful in addressing such risks. It is likely that our expenses will exceed our revenues for the foreseeable future, and it is possible that we will not be able to generate enough revenue to sustain our operations.

     In addition, our business has incurred net losses since inception. As a result, we have a deficit in our retained earnings of $36,383,106 at December 31, 1999. Our auditors have indicated in their report on our consolidated financial statements for the year ended December 31, 1999 that there is substantial doubt about our ability to continue as a going concern. We expect to continue to incur net losses as we continue to expend substantial resources on sales, marketing and administration and the development of our products and services. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our operations. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN OR OUR GROWTH STRATEGY.

     Our prospects are subject to the risks, expenses and uncertainties frequently encountered by young companies that operate exclusively in the new and rapidly evolving markets for Internet products and services, including the risk that we will not be able to implement our business plan or our growth strategy.

     Successfully implementing the Internet portal portion of our business plan depends on, among other things, our ability to:

     o    Develop and extend the Hartcourt (SinoBull.com) brand;
     o    Market our Internet properties to Internet users;
     o    Develop new Internet properties;
     o Develop, maintain and increase the level of traffic on our Internet properties; and

     o    Effectively   integrate  new  businesses  and  technologies  into  our
          Internet properties.

     The overall success of our business plan and growth strategy depends on, among other things, our ability to:

     o    React to changing business, economic, and political environments;
     o Anticipate the needs of our customers and the actions of our competitors; and
     o    Continue  to  identify,   attract,   retain  and  motivate   qualified
          personnel.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT OUR OPERATING RESULTS, FINANCIAL CONDITION AND THE TRADING PRICE OF OUR COMMON STOCK.

     We cannot predict with any significant degree of certainty our quarterly revenue and operating results, which have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful and you should not rely upon them as indicators of future performance. It is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In such event, the trading price of our common stock would likely decrease.

     Our quarterly operating results may fluctuate significantly in the future due to several factors, many of which are beyond our control. These factors include the rate at which customers subscribe to our services, the prices subscribers pay for such services, subscriber turnover rates and the demand for Internet services. Additional factors that may affect our quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of our business, our or our competitors' introduction of new Internet services, price competition or pricing changes in the Internet industry, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet and Internet media. Because we rely on revenue forecasts when committing to a significant portion of our future expenditures, we may not be able to adjust our spending in the event of revenue shortfalls. Consequently, such shortfalls could have an immediate material adverse effect on our business and financial condition and operating results. We also plan on increasing our operating expenditures to fund increased sales and marketing efforts, general and administrative activities and to strengthen our infrastructure. To the extent that these expenditures are not accompanied by a commensurate increase in revenues, our business, operating results and financial condition could be materially adversely affected.

OUR NETWORK'S SCALABILITY AND SPEED ARE UNPROVEN AND ITS VIABILITY HAS NOT BEEN TESTED AT FULL CAPACITY.

     Because we only recently initiated our services, we do not know whether we will be able to connect and manage a substantial number of online subscribers at high transmission speeds. If we achieve our expected subscriber levels, we may not be able to maintain our system's superior performance. While peak downstream data transmission speeds approach ten megabits per second, the actual downstream data transmission speeds over our system could be significantly slower due to several factors, including the type and location of content, Internet traffic, the number of active subscribers at the time and the capability of modems used by such subscribers. As subscriber penetration increases, we may need to augment our equipment in order to maintain adequate downstream data transmission speeds. A subscriber's actual data delivery speed also may be significantly lower than peak data transmission speeds due to the subscriber's hardware, operating system and software configurations. Due to the foregoing factors, as the number of subscribers to our system increases, we cannot guarantee that we will be able to achieve or maintain high-speed data transmission. Our failure to achieve or maintain high-speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, operating results and financial condition.

MARKET ACCEPTANCE OF OUR SERVICES SUBSTANTIALLY DEPENDS UPON THE CONTINUED GROWTH OF ONLINE COMMERCE AND INTERNET USAGE.

     The markets for online commerce and Internet access services are at an early stage of development and are rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. In the case of our Internet services, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop. Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets we have targeted. Inconsistent quality of service, the unavailability of cost-effective, high-speed service, and a limited number of local access points for corporate users, have deterred many consumers from purchasing Internet access services. In addition, the inability to integrate business applications on the Internet and inadequate security to protect confidential information has deterred consumers. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communications, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information, or in relationships with other Internet service providers, may be reluctant and slow to adopt a new strategy that may make their existing personnel, infrastructure and relationships with other service providers obsolete. If these markets fail to develop or develop more slowly than expected, or if Internet usage decreases, our business, operating results and financial condition may be materially adversely affected.

A FAILURE OF OUR SYSTEM COULD CAUSE INTERRUPTION OF OUR INTERNET SERVICES.

     Our operations are dependent upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of any one or more of these events could interrupt our services and materially disrupt our operations. In addition, the failure of any of our service providers to provide the communications capacity we require could interrupt our services and materially disrupt our operations. Any systems damage or failure that disrupts our operations could increase our operating costs and reduce our operating income, and could have a material adverse effect on our business, financial condition and prospects.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL DEVELOPMENTS, INTRODUCTIONS OF NEW COMPETING PRODUCTS AND SERVICES, AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The markets for consumer and business Internet access services, onlinecontent and data transmission services are characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in these rapidly evolving markets, we must continually improve the performance, features and reliability of our network, Internet content and consumer and business services, particularly in response to competitive offerings. We cannot assure you that we will be able to respond quickly, cost effectively and sufficiently to any such developments. The market opportunity for our Internet services may be limited or short-lived. We cannot guarantee that we will successfully achieve widespread acceptance of our services before competitors offer products and services with performance features similar to our current offerings.

     Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results and financial condition.

WE WILL NEED SUBSTANTIAL CAPITAL INVESTMENTS TO FUND OUR FUTURE OPERATIONS.

     Our business is very capital intensive. Because we intend to continue our expansion efforts into additional markets, we may be required to seek additional capital in the future through equity or debt financings or credit facilities in order to fund such growth. We have no commitments for such additional financing. We cannot guarantee that we will be successful in obtaining such additional financing or that it will be available on satisfactory terms when needed. If we are unable to obtain such additional funding in a timely manner, we may be unable to expand into additional markets and implement our business plan.

WE HAVE HAD NET LOSSES IN RECENT FISCAL PERIODS.

     We have had net losses in recent fiscal periods. We expect to incur losses as we expend substantial resources on sales, marketing and administration and the development of our products and services. It is possible that in the future our capital expenditures and operating losses will limit our ability to pay our liabilities in the normal course of business and that we may not be able to continue as a going concern.

THE TERMINATION OF ANY OF OUR RELATIONSHIPS WITH THIRD PARTIES UPON WHOM WE
RELY FOR ITEMS THAT ARE CRITICAL TO OUR OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on arrangements with third parties for a variety of goods and services that are critical to our operations. There can be no assurance that our existing arrangements will result in sustained business partnerships, successful service offerings, significant traffic on our Internet properties or significant revenues. We cannot give you any assurance that these arrangements will continue in the future, nor can there be any assurance that these arrangements will generate significant revenues.

ANY POTENTIAL ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

     While we have not identified any specific acquisitions, an element of our growth strategy includes the acquisition of companies we believe have synergistic business models. Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including:

     o    Problems   integrating  the  acquired   operations,   technologies  or
          products;
     o Diversion of our management's time and attention from our core business;
     o Difficulties in retaining business relations with suppliers and customers of the acquired company;
     o Risks associated with entering markets in which we lack prior experience; and
     o    Potential loss of key employees from the acquired company.

WE MAY FACE POTENTIAL LIABILITY FOR FAILING TO PROTECT SUBSCRIBER INFORMATION AND SYSTEMS FROM UNAUTHORIZED ACCESS, COMPUTER VIRUSES AND OTHER DISRUPTIVE PROBLEMS.

     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers in the past have experienced, and in the future may experience,interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our or our subscribers' computer systems. This may result in our becoming liable to our subscribers and also might deter potential subscribers. Prior industry-standard security measures employed by us have been susceptible to circumvention. Accordingly, we cannot guarantee that new industry-standard security measures employed by us will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our subscribers. Any such interruptions, delays or cessation of service to our subscribers, could have a material adverse effect on our business, operating results and financial condition.

DIRECT AND INDIRECT GOVERNMENT REGULATION CAN ADVERSELY AFFECT OUR BUSINESS.

     Our services are subject to current regulations of the Federal Communications Commission. In addition, changes in the regulatory environment relating to the Internet connectivity market could affect the prices at which we may sell our services. These include regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the regional Bell operating companies or other telecommunications companies. For example, regulations recently adopted by the Federal Communications Commission are intended to subsidize Internet connectivity rates for schools and libraries, which could affect demand for our services. We cannot predict the impact, if any, that future regulation or regulatory changes might have on our business. Any changes in law or regulations directly or indirectly relating to telecommunications and the Internet, whether in the United States or abroad, could materially adversely affect our business, operating results, financial condition, prospects and ability to repay our debts.

WE MAY FACE POTENTIAL LIABILITY FOR DEFAMATORY OR INDECENT CONTENT.

     The law relating to liability of Internet service providers and online service providers for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose liability for defamatory speech and indecent materials. A recent federal statute seeks to impose liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an online service provider could be found liable for defamatory matter provided through its service, on the grounds that the service provider exercised active editorial control over postings to its service. Other courts have held that Internet service providers and online service providers may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. The Telecommunications Act of 1996 prohibits, and imposes criminal penalties and civil liability for using, an interactive computer service for transmitting indecent or obscene communications. Because of the potential liability on Internet service providers or online service providers for materials carried on or disseminated through their systems, we may have to implement costly measures to reduce our exposure to such liability. Consequently, we may be required to expend substantial resources or discontinue certain product or service offerings. In addition, our business, operating results and financial condition could be adversely affected if we become liable for information carried on our network.

WE ARE HIGHLY DEPENDENT ON THE CONTINUED EXPANSION OF THE INTERNET INFRASTRUCTURE AND COMMERCIAL USE OF THE INTERNET.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. The current Internet infrastructure may not be able to support the demands placed on it by this continued growth. Our business, operating results or financial condition will be materially adversely affected if:

     o Critical issues concerning the commercial use of the Internet are not favorably resolved;
     o    The necessary infrastructure is not developed; or
     o    The Internet does not become a viable commercial marketplace.

     Several critical issues concerning the commercial use of the Internet remain unresolved, including:

     o    Security of information transferred via the Internet;
     o    Reliability of the Internet;
     o    Cost of using the Internet;
     o    Ease of use;
     o    Accessibility to the Internet; and
     o    Quality of the services provided via the Internet.

     Use of the Internet could also be adversely affected by delays in the development or adoption of new standards and protocols, or an increase in governmental regulation. Such issues may negatively affect the growth of Internet use or the attractiveness of commerce and communications on the Internet and, therefore impede our ability to grow.

WE ARE EXPOSED TO THE RISKS ASSOCIATED WITH PERIODIC FOREIGN ECONOMIC DOWNTURNS AND FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE AND INTEREST RATES.

     We expect that the international markets will represent most of our business and our revenues for the foreseeable future. Revenues from outside of the United States expose us to currency exchange rate fluctuations and to fluctuating foreign interest rates. Past and future economic downturns in the Asia Pacific region and the devaluation of Asian currencies against the U.S.

dollar have affected and in the future could affect our operating results. We do not currently, but we may in the future, hedge our receivables denominated in foreign currencies. We cannot predict whether exchange rate fluctuations will have a material adverse effect on our operations and financial results in the future.

BECAUSE WE MAY EARN REVENUES AND INCUR COSTS IN CHINESE RENMINBI, WE MAY BE ADVERSELY AFFECTED BY CHANGES IN ITS RELATIVE VALUE.

     We expect to sell our products and services in China and anticipate that we will earn revenues and incur costs in the Chinese Renminbi. As a result, we will be subject to the following risks associated with the Renminbi:

     o    The Renminbi is not a freely convertible currency; and
     o Conversion between the Renminbi and foreign currencies is subject to government approval.

     On January 1, 1994, the People's Bank of China implemented a managed floating exchange rate system based on the market supply and demand of the Renminbi and proposed to establish a unified foreign exchange inter-bank market among designated banks. In place of the official rate and the swap center rate, the People's Bank of China publishes a daily exchange rate for Renminbi based on the previous day's dealings in the inter-bank market. It is expected that swap centers will be phased out. However, the unification of exchange rates does not imply full convertibility of Renminbi into U.S. dollars or other foreign currencies. Payment for imported materials and remittance of earnings outside of China are subject to the availability of foreign currency that is dependent on official exchange rates set by the Chinese government. Approval for exchange at the exchange center is granted to enterprises in China for valid reasons such as the purchase of imported goods and the remittance of earnings. While conversion of Renminbi into foreign currencies can generally be effected at the exchange center, we cannot guarantee that it can be effected at all times. In the event of shortages of foreign currency, we may be unable to convert sufficient Renminbi into foreign currency to enable us to comply with foreign currency payment obligations we may have.

WE WILL CONTINUE TO EXPAND OUR BUSINESS INTO INTERNATIONAL MARKETS AND THIS WILL EXPOSE US TO THE RISKS ASSOCIATED WITH DOING BUSINESS IN EMERGING MARKETS, SUCH AS THE RISK OF POLITICAL, CIVIL AND ECONOMIC INSTABILITY.

     A key part of our business plan is to develop Hartcourt (SinoBull.com) properties in international markets. To date, we have only limited experience in developing, marketing and operating our products and services internationally. International markets we have selected may not develop at a rate that supports our level of investment.

     In addition, we will face certain risks in doing business on an international level, including:

     o    Unexpected changes in regulatory requirements;
     o    Trade barriers;
     o Difficulties in staffing and managing foreign operations because of language and cultural differences;
     o    Longer payment cycles;
     o    Currency exchange rate fluctuations;
     o    Problems in collecting accounts receivable;

     o    Political and economic instability;
     o    Import and export restrictions;
     o    Seasonal fluctuations in business activity; and
     o    Adverse tax consequences.

     These risks are dynamic and difficult to quantify. Many Asian governments have liberalized their policies on international trade, foreign ownership and development, investment and currency repatriation. While this has increased both international trade and investment in Asia, such policies might change unexpectedly.

OUR OPERATIONS IN CHINA ARE SUBJECT TO CHANGES IN GOVERNMENTAL AND ECONOMIC POLICIES.

     Our operations in China are subject to the rules and restrictions imposed by China's legal and economic system as well as general economic and political conditions in China.

     In the past, China has had a centralized economy with rigid economic controls imposed by the Chinese government. More recently, China has begun to pursue economic reform policies that have improved business conditions in China for foreign companies. We cannot give you any assurance that the Chinese government will continue to pursue such policies, or that such policies will be successful. In addition, China does not have a well-developed body of law governing foreign enterprises, such as the permissible percentage of foreign investment and permissible rates of equity returns. Official Chinese statements regarding these evolving policies have been conflicting and are subject to broad interpretation and modification.

     As a result, our operations may be adversely affected by one or more of the following:

     o New laws or regulations, or different interpretations of existing laws and regulations;
     o    Preemption of provincial or local laws by national laws;
     o    Our ability to timely obtain the necessary administrative approvals;
     o    Our ability to comply with applicable administrative requirements;
     o    Content restrictions on our Internet properties;
     o    Confiscatory taxation;
     o    Restrictions on imports;
     o    Currency devaluations;
     o Expropriation or nationalization of our operations, which could result in the total loss of ownership and control of any assets or operations that we develop in China; and
     o Adoption of measures intended to reduce inflation, such as price controls.

WE ARE SUBJECT TO REGULATION BY THE CHINESE MINISTRY OF POSTS AND
TELECOMMUNICATIONS AND OTHER GOVERNMENT AGENCIES.

     The Ministry of Posts and Telecommunications regulates the telecommunications industry in China. The Ministry of Posts and Telecommunications directly or indirectly regulates the following:

     o    Entry into the telecommunications industry;
     o    Scope of permissible business;

     o    Interconnection and transmission line arrangements;
     o    Technology and equipment standards; and
     o    Other aspects of the Chinese telecommunications industry.

     This regulation may limit our ability to respond to certain development opportunities in China. In addition, changes in existing regulations or policies or adoption of new regulations or policies could have an adverse effect on our operations in China.

     In addition, governmental agencies in China may:

     o    Require us to obtain licenses in order to commence our business;
     o    Revoke or suspend any licenses we may have;
     o    Regulate   the  rates  that  we  will  be   permitted  to  charge  for
          telecommunications services; or
     o    Impose or change the tariffs or fees on our operations.

     Any of these actions could have an adverse effect on our operations in China.

WE MUST ATTRACT AND RETAIN QUALIFIED EMPLOYEES TO SUCCEED IN OUR BUSINESS PLAN.

     Current economic conditions make it difficult to attract, compensate and retain qualified employees. We expect to hire additional personnel in all segments of our business and in all of the markets in which we conduct business. Our success will depend on getting the right people involved in our continued growth and development. Our business could be materially adversely affected if we are not able to attract new, qualified employees, or retain and motivate our existing employees.

WE DEPEND ON OUR KEY PERSONNEL.

         Certain of our employees are particularly valuable to us because:

     o    They have specialized knowledge about our company and operations;
     o    They have specialized skills that are important to our operations;
     o    They are integral to the management of our operations; or
     o    They would be particularly difficult to replace.

     We depend on the continued service of these key personnel. The loss of any of these employees could dramatically affect our productivity until we find and train a replacement.

     We do not maintain key person life insurance for any of our personnel. As a result, we are exposed to the costs associated with the death of one or more of our key employees.

WE LACK DISINTERESTED, INDEPENDENT DIRECTORS.

     Our directors have a direct financial interest in our company. While our management believes that our current directors will be able to exercise their fiduciary duties as directors, there may exist inherent conflicts of interest in the execution of their duties.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Our articles of incorporation provide that the holders of the original preferred stock have the right to elect three of the five members of our board of directors. This provision could delay, defer or prevent a change in control of our company or our management. This provision could also discourage proxy contests and makes it more difficult for you and our other shareholders to elect directors and take other corporate actions. As a result, this provision could limit the price that investors are willing to pay in the future for shares of our common stock.

THE LIQUIDITY OF OUR COMMON STOCK WOULD BE RESTRICTED IF OUR COMMON STOCK FALLS WITHIN THE DEFINITION OF A PENNY STOCK.

     Under the rules of the Securities and Exchange Commission, if the price of our common stock on the OTC Bulletin Board is below $5.00 per share, our common stock will come within the definition of a "penny stock." As a result, it is possible that our common stock may become subject to the "penny stock" rules and regulations.

     Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

     o Make a suitability determination prior to selling penny stock to the purchaser;
     o    Receive the purchaser's written consent to the transaction; and
     o    Provide certain written disclosures to the purchaser.

     These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THE SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK THAT ARE ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET COULD ADVERSELY AFFECT PREVAILING MARKET PRICES OF OUR COMMON STOCK OR LIMIT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

     Future sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. We currently have 31,268,056 shares of our common stock issued and outstanding.

     No precise prediction can be made of the effect, if any, that market sales of our common stock or the future availability of shares for sale will have on the market price of our common stock from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and limit our ability to raise additional capital.

THE EXERCISE OF THE CLASS II WARRANT BY THE SELLING SHAREHOLDER MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK AND SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS OF OUR COMMON STOCK.

     THE CLASS II WARRANT IS EXERCISABLE AT A RATE BELOW THE PREVAILING MARKET PRICE OF OUR COMMON STOCK.

     We have issued a warrant to purchase a number of shares of our common stock equal to the stated value of $3,000,000 divided by the market price of our common stock. The per share exercise price is equal to $.001 per share. However, the number of shares issuable upon exercise of the Class II warrant is equal to $3,000,000 divided by the market price of our common stock, as such term is defined in the warrant. Accordingly, the number of shares issuable upon exercise of the Class II warrant is a floating number. As a result, the lower the price of our common stock is at the time the holder exercises the warrant, the more shares of our common stock that such holder will receive. This right of the holder of the Class II warrant to receive more shares of our common stock at increasingly lower prices, may materially reduce the price of our common stock to the detriment of our other shareholders.

     THE EXERCISE OF OUR CLASS II WARRANT AND SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

     As the selling shareholder exercises the Class II warrant and then sells the common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock continues to decrease, the selling shareholder will be able to exercise its Class II warrant into a larger number of shares of our common stock. This may encourage short sales, which could place further downward pressure on the price of our common stock.

     THE EXERCISE OF OUR CLASS II WARRANTS MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS.

     The holder of our Class II warrant may exercise and sell the full amount of the shares of common stock issuable upon exercise. As additional shares of our common stock are sold, the price of our common stock may decrease and entitle the holder of the Class II warrant to receive a greater number of shares of our common stock upon exercise of the Class II warrant. As a result, more shares of our common stock will be available for sale by the selling shareholders, who may sell the full amount issuable upon exercise of the Class II warrant. Accordingly, the exercise of the Class II warrant by the selling shareholder may result in substantial dilution to the interests of the other holders of our common stock.

OUR STOCK PRICE IS VOLATILE.

     Our common stock's trading price could be subject to wide fluctuations in response to quarterly variations in operating results, or in response to our competitors' announcement of technological innovations or new products, and other events or factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have had a substantial effect on the market prices for many computer, Internet and emerging growth companies, which may be unrelated to the operating performance of the specific companies. General market price declines or market volatility in the future could adversely affect the price of our common stock, and thus, the current market price may not be indicative of future market prices.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE.

     The holders of our common stock are entitled to receive dividends when, and if, declared by our board of directors out of funds legally available for the payment of such dividends. To date, we have not paid any cash dividends on our common stock. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain any and all earnings for use in our business operations. Since we may be required to obtain additional financing, it is likely that the terms of such financing will impose restrictions on our ability to declare any dividends.

OUR SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus, in particular the "Risk Factors" section, discuss future expectations, contain projections of results of operation or financial condition or state other unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example: the success or failure of our management's efforts to implement our business strategy, our ability to raise sufficient capital to meet operating requirements, our ability to compete with major established companies, the effect of changing economic conditions, our ability to attract and retain quality employees, and other risks that may be described in future filings with the Commission. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS


     We will not receive any of the proceeds from the offer and sale of the shares by the selling shareholders. However, 786,085 of the shares offered by the selling shareholders are issuable upon the exercise of outstanding warrants at exercise prices ranging from $.001 to $15.52 per share. If these warrants were exercised in full, we would receive up to $3,210,530.26 in the aggregate.

     We have not allocated these proceeds for specific purposes. However, we intend to use the net proceeds, if any, to expand sales and marketing and for working capital and general corporate purposes.

     We may also use a portion of the net proceeds to acquire businesses, technologies, or products complementary to our business. We do not currently have any commitments or agreements for, and are not involved in any negotiations for, any such acquisition.

     The amount and timing of working capital expenditures may vary significantly depending upon numerous factors, including the progress and development of our web site, the costs involved in implementing and expanding our business model, competing technological and market developments, the development of marketing and sales capabilities, the cost and availability of third-party financing, and administrative and legal expenses.

     We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 12 months.

     Until used, we intend to invest the net proceeds, if any, in interest bearing, investment-grade securities. While the net proceeds are so invested, the interest earned by us on such proceeds will be limited by available market rates. We intend to invest and use such proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.

                              SELLING SHAREHOLDERS

     The common stock covered by this prospectus consists of 227,445 shares of our common stock, 240,975 shares of our common stock issuable upon exercise of Class I Warrants and 545,110 shares of our common stock issuable upon exercise of a Class II Warrant. The selling shareholders acquired 227,445 shares and the warrants in exchange for a cash investment given to us on January 26, 2000.

     The number of shares that may be actually sold by the selling shareholders will be determined by the selling shareholders. Because the selling shareholders may sell all, some or none of the shares of common stock that they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of our common stock that will be held by the selling shareholders upon termination of the offering.

     The following table sets forth information as of August 10, 2000 regarding the selling shareholders. The information presented is based on data furnished to us by the selling shareholders and assumes exercise prices for the warrants ranging from $.001 to $15.52 per share. The actual number of shares of our common stock issuable upon exercise of the warrants is subject to adjustment and could be materially less or more than the amount set forth in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future price of our common stock.

     Under the registration rights agreement, we are required to register for resale all of the shares issued to the selling shareholders in the private placement and the shares issuable to the selling shareholders upon full exercise of the Class I and the Class II warrants. If the Class II warrants were exercised in full at the exercise price of $13.19, only 454,890 shares would be issued and available for resale under this prospectus.

     Pursuant to the terms of the Regulation D Subscription Agreement, the Class I and Class II warrants are exercisable by the selling shareholders only to the extent that the number of shares thereby issuable, together with the number of shares of our common stock owned by such selling shareholders, would not exceed 4.9% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of our common stock set forth in the third and fourth columns in the table below for the selling shareholders exceeds the number of shares of our common stock that the selling shareholders beneficially own in accordance with Section 13(d) as of August 10, 2000. This 4.9% limit may not prevent any holder from exercising its warrants, because the holder can exercise warrants to purchase 4.9% of our outstanding common stock, then sell all of that stock to permit it to engage in further exercises. As a result, the 4.9% limit does not prevent the selling shareholders from selling more than 4.9% of our common stock.

     The percentages shown in the table are based upon 31,268,056 shares issued as of the date of this prospectus. The numbers shown in the column "Shares Being Offered" include additional shares that may be issuable to the selling shareholders upon exercise of the Class I warrants and Class II warrants.

     At our election, but subject to specific conditions, the Class I warrants and Class II warrant are not exercisable for shares if, upon exercise, the number of shares to be received would be more than 20% of the total number of common stock in issue.

     The selling shareholders have advised us that they are the beneficial owners of the shares being offered.

Name and address of selling      Number of shares   Percent of shares  Shares
shareholder                      beneficially       beneficially       being
                                 owned prior to     owned prior to     offered
                                 the offering       the offering
--------------------------------------------------------------------------------
Dunwoody Brokerage Services,Inc.(1)  13,530               *            13,530
1080 Holcomb Bridge Road
200 Roswell Summit, Suite 285
Roswell, GA 30076

PYR Management, LLC                 454,890             1.45%       1,000,000(2)
440 South LaSalle Street
Suite 700
Chicago, IL 60605
________________________
*Represents less than 1%
 (1) Dunwoody Brokerage Services, Inc. is beneficially owned and controlled by Robert L. Hopkins and Dwight Bronhum.

 (2) Includes 227,445 shares of our common stock issuable upon exercise of the Class I warrant and up to 545,110 shares of our common stock issuable upon exercise of the Class II warrant. The number of shares that will ultimately be issued upon exercise of the Class II warrant held by the selling shareholder depends upon the market price of our common stock. By their terms, the Class I warrant and the Class II warrant cannot be exercised at any time to the extent that exercise would result in the selling shareholder having beneficial ownership of more than 4.9% of the total number of shares of our common stock outstanding at the time of exercise.


PRIVATE PLACEMENT TO SELLING SHAREHOLDERS

     On January 26, 2000, PYR Management, LLC purchased from our company a total of 227,445 units, with each unit consisting of one share of our common stock and one Class I warrant. The purchase price was $13.19 per unit for a total purchase price of $3,000,000. Along with the units, we also issued to PYR Management, LLC a Class II warrant that entitles it to purchase an unlimited number of additional units at an exercise price of $.001 per unit upon the occurrence of certain events. As described below, the exercise price and the number of shares issuable under the warrants are subject to various adjustments.

     In return for its placement services and as part of the consideration, we also issued to Dunwoody Brokerage Services, Inc. a Class I Warrant to purchase 13,530 shares of our common stock.

THE CLASS I WARRANTS

     PYR Management, LLC received units that included a Class I warrant to purchase 227,445 shares of our common stock. The exercise price of the warrants was initially set at $13.19, which is 85% of the five-day average closing bid price for our shares of common stock prior to January 14, 2000.

     The warrants contain standard weighted average, anti-dilution provisions designed to protect the selling shareholders if we sell or are deemed to sell any shares or ordinary shares at below market price during the term of the warrants, which ends on January 26, 2005.

     Further, the exercise price of the Class I warrant is subject to resets at the dates shown below. The adjusted price is the closing bid price for the shares of our common stock in the five days preceding the adjustment date, if less than the original unit price or any preceding adjustment. The dates are:
     1. the effective date of the registration statement of which this prospectus is a part;
     2.   three months after the effective date of the registration statement;
     3.   nine months after the effective date of the registration statement; or
     4. at any time between January 26, 2000 and January 26, 2002 that we sell any equity security at a price less than the adjusted price then in effect.

The Class II Warrant

     The following table illustrates the number of shares issuable upon, the cashless exercise of the Class II warrants and the percentage ownership that each represents assuming:

   o the average bid price is 25%, 50%, 75% and 100% of the $13.19 price determined when the warrants were issued

   o the number of shares of our common stock outstanding is the number outstanding on January 31, 2000, which was 25,346,519

   Percent of Bid Price       Shares Issuable            Shares Underlying %
   --------------------       ---------------            -------------------
         25% ($3.30)              681,646                     2.69%
         50% ($6.60)              227,100                     0.90%
         75% ($9.89)               75,892                     0.30%
        100% ($13.19)                 0                          0%

     Limitations in the transaction agreements preclude the selling shareholders from achieving these levels of beneficial ownership. The restrictions on the levels of beneficial ownership in these documents do not, however, restrict the selling shareholders from exercising the Class I warrants or Class II warrants up to those limitations, selling shares to decrease their level of beneficial ownership, and exercising the warrants to receive additional shares. This could result in additional dilution to the holders of our common stock and a potential decrease to the price of our common stock.

     Under a registration rights agreement reached between us and the selling shareholders in connection with the private placement, we are obligated to register all the shares issued to the selling shareholders in the private placement and the shares issuable to the selling shareholders upon full exercise of the Class I warrants and the Class II warrant. However, the Regulation D Subscription Agreement contains the restriction that we may not issue, and the selling shareholders may not purchase, any of the warrants and any shares that would cause the selling shareholders to beneficially own more than 4.9% of the total shares of our common stock outstanding at the time of such issuance and purchase as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

REGULATION D SUBSCRIPTION AGREEMENT

     On January 26, 2000, we completed a private placement of 227,445 units and a Class II warrant to PYR Management, LLC ("PYR") for $3,000,000 pursuant to a Regulation D Subscription Agreement ("Agreement"). Each unit consisted of one share of our common stock and one Class I warrant to purchase one additional share of our common stock. The Class II warrant entitles PYR to purchase additional shares of our common stock at par value solely upon the occurrence of certain events. We agreed under a Registration Rights Agreement to file a registration statement to register the shares of our common stock, including the shares issuable upon exercise of the Class I warrant and Class II warrant, under the Securities Act of 1933 for resale by PYR. As part of the Agreement, we granted PYR an option to purchase up to $5,000,000 of additional units and a Class II warrant within five trading days after the effectiveness of the registration statement. The units were placed by Dunwoody Brokerage Services, Inc. who received as consideration for these services, a Class I warrant to purchase 13,530 shares of our common stock. We also agreed under a Registration Rights Agreement to register the shares of our common stock issuable upon exercise of the Class I Warrant for resale by Dunwoody Brokerage Services, Inc. The Agreement, the Registration Rights Agreement, the Class I warrant, the Class II warrant and other ancillary documents are, by this reference, incorporated herein. This transaction was disclosed in a Form 8-K filed with the Commission on February 4, 2000.

                              PLAN OF DISTRIBUTION

     The sale of the shares of our common stock offered by this prospectus may be made in the over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

        o A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
        o Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.
        o   Transactions directly with a market maker.
        o Ordinary brokerage transactions and transactions in which the broker solicits purchasers.
        o In privately negotiated transactions not involving a broker or dealer.

     Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices that may be changed, or at prices related to prevailing market prices.

     In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resale of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

     In connection with the distribution or sale of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling shareholders. After the effective date of the registration statement of which this prospectus is a part, the selling shareholders may also sell shares short and deliver the shares registered hereunder to close out such short positions. The selling shareholders may also enter into option, swap, derivatives or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. In addition, from time to time, the selling shareholders may pledge their shares pursuant to the margin provisions of their customer agreements with their broker-dealer. Upon delivery of the shares or a default by the selling shareholders, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

     To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with. If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration rights agreement in connection with the private placement of our common stock, the warrants which required us to register the underlying shares of our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling shareholders and our company and each party's respective directors, officers and controlling persons against liability in connection with the offer and sale of our common stock, including liabilities under the Securities Act of 1933, and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify and hold harmless the selling shareholders from liability under the Securities Act of 1933.

     The rules and regulations in Regulation M under the Securities Exchange Act of 1934, provide that during the period that any person is engaged in the distribution, as so defined in Regulation M of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.

     We will bear all expenses of the offering of our common stock, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.

                                LEGAL PROCEEDINGS

         We are a party to the following legal proceedings:


        o Comerica Bank of California ("Comerica") vs. Enova Holdings, Inc. et al., Superior Court of California, County of Los Angeles, California Case No. BC 221594, January 4, 2000. This litigation concerns our Company's alleged obligation as a guarantor of Pego Systems, Inc.'s ("Pego") obligation on a promissory note that is asserted to be in non-financial default. The plaintiff in that matter may be the subject of a cross-complaint by our Company, which will depend on the evidence disclosed in documents we have requested be produced. The complaint alleges that we executed a guarantee of an obligation of Pego of approximately $925,000, which obligation went into non-financial default. Pego expects to be able to settle with the plaintiff and such settlement will eliminate our liability. The prospects for the success of these settlement negotiations, as well as the approximate range or amount of any potential loss by us, are uncertain at this time.

        o Charles E. Hogue ("Hogue") vs. The Hartcourt Companies, Inc., Circuit Court of the Ninth Judicial Circuit, Orange County, Florida Case No. CIO-2190, April 8, 2000. This litigation concerns a claim filed against us by Hogue in connection with an alleged breach of contract for fees due to Hogue for introductory services. The fee was set as a percentage of the transaction contemplated and a check of $40,500 for payment in full thereof was tendered to Hogue that he refused, claiming sums in excess of those agreed to. Our legal counsel has interposed a motion to dismiss the suit which is pending before the court and we are confident that we will be successful in the disposition of this matter.

     We are also party to various claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings relate to contractual rights and obligations and employment matters. While we cannot assure you that any adverse determination of any such matters would not have a material adverse effect on our business and results of operations, we do not believe, based on information known to us, that the final resolution of any of these matters will have a material adverse effect upon our consolidated financial position and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of August 10, 2000:

NAME                   AGE    POSITION                           DATES ELECTED
----                   ---    --------                           -------------
Dr. Alan V. Phan       55     Chairman of the Board, President   November 1993
                              and Chief Executive Officer

Frederic Cohn          60     Director, Vice President           December 1999
                              and Secretary

Manu Ohri (1)          45     Director, Executive Vice President December 1999
                              Finance and Chief Financial Officer

Kenneth Silva (1)      73     Director                           December 1999

Hans J. Kloepfer (1)   50     Director                           December 1999
______________
(1)      Member of our audit committee

     Our board of directors currently consists of five members. Each director is elected for a period of one year at our annual meeting of shareholders and serves until the next annual meeting or until his or her successor has been duly elected and qualified.

     Our board of directors elects executive officers on an annual basis. Each executive officer serves at the will of our board of directors and until his or her successor has been duly appointed and qualified. There are no family relationships between or among any of our directors or executive officers.

     Dr. Alan V. Phan is the founder of our Company and was appointed Chairman, President and Chief Executive Officer in November 1993. He is also the founder of Hartcourt Investments and Hartcourt Pen. From 1986 to 1993, Dr. Phan was the owner of Hartcourt Consulting, an engineering, equipment and technology exporter to Asia and South America. From 1981 to 1986, Dr. Phan served as Executive Vice President of EM Kay Group, which is an international aircraft leasing company, as well as owner of Village Bank of New Jersey and Magic Marker Industries. Dr. Phan received his B.Sc. in Environmental Engineering from Pennsylvania State University, and his M.S. and Ph.D. from Sussex College of Technology in England.

     Frederic Cohn was appointed our Vice President, Secretary and Director in December 1999. Mr. Cohn has over 30 years of experience in business management. During the last five years, Mr. Cohn was a successful entrepreneur owning and operating medium-sized companies in the fields of transportation, entertainment, manufacturing and distribution. He is currently a director of Enova Holdings, Inc. Mr. Cohn obtained his law degree from New York School of Law and a Bachelors degree in Accounting from Wilkes University.

     Mr. Manu Ohri was appointed our Executive Vice President-Finance, Chief Financial Officer and Director in December 1999. Mr. Ohri has over 19 years of business management and operations experience in public and private companies.From June 1999 to November 1999, Mr. Ohri served as President, Chief Executive Officer and Director of our affiliate, Enova Holdings, Inc., an industrial air and gas equipment manufacturer. From January 1997 to March 1999, he served as Chief Operating Officer and Chief Financial Officer of Dynamic Cooking Systems, Inc., a privately held manufacturing company. From September 1989 to December 1996, Mr. Ohri served as Chief Financial Officer of Startel Corporation, a Nasdaq-listed software development company. He is a Certified Public Accountant with over six years experience with Deloitte & Touche, LLP and Price-Waterhouse Coopers, LLP. Mr. Ohri earned his M.B.A. from the University of Detroit and obtained a Bachelors degree in Accounting from the University of Delhi in India.

     Kenneth Silva was appointed to our board in December 1999. Since his retirement in 1996, Mr. Silva has been associated with our Company in various capacities. Prior to his retirement, he worked in the banking industry for almost 40 years, including 22 years at Wells Fargo Bank where he last served as Vice President of Business Development. In addition, Mr. Silva has served as Controller for Intercell Industries, a large construction firm in Los Angeles. Mr. Silva received his B.A. in accounting and banking from Armstrong College and attended graduate courses at the American Institute of Banking.

     Hans J. Kloepfer was appointed to our board in December 1999. Mr. Kloepfer currently serves as president of Pego Systems, Inc., a distributor of air and gas handling equipment. From July 1999 to February 2000, he served as Vice President, Sales and Marketing for Pego Systems, Inc. From January 1997 to March 1999, Mr. Kloepfer was a partner in Strategic Sports Marketing Group, a company engaged in the development, sales and implementation of a media based turnkey marketing system. From July 1986 to December 1996, he served as Regional Manager for Sullair Corporation, a division of Sundstrand Corporation, a manufacturer of industrial and portable air compressors. Mr. Kloepfer graduated from California State University-Fullerton with a Bachelors Degree in Business Administration and Economics.

BOARD COMMITTEES

     Our board of directors has an audit committee. The audit committee of our board of directors reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by our independent auditors, and our compliance with legal matters that have a significant impact on our financial reports. Our audit committee is comprised of one inside director, Manu Ohri, and two outside directors, Kenneth Silva and Hans Kloepfer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 10, 2000, certain information as to shares of our voting stock owned by (i) each person known to beneficially own more than five percent of our outstanding voting stock, (ii) each director, including nominees for director, and each executive officer of our Company, and
(iii) all executive officers and directors of our Company as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him or her. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our Company's principal executive offices located at 9800 Sepulveda Blvd., Suite 818, Los Angeles, California 90045.
                                               SHARES OF            PERCENTAGE
                                              VOTING STOCK           OF CLASS
NAME (AND ADDRESS) OF                         BENEFICIALLY         BENEFICIALLY
BENEFICIAL OWNER(1)        TITLE OF CLASS      OWNED(2)(3)            OWNED
---------------------      --------------     -------------        ------------
Dr. Alan V. Phan(4)        Common                 5,109,308              16.34%
                           Original Preferred         1,000             100.00%
Frederic Cohn (5)          Common                   104,905                   *
Manu Ohri                  Common                     2,833                   *
Kenneth Silva              Common                         0                   *
Hans J. Kloepfer           Common                         0                   *
Financial Telecom Limited  Common                 1,754,552               5.63%
Thomas Kwok                Common                 2,000,000               6.42%
All executive officers     Common                 5,217,046              16.68%
 and directors as a
 group (5 persons).........Original Preferred         1,000             100.00%
_____________________
   *  Less than one percent (1%) of the outstanding shares of our common stock.

   (1) Mr. Silva's address is 4764 Candleberry Avenue, Seal Beach, California 90740; Mr. Kloepfer's address is 1196 E. Willow Street, Long Beach, California 90806; Financial Telecom Limited's address is The Center, Suite 2705, 99 Queen's Road Central, Hong Kong; and Thomas Kwok's address is 3065 Central Plaza 18 Harbour, Wanchai, Hong Kong.
   (2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission, shares of our common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.
   (3) Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable and the information contained in the footnotes to this table.
   (4) Includes 1,000,000 shares of our common stock issuable upon conversion of our original preferred stock and 300,000 shares of our common stock underlying options exercisable by Dr. Phan at or within 60 days after the date hereof.
   (5) Includes 100,000 shares of our common stock underlying options exercisable by Mr. Cohn at or within 60 days after the date hereof.

                             DESCRIPTION OF SECURITIES

     The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation and bylaws and by the provisions of applicable law. Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, 1,000 shares of preferred stock, $0.01 par value per share designated as Original Preferred Stock and 10,000,000 shares of preferred stock, $0.01 par value per share designated as Class A Preferred Stock.

COMMON STOCK

     As of August 10, 2000, there were 31,268,056 shares of our common stock outstanding and held by approximately 10,247 holders of record. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of our common stock are entitled to receive ratably dividends as may be declared by our board out of funds legally available therefore. In the event of the liquidation, dissolution or winding up of our Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

ORIGINAL PREFERRED STOCK

     As of August 10, 2000, there were 1,000 shares of our Original Preferred Stock outstanding and held by one holder of record, Dr. Alan V. Phan. Holders of our Original Preferred Stock are entitled to one vote on all matters they are entitled to vote on under the law. Until December 31, 2010, holders of our Original Preferred Stock are also entitled to elect a number of directors to our board equal to three-fifths of the authorized number of members. The holders of our Original Preferred Stock are not entitled to receive any dividends. Holders of shares of our Original Preferred Stock also have the right to convert each share of such stock into 1,000 shares of our common stock at any time. All outstanding shares of our Original Preferred Stock are fully paid and non-assessable.

CLASS A PREFERRED STOCK

     Our board of directors has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of our Class A preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of Class A preferred stock without any further vote or action by shareholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of Class A preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

THE 1995 STOCK OPTION PLAN

     Our board has adopted the 1995 Stock Option Plan, pursuant to which options to purchase shares of our common stock can be granted to officers, outside directors and employees, and to consultants, vendors, customers and others expected to provide significant services to us. The maximum number of shares of our common stock that may initially be delivered pursuant to awards granted under the 1995 Stock Option Plan shall not exceed 2,000,000 shares of our common stock. If any options granted under the 1995 Stock Options Plan expire or terminate, the shares subject to any unexercised portion of that option will again become available for issuance of further options under the 1995 Stock Option Plan. Options may be granted under the 1995 Stock Option Plan that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 or, alternatively, as stock options which will not so qualify.

     The 1995 Stock Option Plan will terminate ten years from the date of its adoption, and no more options may be granted under the 1995 Stock Option Plan once it has been terminated. Our board or a committee designated by our board is empowered to determine the terms and conditions of each option granted under our 1995 Stock Option Plan. However, the exercise price of an incentive stock option cannot be less than the fair market value of our common stock on the date of grant (110% if granted to an employee who owns ten percent or more of our common stock), and the exercise price of a non-statutory option cannot be less than 85% of the fair market value of our common stock on the date of grant. No option can have a term in excess of ten years (five years if granted to an employee owning ten percent or more of our common stock), and no incentive stock option can be granted to anyone other than a full-time employee of our Company. As of the date hereof, options to purchase 450,000 shares of our common stock have been granted under the 1995 Stock Option Plan.

WARRANTS

     As of August 10, 2000, the following warrants to purchase our common stock were outstanding: (i) warrants to purchase an aggregate of 20,000 shares of our common stock at an exercise price equal to $1.11 per share, which expire on October 31, 2000; (ii) warrants to purchase an aggregate of 150,000 shares of our common stock at an exercise price equal to $1.50 per share, which expire on July 12, 2000; (iii) warrant to purchase 100,000 shares of our common stock at an exercise price equal to $4.00 per share, which expires on December 12, 2000;
(iv) warrant to purchase 200,000 shares of our common stock at an exercise price equal to $1.25 per share, which expires on July 7, 2000, (v) warrant to purchase 13,530 shares of our common stock at an exercise price equal to $15.52 per share, which expires on January 25, 2004; and (vi) warrant to purchase 227,445 shares of our common stock at an exercise price of $13.19 per share, which expires on January 26, 2005.

OVER-THE-COUNTER MARKET

     Our common stock is currently listed on the OTC Bulletin Board. We intend to list our common stock on the NASDAQ National Market, and believe that we will be able to satisfy and maintain its current and proposed entry standards.

     If we are unable to satisfy the requirements for listing on the NASDAQ National Market, trading, if any, of our shares, will continue to be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, our shares may be subject to Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers, "accredited investors" or institutional accredited investors. Accredited investors are generally defined to include individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to consummating the sale. Consequently, the rule may affect the ability of the broker-dealers to sell our shares and affect the ability of holders to sell our shares in the secondary market.

ANTI-TAKEOVER CHARTER PROVISIONS

     Our articles of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the rights, preferences and privileges of these shares of preferred stock without any further vote or action by our shareholders. This provision could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock, or delay, prevent or deter a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, a proxy contest or other change in our management.

TRANSFER AGENT

     The transfer agent for our shares of common stock is Signature Stock Transfer, 14675 Midway Road, Suite 221, Dallas, Texas 75244 and their telephone number is (972) 788-4193.

                   INTEREST OF NAMED EXPERTS AND COUNSEL

      None.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Our Bylaws provide the following:

                                  "ARTICLE VII
                                 INDEMNIFICATION

     Section 1. Indemnification. No officer or director shall be personally
     --------------------------
liable for any obligations of the corporation or for any duties or obligations arising out of any acts or conduct of said officer or director performed on behalf of the corporation. The corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the corporation from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of his having heretofore or hereafter been a director or officer of the corporation or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and all other expenses reasonably incurred by him in connection with any such claim or liability, including the power to defend such person from all suits or claims as provided for under the provisions of the Utah Business Corporation Act; provided however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The corporation, its directors, officers, consultants and agents shall be fully protected in taking any action or making any payment, or in refusing to do so in reliance upon the advice of counsel.

     Section 2. Other Indemnification. The indemnification herein provided shall
     --------------------------------
not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such person.

     Section 3. Insurance. The corporation may purchase and maintain insurance
     --------------------
on behalf of any person who is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provisions of this section.

     Section 4. Settlement by Corporation. The right of any person to be
     ------------------------------------
indemnified shall be subject to the right of the corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith."

                                    BUSINESS

                                    OVERVIEW
OUR COMPANY

     The Hartcourt Companies, Inc. ("Hartcourt," the "Company," "we" or "our") was incorporated in Utah in September 1983 as Stardust, Inc. We changed our corporate name in November 1994 to Hartcourt Investments (USA), Inc. and in March 1995 to The Hartcourt Companies, Inc. In November 1994, pursuant to an Agreement and Plan of Reorganization, we acquired all of the outstanding shares of Hartcourt Investments, a Nevada corporation in exchange for 6,110,337 shares of our common stock. In December 1994, pursuant to an Agreement and Plan of Reorganization, we acquired all of the outstanding shares of Hartcourt Pen, a Nevada corporation in exchange for 38,625 shares of our common stock.

     Historically we have operated as a designer, manufacturer and seller of writing instruments. We commenced limited business activities involving the design, manufacture and sale of writing instruments in December 1994. Through January 1999, our operations relating to writing instruments involved the assembly and distribution of writing instruments. In January 1999, we discontinued our operations relating to writing instruments and disposed of all of our pen related assets in the United States.

     On October 4, 1999, we consummated a stock purchase agreement with Financial Telecom Limited, a Hong Kong corporation, to purchase 4,964,990 shares of its common stock, representing 58.53% of the total common stock outstanding. The purchase price of $3,000,000 was paid in the form of $801,860 cash, a note in the principal amount of $797,140 and the issuance of 1,500,000 shares of our common stock. As a result of a post closing adjustment, the purchase price was revised to $3,277,412, which difference was paid in the form of a note in the aggregate principal amount of $138,706 and we issued an additional 148,512 shares of our common stock. On January 18, 2000, we issued an additional 254,552 shares of our common stock to Financial Telecom Limited in settlement of the post closing adjustment.

     Financial Telecom Limited was incorporated in 1983 as a financial data bank providing real-time stock quotes and financial information to institutional and retail investors on Hong Kong listed companies, as well as information on other international stock exchanges in the United States and Europe. Financial Telecom Limited is also acting as the marketing agent in Hong Kong for Standard & Poor's Comstock, a division of McGraw Hill. Financial Telecom Limited was the first company in Hong Kong to transmit real-time financial services via a wireless system network for dissemination of data. Investors were no longer restricted to fixed line terminals and could use a wireless network, such as a financial pager, to access real-time financial information. At present, Financial Telecom Limited maintains a financial portal featuring stock trading, real-time quotes and company data banks for investors in China and Hong Kong. These investors include major investment houses, banks, securities firms and mutual fund houses.

     On June 20, 1999, we also entered into an agreement with Beijing UAC Stock Trading Online Co., Ltd. (UAC Trading") to form a joint venture company under the laws of China. The name of the joint venture company is Beijing UAC Stock Exchange Online Co. Ltd. ("UAC"). Under the terms of the agreement, in exchange for a 35% interest in UAC, we agreed to invest $1,000,000 in the joint venture, make a cash payment of $1,700,000 to the owners of UAC Trading and issue 1,000,000 shares of our common stock to UAC, of which 200,000 will be issued to

UAC Trading. On August 9, 1999, we agreed to convert 200,000 common shares to be transferred to UAC into an option to purchase an additional 15% interest in UAC from UAC Trading. UAC operates the first and currently only nationwide online securities trading network in China, UAC 162 Network, connecting investors with their stock brokerage offices via China Pac. China Pac is the nationwide packet switched network in China owned by China Telecom. UAC 162 Network consists of proprietary server software and user interface, servers, gateways and other communication hardware. Through a personal computer, investors can dial a local number from anywhere in China to trade stocks online. Once connected to the network, users can check real time stock quotes, trade stocks and other securities and access news bulletins and other related information. UAC intends to use our cash investment to complete the testing and installation of its systems into all 98 offices of Hua Xia Securities, the second largest brokerage firm in China. In May 1999, our joint venture partner, UAC Trading was granted a license by the Chinese government and signed a contract with China Telecom to start building the network.

     We are currently participating in Internet joint ventures in Asia which are facilitating the expansion of the first commercial e-trade financial network and Internet service provider in the People's Republic of China. Our goal is to create the premiere financial portal in the Chinese market by building a network of Internet companies in partnership with young Chinese entrepreneurs, as well as government owned entities. Through the combined services of Beijing-based UAC and Hong Kong-based Financial Telecom Limited, we intend to create a financial portal on the Chinese Internet with a comprehensive website and supporting utilities that will be capable of executing securities transactions on-line in a timely and efficient manner while providing real-time quotes, research, charts and other information regarding stocks, bonds and currencies in China and other Asian markets.

     Sino Bull.com Inc. ("Sino Bull"), a related entity, is an investment holding company incorporated in the British Virgin Island on November 3, 1999. We are currently in the process of restructuring our Company pursuant to which we will exchange our interests in Financial Telecom Limited and UAC for a certain interest in Sino Bull.

     Currently, our primary objective is to acquire established operating companies with histories of growth and profitability, in order to diversify and create a multi-dimensional Internet service related company. Our aim is to provide premium-quality financial information technology services in Greater China, to businesses and investors. We are committed to providing:

        o Advanced network service and information technology to investors and financial institutions to facilitate and enable investment activities;
        o A content-rich financial portal on the Internet to facilitate the flow and exchange of financial information;
        o Timely and relevant financial information including stock quotes, financial news and analysis for market participants to assist them in formulating appropriate investment strategy;
        o An efficient electronic platform for the market participants to execute their investment strategies; and
        o Convenient communication channels for market participants to monitor their investment activities.

RECENT EVENTS

         We cannot give you any assurance that the Term Sheet and Heads of Agreement discussed below will result in actual agreements or that the terms of the agreements will not be significantly changed or that we will successfully obtain any of the financing needed to consummate the agreements.

         Our partners in the joint ventures discussed below are expecting our Company to provide two key elements in these joint ventures: Internet technology and investment capital. Our management, which has recently hired individuals with experience and expertise in relevant industry sectors, intends to provide Internet technology by merging with or acquiring companies already active in these businesses. On the financial side, our plan is to raise funds necessary to carry out the plans of our venture partners by selling shares of our common stock to selected investors/partners and bringing in partners whose contributions to each joint venture will include the necessary cash contributions. If we are not able to raise the necessary funds indicated in the agreements, the agreements will need to be modified or cancelled.

         BEIJING INNOSTAR HI-TECH ENTERPRISES, LTD. ("INNOSTAR") - On October 20, 1999, we signed a Joint Venture Agreement with Innostar to establish a wireless nationwide Internet service provider network and IP phone services in China via a Chinese satellite. The total amount of investment in the joint venture company will be $24 million of which $14 million will be contributed by Innostar for a 65% ownership interest and $10 million by our Company for a 35% ownership interest. The profits and losses of the joint venture company will be distributed in accordance with these ownership interest ratios. The duration of the Joint Venture Agreement is 15 years. The date of official establishment of the joint venture company shall be the date the business license is issued. As of August 10, 2000, we are waiting for the approval and grant of the business license. We will need to raise the funds needed to complete this transaction.

         The following three transactions have been entered into by Sino Bull, not Hartcourt. As of August 10, 2000 Hartcourt has no financial interest in these Companies.

         BEIJING SHANGDI NET TECHNOLOGIES CENTER CO., LTD. ("SHANGDI") - On December 18, 1999, Sino Bull signed a Term Sheet Agreement with Shangdi to form a new corporation in Beijing. Sino Bull shall have 40% interest and Shangdi shall have 60% interest in the new corporation. On April 12, 2000, Sino Bull signed a Term Sheet Agreement with Shangdi revising the terms of the Term Sheet Agreement signed on December 18, 1999. The terms of the revised agreement required Sino Bull to pay Shangdi $670,000 as consideration for all tangible and intangible assets relating to Shangdi's computer network information services excluding cash and debt and 33.84% shares of Hua Xia Information Company Limited; invest $1,000,000 in a newly formed company Sinobull Network Inc., a corporation registered in Beijing, to be used for working capital; issue 140,000 shares of our restricted common stock to Shangdi and 60,000 shares of our restricted common shares to Sinobull Network, Inc. In exchange, Shangdi agreed to transfer without any pledge and debt, all tangible and intangible assets relating to its computer network information services to Sinobull Network, Inc.; transfer to our Company a 40% ownership interest in Tian Di Hu Lian Technologies, Ltd, a BVI corporation, a holding company holding the shares of Shangdi. After the above transfers, Shangdi will own 18% of the total shares of Sino Bull. As of August 10, 2000, Sino Bull has paid cash consideration of $1,000,000 towards the purchase of Shangdi, which we advanced to Sino Bull. The above transactions have not been consummated as of August 10, 2000.

         STREAMINGASIA.COM LTD. ("STREAMINGASIA") - On April 14, 2000, we announced that Sino Bull signed a Subscription and Shareholders' Agreement ("Agreement") relating to StreamingAsia, whereby Sino Bull agreed to subscribe for all of the issued and outstanding fully paid shares of StreamingAsia for HK$7,000,000 (approximately US$897,500). The terms of payment included HK$500,000 (approximately US$64,100) payable in the form of a cashier's check upon execution of the Agreement; at the option of Sino Bull, HK$1,500,000 (approximately US$192,300) payable in cash or the equivalent in such number of shares of our common stock within 14 days after execution of the Agreement; HK$500,000 (approximately US$64,100) payable in cash within 30 days from the date of the Agreement; HK$1,000,000 (approximately US$128,200) payable in cash within 60 days from the date of the Agreement; HK$1,000,000 (approximately US$128,200) payable in cash within 90 days of the date of the Agreement; and HK$2,500,000 (approximately US$320,600) within 120 days from the date of the Agreement. Sino Bull will appoint two members to the Board of Directors of StreamingAsia, which shall consist of four directors. As of August 10, 2000, Sino Bull has completed the acquisition of StreamingAsia and paid the cash consideration of $897,500, which we advanced to Sino Bull.

         SHANGHAI GUO MAO SCIENCE & TECHNOLOGY CO. LTD. ("GUO MAO") - On December 1, 1999, Sino Bull signed a Term Sheet Agreement with Guo Mao whereby Guo Mao agreed to issue new shares for a total consideration of $1,000,000, which will represent 50% of the expanded capital of Guo Mao. Sino Bull agreed to subscribe for all the new shares issued by Guo Mao. On May 16, 2000, Sino Bull and Hopeful Internet Technologies Limited ("Hopeful") entered into an Agreement whereby Hopeful, an investment holding company incorporated in the British Virgin Islands, will acquire through its wholly-owned subsidiary Shanghai Sinobull Financial Information Company Limited, all of the operating assets and business of Guo Mao. To finance this acquisition, Hopeful will issue new shares to Sino Bull equal to 40% of the expanded capital of Hopeful for a total consideration of $1,000,000. The terms of payment by Sino Bull for the purchase of new shares will be: $200,000 in cash upon signing of the agreement; $150,000 in cash within 30 days of signing of the agreement; $150,000 in cash within 60 days of signing of the agreement; and $500,000 within 30 days after signing of the agreement in shares of our common stock based on the average closing price in the last seven trading days before payment, or in shares of Sino Bull based upon the valuation to be agreed on by the parties. Sino Bull will appoint up to five directors to the board of Guo Mao, which shall consist of not more than ten directors. The transactions are expected to close by August 31, 2000.

         SWARTZ PRIVATE EQUITY, LLC ("SWARTZ") - Swartz is an investment entity focused on equity investments in Internet and other high technology companies. On November 3, 1999, we executed an Investment Agreement with Swartz. Swartz agreed to purchase from our Company shares of our common stock, from time to time following the date that the registration statement registering our shares of common stock has been declared effective, as part of an offering of our common stock to Swartz, for a maximum aggregate offering amount of $25,000,000. There are monthly limitations as to the number of Hartcourt shares that can be purchased by Swartz. This funding will be used to satisfy our working capital requirements for the year 2000 and to complete acquisitions of Internet related operations. On January 5, 2000, our Company and Swartz agreed to increase the equity line funding to $35,000,000 due to the planned acquisitions of Internet operations in China.

         eMPACT SOLUTIONS, INC. ("eMPACT") - On February 9, 2000, we entered into a Stock Purchase Agreement Term Sheet to purchase 30% of the authorized and outstanding shares of eMPACT's new shares of common stock. The purchase price
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agreed to was $2,000,000, one-half payable in cash at the date of closing, and the remainder in cash within 90 days of closing. In the event that eMPACT fails to meet the revenue projections for the fiscal year 2000, we would receive an additional one percent of the shares of eMPACT for every percent that revenue does not meet the projections up to a maximum of an additional 20%. On April 10, 2000, we paid $300,000 as an advance towards the purchase price of eMPACT shares. We are currently negotiating to finalize the transaction and raise the necessary proceeds to complete the acquisition.

         SHENZHEN CHINA CABLE INTEGRATED NETWORK CO. LTD. ("SCIC") - On February 25, 2000, we signed a Letter of Intent with Shenzhen Sinlan Investment Co., Ltd. to jointly invest in SCIC. No terms have been reached, and a definitive agreement to form a joint venture company is currently being delayed pending the implementation of the WTO (World Trade Organization) agreement. SCIC operates an exclusive television and cable network in the capital city of Chengdu. SCIC is planning an expansion program to add subscribers and to modernize the existing system and make it a showcase cable system with interconnecting data transmission via a network of satellite and cable transmission.

         HEADS OF AGREEMENT: On April 8, 2000, we entered into Heads of Agreement ("Agreement") with DF Ltd., Loughborough Ltd., and Express Internet Investment Ltd. (collectively, "the Management") and a fourth investor to form a joint venture company to secure under the laws of China and to commercially exploit the Publication Rights of the Internet and to produce the content of the website. We are currently having discussions with three possible investors and are trying to recruit one of these investors to be the fourth investor. The Agreement does not require the fourth investor and there are no guarantees that we will be successful in recruiting the fourth investor. Per the terms of the Agreement, both our Company and the fourth investor's obligation are to invest US$2,000,000 each, in the joint venture company for a 25% ownership interest and share the responsibility for funding, finance and technological support.
The obligation to provide funding for working capital for the joint venture company is subject to the condition precedent that the joint venture company enter into an agreement with the relevant parties in China for the commercial exploitation of the Publication Rights on the Internet and the website. Each of the investors shall, within 14 days of entering into such agreement with the joint venture company pay a sum of US$1,000,000, and within three (3) months thereafter pay another sum of US$1,000,000. Production of the website shall commence upon the payment in full of the initial investment by the investors to the joint venture company. The joint venture company is currently negotiating agreements with the relevant parties in China and has not yet been granted approval for the commercial exploitation of the Publication Rights on the Internet and the website. Therefore, as of August 10, 2000, we have no payment obligations under this Agreement.

         FEE AGREEMENT FOR INTRODUCTION SERVICES: On April 19, 2000, we entered into a Fee Agreement for Introduction Services ("Agreement") with Tang Wai Leong and Thomas Kwok, (collectively referred to as "Introducers"). Under the Agreement the Introducers will use their best efforts to search for, identify and make known to our Company Internet-related business and opportunities. In addition, Introducers will seek out sources of funding and search for suitable candidates for employment by our Company in our Chinese operations. As consideration for their time and expense in identifying acquisition opportunities, we will grant to Introducers options to purchase up to 2,500,000 shares of our common stock at a price of Five Dollars and Fifty Cents
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
per share. The option is non-transferable and will expire unless exercised on or before the third anniversary of the date of Agreement.

         The Introducers have introduced us to a potential acquisition opportunity and we signed the necessary documents to consummate the purchase of an entity (Shenzhen Rayes Group Limited) on April 27, 2000. The Introducers have subsequently exercised their option to acquire 2,500,000 shares of Hartcourt common stock.

         SHENZHEN RAYES GROUP LIMITED ("SHENZHEN"): On April 27, 2000, we signed a Stock Purchase Agreement Term Sheet with Shenzhen to form a new entity of which we would own 51% of the outstanding shares of the capital stock and Shenzhen would own the remaining 49% of the outstanding shares. Shenzhen would contribute and the new entity would own a 51% interest in the Shenzhen operating company. The transaction is to close no later than 45 days following the execution of the definitive agreement at which time all due diligence will be complete, including evaluation of the third party and the operating company by an investment banker, a legal opinion of counsel as to the acceptability of the proposed structure of the new entity and financial reviews. The purchase price shall be not less than US$50,000,000 in cash and shall not exceed US$76,000,000 (including US$50,000,000 in cash together with marketable shares of up to US$26,000,000 in value). The terms of the agreement required: a) that we deposit $10,000,000 in an escrow account no later than April 28, 2000 upon complete execution of the agreement; b) upon completion of all of our due diligence, including evaluation by an investment banker and confirmation by legal counsel as to acceptable structure, were to deposit such additional funds as required in conformity with the value established by an investment banker. On April 28, 2000, we entered into an agreement with another third party who opened the escrow with a letter of credit and deposited $10,000,000 on our behalf. As of August 10, 2000, the term of the escrow had expired and the parties mutually agreed to extend the term of the agreement to complete the due diligence by October 31, 2000. We are currently performing due diligence and plan to complete the transaction. However, the terms of the agreement, including the amounts involved, may be significantly modified and the funding requirements have yet to be arranged.

         SINO BULL.COM INC. ("SINO BULL") - On May 1, 2000, our Company and Sino Bull entered into an Exchange Agreement and agreed to exchange shares of interests we have in certain related businesses for Sino Bull common stock. The terms of Agreement required Sino Bull to exchange 48% of its common stock for all of our ownership interests in the following companies: a) 58.53% of Financial Telecom Limited; b) 50% of Beijing UAC Stock Exchange Online Co Ltd.;
c) 40% of Shangdi; d) 50% of StreamingAsia; and e) 50% of GuoMao. Under the Agreement we are to appoint six members of an 11-member Board and Sino Bull will appoint five members. As a result of this restructure, Sino Bull will become an investment holding company and an affiliate of our Company. We are currently reviewing the structure of operations of Sino Bull under the laws of China and Hong Kong and propose to finalize the structure by the end of September 2000.

         KOFFMAN SECURITIES LIMITED ("KOFFMAN"): On June 12, 2000, we entered into a Stock Purchase Agreement Term Sheet with Koffman, a securities brokerage firm, to purchase 30% of the expanded capital stock of Koffman for HK$22,285,000 (approximately US$2,857,050). The transaction shall close no later than 60 days following the execution of the definitive agreement during which time all due diligence shall have been completed, which shall include, but not be limited to,
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

an evaluation of Koffman by the auditors, appraisers and legal counsel appointed by our Company for this purpose and a legal opinion of our counsel as to the acceptability of the proposed structure of our acquisition of 30% of Koffman, financial reviews, and other usual and customary due diligence. The purchase price shall be payable as follows: 25% of the purchase price shall be payable upon execution of the definitive agreement and upon completion of all of our due diligence, and 75% of the purchase price shall be payable in three successive equal monthly installments. We agreed that the net asset value of Koffman of approximately HK$52 million (approximately US$6,666,667) as at March 31, 2000 was to be the benchmark. The consideration to be paid for Koffman is subject to adjustment after the result of an independent audit by the auditors and appraisal of the net asset value of Koffman within the time set forth above with the adjusted net asset value of Koffman not being greater than HK$52 million. We are currently performing our due diligence review and we have mutually agreed to extend the due diligence review of our Company and plan to close the transaction by September 30, 2000.

         SHANGHAI WIND INFORMATION COMPANY, LIMITED ("WIND"): On June 23, 2000, we signed a Stock Purchase Agreement Term Sheet with Wind, a financial data service company, to purchase 40% of the expanded capital stock of Wind, excluding its insurance operations, for $4,000,000. The purchase price shall be payable as follows: $500,000 in cash to be used for Wind business expansion upon completion of all our due diligence no later than August 25, 2000; $1,500,000 in cash payable within 15 days of obtaining approval of the Stock Purchase Agreement by the relevant government authorities; and the remaining $2,000,000 payable in shares of our common stock which shall be valued at the bid price on the date of closing, such date to be determined by Wind after the execution of the agreement. It was further mutually agreed that six months after the date of closing, Wind shall have the option to exchange one-half of the our common stock that it received for cash of $1,000,000 based on the same valuation of the shares as was used on the date of closing. We are currently performing our due diligence review on the operations of Wind and have not made any payments as of August 10, 2000.


FINANCIAL PORTALS

     Through our subsidiaries, UAC and Financial Telecom Limited, our Company currently operates two financial portals under the domain names of www.sinobull.com.cn and www.sinobull.com, which focus on the People's Republic of China and Hong Kong, respectively. Hartcourt, UAC and Financial Telecom Limited are collectively referred to as "our Company."

     Our portals offer users timely and relevant financial content, online features and online trading services, which can attract a wide base of users and online advertisers, and in turn help our Company develop our e-commerce services. In order to cater to the varied needs of users in China and Hong Kong and also because of the different rate of development, the financial content, online features and advertising services provided on our portals may vary.

FINANCIAL CONTENT SERVICES

     The financial content services offered on our portals are generally organized into channels. Channels are standard features that provide our users with an efficient and easy way to explore and utilize the content on our portals


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through a series of guides and directories. Unless otherwise stated, the following financial content services are currently offered on our portals free of charge.

        o Real-time stock quotes. Our portals currently offer real-time stock quotes for companies listed on the Shanghai Stock Exchange, the Shenzhen Stock Exchange, the Taiwan Stock Exchange and the Hong Kong Stock Exchange;
        o Real-time quotes for indexes. Our portals currently offer real-time quotes for indexes which include the Dow Jones Industrial, the NASDAQ Composite Index, the Nikkei, FTSC (Frankfurt), Straits Times Index (Singapore), Hang Seng (Hong Kong), Toronto Stock Exchange (Canada), DAX index (Germany), CAC index (Paris), Financial Times 100 (United Kingdom) and Thailand SET (Thailand);
        o Real-time quotes for commodities. Our portals currently offer real-time quotes for commodities which include the DaLian Commodities Exchange, ZhengZhou Commodities Exchange, Shanghai Futures Exchange, Hong Kong Futures, CEC/NYCEC, London Metal Exchange Co. UK, CMX / COMEX, CBOT, NYME;
        o Real-time quotes for foreign exchange. Our portals currently offer real-time quotes for cross, spot and future exchange rates for various currencies including the Australian dollar, Belgian franc, Canadian dollar, Swiss franc, German mark, Euro, French franc, British pound, Hong Kong dollar, Japanese yen, Singapore dollar and Swiss Franc;
        o Daily announcements by listed companies and stock exchanges. Our portals currently offer announcements made by the Shanghai Stock Exchange, the Shenzhen Stock Exchange, the Taiwan Stock Exchange and the Stock Exchange of Hong Kong, the Hong Kong Stock and Future Commission and the China Securities Regulatory Commission. Such announcements include directors' meeting announcements, annual shareholders' meeting announcements, significant events and financial results;
        o Contributions from analysts. Our portals currently offer analysts' recommendations, analysis and commentaries of industries and individual stock. We have allied ourselves with research firms in the People's Republic of China to provide stock recommendations, top news stories and detailed analysis of stocks on a daily basis;
        o Financial news. Our portals currently offer industry and political news and news on individual stocks; and
        o Financial analysis tools. Our portals currently offer the following financial analysis tools to registered users (for a subscription charge): (i) historical performance of individual securities, (ii) charting capabilities, (iii) fundamental and technical stock screening tools, and (iv) portfolio tracking tools for stocks.

ONLINE FEATURES

     Besides attracting users to our portals with our financial content services, we will also deploy various retention strategies to attract users back on a regular basis. In order to accomplish this goal, our portals will provide a variety of online features to enhance our users' online experience. The main online features available on our portals are:

        o Free e-mail. Our portals offer users a free personalized web-based e-mail account that can be accessed using an interface from any


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            computer with an Internet connection. The customizable features of this e-mail service also provide our users with standard e-mail functions such as auto-forwarding e-mails and sending auto-replies to e-mails;
        o Investor Community. Our portals offer our users free chat and message board services that will allow users to exchange views and opinions with other users or analysts;
        o Search capabilities. Our portals offer users the flexibility to conduct searches. Our users can perform searches on financial instruments by company name or ticker symbol and they can also perform key word searches for financial news; and
        o Electronic publications. Our portals offer users the option of receiving electronic newsletters containing user-specified financial news and quotes of different market instruments. This feature allows our users to remain informed as to new developments in a particular industry, a particular stock or a particular stock market, without having to be connected to the Internet.

ADVERTISING SERVICES

     Our portals will also provide various types of advertising services to advertisers and advertising agencies interested in accessing the People's Republic of China and Hong Kong markets. Based on the breadth of our online content, we are able to package personalized advertising solutions for advertisers and advertising agencies. The types of advertising services available are as follows:

        o Banner advertising. These are small, usually banner shaped, graphics that appear on most consumer websites;
        o Button advertising. These are small, rectangular or square advertisements that are usually at the bottom of a web page and contain only a corporate name or brand. Clicking on the button takes the online viewer directly to the corresponding corporate website which allows advertisers to directly interact with the online viewer;
        o Interactive banner / button advertising. This includes a variety of multimedia advertising methods, using streaming audio and video, to help customers in promoting their services or products over the Internet. These methods include the use of traditional banner/button, advertising which transports the audience to the advertiser's website when clicked, audio-enabled banner/button, which launches an audio advertisement and transports audiences to the advertiser's website when clicked and video-enabled banner/button, which launches a video advertisement and transports the audience to the advertiser's website when clicked; and
        o Commercial breaks. As on television and radio broadcasting, these are video- and audio-enabled advertisements, similar to those shown on television.

ONLINE TRADING PLATFORM SERVICES

     Our Company is also principally engaged in the provision of online trading platform services in the People's Republic of China through our UAC162 trading network. Brokerage firms who subscribe to the UAC162 system are able to perform online trades for their customers through the UAC162 network, which is linked to the Intranet system of the Shanghai and Shenzen Stock Exchanges. We charge the


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brokerage firms a one-time installation fee for installing the UAC162 system and supplying the necessary computer hardware and software, as well as a monthly maintenance fee for maintaining the system. We also charge the brokerage firm's customers a transaction fee for each trade completed online through UAC162.

     We also provide individual users free UAC162 user software to dial-up to a packet switched data network, ChinaPAC, to connect to their brokerage firms. Individual users can dial-up from any location in China via their personal computers. Once connected, users can trade stock, inquire about portfolio allocations, fund balances and stock prices. For each trade completed online, we charge the user a service fee. To-date, we have a customer base of eight brokerage firms and 3,000 individual users. These brokerage firms include China Securities, Xiancai Securities, Guoxin Securities and Hebei Guotou Securities.

UAC162 AND ChinaPAC

     The key network our Company uses is the packet switched data network owned by China Telecom named ChinaPAC. Individual users dial-up to this network using a pre-specified number (i.e. 162) assigned by China Telecom to connect to their brokerage firms. Our joint venture partner, UAC Trading, was appointed in May 1999 by China Telecom to act as the exclusive national operating agent of ChinaPAC in the People's Republic of China.

     UAC162, developed by UAC based on the specifications of ChinaPAC, is currently the only online security platform in China. In addition, we are also currently the only company in China utilizing ChinaPAC. In May 1999, UAC was also granted approval to provide computer information services in ten major cities in China. Consequently, our Company is in a unique position to market UAC162 and the network services of ChinaPAC to brokerage firms and individual users in China.

THE ONLINE TRADING PROCESS

     The parties involved in any single online trade transaction, namely the brokerage firm, individual users and the bank, transfer financial data to each other via ChinaPAC. The online trading process can be summarized as follows. Firstly, individual users will have to dial-up to ChinaPAC to be connected to their brokerage firms. Once connected, users can send their buy and sell orders online to the UAC162 platform installed at the brokerage firms. The internal network of the brokerage firm is already connected to the Shanghai and Shenzhen Stock Exchanges via either satellite or a separate network. The internal network of the brokerage firm is also connected to the bank settlement system via ChinaPAC. Upon the consummation of a buy order, a fund transfer can be effected from the individual investors' bank accounts to that of the brokerage firms, and vice versa for a sell order.

THE ADVANTAGES OF UAC162

     UAC162 provides the following advantages over traditional trading methods:

        o Speedy and Real-time. The most fundamental advantage is that individual users and brokerage firms will experience speedy services and real-time financial information as UAC162 utilizes ChinaPAC which is a private, distinct and separate network;
        o Roaming. Individual users can dial-up to ChinaPAC from any location in China to be connected to their brokerage firms via their personal computers, realizing the possibility of conducting real-time

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

            transactions from any location in China. The service fee charged for each trade completed online is a flat charge regardless of where the user dials-up. Users may also access ChinaPAC via ISDN;
        o Economical. Packet switched data network helps to reduce the operation costs of brokerage firms by solving the problem of insufficient of telephone trunk lines which cause bottlenecks. In addition, for individual users, they are only charged for the duration of time they have spent on the network;
        o Security. A packet switched data network such as ChinaPAC offers adequate security protection for individual users and brokerage firms. Its sophisticated structural design and security measures ensure the protection of information;
        o Flexibility. A packet switched data network such as ChinaPAC offers brokerage firms the flexibility of expandability. Brokerage firms have the flexibility to increase the modules of their data lines at a very low cost; and
        o Supports various connectivity methods. A packet switched data network such as ChinaPAC offers several choices of connectivity. Individual users can choose to be connected to ChinaPAC using asynchronous dial-up, synchronous dedicated line or an EDI terminal.

DATA BROADCASTING

     Our Company is also engaged in the provision of data broadcasting services in the People's Republic of China. Data broadcasting services include the development and sale of data broadcasting hardware and software, related system integration, technical support, consulting services and the planning, sourcing and production of content, including multimedia content, for broadcasting.

DATA BROADCASTING SERVICES

     Data broadcasting implements the technology of transmitting digital data over terrestrial, cable or satellite television networks via analog television signals broadcasting. Data broadcasting systems facilitate the transmission of a wide range of multimedia information through existing television networks without interfering with television pictures. Text, pictures, graphics, audio and even video signals can all be encoded into analog television signals and transmitted by means of television broadcasting. Reception modules are needed for receiving and decoding data broadcasting signals and they currently take the form of personal computer plug-in boards or television set top boxes. As data broadcasting adapts technologies of transmitting digital data through the existing infrastructure of the television network operators, we will be able to save costs related to constructing a new infrastructure.

DATA BROADCASTING NETWORK

     Currently, our Company utilizes the satellite network of Shanghai VSAT Network Systems Co., Ltd ("Shanghai SVC") to broadcast our wide range of financial information, such as real-time stock quotes, news and investment analysis to 25 television stations in 68 cities throughout China. We then utilize the existing transmission infrastructure of these television stations to broadcast the same information to individual users. Users are able to receive such information on their computer terminals or through their TV sets. To-date, we have a customer base of approximately 3,000 users.


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

FINANCIAL SOLUTIONS AND SERVICES

     Our Company also provides a wide range of integrated financial solutions and services to meet the varied needs of our different users.

FINANCIAL WIRELESS DATA RECEIVER

     We first launched our dedicated financial wireless data receiver in early 1996 through a subsidiary Sino Information Services Company Limited ("Sino") of the Bank of China Group in Hong Kong which provides Sino's customers with real-time stock quotes for Hong Kong stocks, international market indices, analysis statistic and indicator reports, foreign exchange, metals and deposit rates. Our original information pager has gone through several enhancements. It is now able to store a large amount of information grouped into five databanks for easy access by our users. Other user-friendly features such as auto-scrolling are also available. We have also designed similar pager systems and services for other financial services companies in Hong Kong.

SPIDERLINK PRO

     In 1990, we designed and developed SpiderLink Pro, a terminal service that provides our users with information on shares listed on the Hong Kong stock exchange, including more in-depth trading details, based on the teletext format. Other international data, such as foreign exchange and precious metals prices and information, is also available. SpiderLink Pro operates on the Windows 95/98 and NT platforms, and is able to support other charting software such as TradeStation on a real-time basis.

VOICE RESPONSE SYSTEM - FINTEL VOICE

     Our Company also offers Fintel Voice that provides the most updated financial information via touch-tone telephones. It is an integrated service incorporating interactive voice response technology. Information regarding the Hong Kong Stock Market and foreign exchange rates are provided. The information is sourced from the Hong Kong Stock Exchange, the Hong Kong Futures Exchange and over 50 international banks and their branches in Asia, Europe and North America. At present, we maintain the voice response systems for the International Bank of Asia, the Belgian Bank and First Pacific Bank.
DATA TRANSFER SYSTEM - FINTEL DATA FEED

     Fintel Data Feed has been designed to provide our customers with faster and more reliable access to financial information from domestic and international markets regardless of the software platform. It has been designed specifically to increase the banks' ability to assist customers in investing and to strengthen the banks' internal control. Through the Market Data Feed System, our customers can receive real-time stock quotes for domestic and international equities, futures, options, foreign exchange and precious metals, as well as up-to-the-second news and analysis of market performances.

HOSTING SERVICES FOR MULTIMEDIA CONTENT

     Our Company also provides hosting services for the encoded version of the multimedia content that is hosted and archived at our network of streaming servers that are specially engineered for fast, automated and reliable streaming media delivery. Our customer is assured of secure web hosting as the hosted content is monitored and backed up daily by the Content Management System. Our network is managed by a team of technical experts.

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PRIVATE-LABEL HOSTING SERVICES FOR MULTIMEDIA CONTENTS

     Private-label hosting refers to providing hosting services under our customer's name, instead of our own name. This is also referred to as self-branded or customer-branded hosting as the audience will only be able to identify our customer as the "host" of the portal/website, even though the portal/website is fully supported and hosted by our Company.

STREAMING SYSTEM INTEGRATION SERVICES

     System integration services encompass the provision of customized solutions, integrated with the system of our customer, to enable media streaming over the Internet, desktops or third-generation wireless devices such as Palm Pilots and smart phones.

COMPUTER-BASED TRAINING SERVICES

     Computer-based training services involve the design of media-rich training content, integrated with the original PowerPoint presentation of our customers, for the delivery of a more interactive computer-based training for their employees over the Internet.



                               BUSINESS STRATEGIES

OVERALL BUSINESS STRATEGY

     Our Company's mission is to become the premiere e-commerce network service provider in China, offering our users a one-stop convenient gateway to all their financial transaction needs. Hence, we are committed to offering our users with the following services.

     READY ACCESS TO FINANCIAL INFORMATION AND TOOLS TO ASSIST THEM IN THEIR FINANCIAL DECISION MAKING

     Our Company is committed to providing our users with ready access to our financial content and services via multiple modes of reception and multiple networks. These modes of reception will be expanded from the current available modes of reception, such as the Internet, computer terminals and television sets, to include PDA, fixed line phones, smart phones and other wireless applications. We will also gradually develop the use of other networks, such as the phone network and GSM network, to transmit financial content and services to the multiple modes of reception available.

     A COMPREHENSIVE RANGE OF SECURED TELECOMMUNICATIONS PLATFORMS TO EXECUTE THEIR FINANCIAL TRANSACTIONS

     Currently, UAC162 is utilized by brokerage firms and individual users only in the trading of listed stocks. We intend to expand the coverage of UAC162 to include the trading of other market instruments, such as futures, foreign exchange currencies and derivatives, as well as to enable electronic bill payment.



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FINANCIAL PORTAL STRATEGY

     We believe that the current offering of financial content on our portals is competitive with that offered by other leading financial portals. We emphasize the importance of improving traffic and increasing our user base as these can act as an affirmation for the quality financial content offered by our Company in China. To achieve our goals, we plan to concentrate our efforts on enhancing the financial content and online features on our portals.

FINANCIAL CONTENT SERVICES

     Following are the improvements and enhancements we intend to make in connection with our financial content services:

        o Additional financial analysis tools that include advanced portfolio tracking tools, advanced custom charting features, stock guides and tips;
        o Unique and proprietary editorial content obtained from our Company's in-house research, reporting and editorial staff, as well as independent contributors. To further attract traffic, we intend to obtain contributions from well-known writers and investment analysts on a regular basis;
        o English financial news and more Chinese financial news. Currently, our portals only offer financial news in Chinese. We intend to acquire translation rights from news agencies and other English media to strengthen our capability in translating real-time financial news from English to Chinese, and vice versa;
        o Translated articles from international English magazines and journals. We plan to introduce Chinese versions of articles from international magazines and journals on our portals. These magazines and journals may include The Economist, Time, Business Week, Forbes, Far East Economic Review and Fortune. We are not aware of any other financial portal with this same content, and believe that our portals will be the first financial website with a wide coverage of such translated articles;
        o Daily market commentaries by top-notch market analysts and commentators. We intend to have such analysts and commentators appear on our portals to give their views and opinions on various market instruments, using various communication channels and in various formats, such as video, voice and written form;
        o Company profiles that are collections of financial data and background information on listed companies. We intend to construct a comprehensive archive of company profiles with top management of these companies giving their views on the latest business development in video format. We believe that this will be an unparalleled way of displaying company information, as compared with the traditional "written text format" offered by existing financial portals. We believe that this will be attractive for listed companies as they will have a new channel to announce their new projects or business plans in an interactive format.

ONLINE FEATURES

     Following are the improvements and enhancements we intend to make in connection with our online features:

        o A handy browser for users to monitor real-time news and quotes. This handy browser will only occupy one-tenth of the screen so that users can keep an active link to our portals while working on other programs such as Word and Excel;
        o Personalized e-mail service. Registered users can receive information on their personal portfolio and filtered news, which are tailored to their pre-specified interests;
        o   New search engines specialized in finance and investment; and
        o Private Q&A chat room. We intend to introduce this innovative service that allows registered users to discuss investment issues with online financial experts. Our users will get an instant reply in a special chat room that is limited to only a few users at any one time.

ON-LINE TRADING PLATFORM SERVICES

     We are confident of the reliability and convenience that UAC162 can offer to our users in online trading and our contribution to the application of electronic technology in the trading of various market instruments. As such, we believe that UAC162 will be recommended by the Communications Bureau as the preferred trading method to be adopted by brokerage firms and individual users in the People's Republic of China. We are also of the opinion that the UAC162 platform will be able to provide many opportunities to our Company to build up our range of e-commerce services which can, in turn, attract more users to utilize our other services. In order to reap the benefits of these opportunities, we have formulated the following strategies to increase our customer base.

     To-date, the customer base for UAC162 includes eight brokerage firms with 35 offices in Beijing and 3,000 individual users in China. Our objective is to achieve a customer base of 80 brokerage firms and banks in China, and 320,000 individual users by the end of 2000.

EXPAND PRODUCT OFFERING

     Currently, UAC162 is used by brokerage firms and individual users for trading listed stocks. With a flexible platform offered by UAC162, we intend to expand the coverage of UAC162 to include the trading of other market instruments such as futures, foreign exchange and derivatives.

FORMATION OF STRATEGIC ALLIANCES

     Our Company emphasizes the importance of giving brokerage firms an adequate understanding of the advantages, reliability and convenience of UAC162. We believe that this objective can be best achieved through the formation of strategic alliances with major brokerage firms.

ACQUISITION OF BROKERAGE FIRM

     We also plan to acquire one brokerage firm within the next 12 months, so that we can introduce our UAC162 services to the ready pool of customers of this brokerage firm. For this purpose, we have already recruited the necessary staff to prepare the financing activities that would be required. We do not yet, however, have any commitments or agreements for, nor are we involved in any negotiations for, any such acquisition.

DATA BROADCASTING

     Our Company is committed to offering users ready access to financial information and tools via the most convenient or most preferred mode of reception. Currently, our users can choose to receive such financial information and tools over the Internet, on their computer terminals other than via the Internet, or through their television sets. Our Company has formulated the following strategies for our data broadcasting business:

FOCUS ON DELIVERING CONTENT TO USERS VIA EXISTING TELEVISION NETWORKS IN CHINA

     We believe that our Company will continue to focus on our current method of broadcasting data to our users via the existing transmission infrastructure of television stations, as this method is most cost-effective to both our Company and our users. With this method, we are able to save significant costs and that would otherwise be expended on building a new transmission infrastructure. Our users can also enjoy significant cost savings as the only other method of receiving such information is via a satellite network that would otherwise require their investment in costly satellite dishes and high usage charges for satellite channels. Currently, we are aware of only three companies, including ourselves, using this method of broadcasting in China. To date, we have agreements in place with 25 television stations in China to utilize their existing networks.

BROADEN OUR SERVICES OFFERINGS

     We plan to broaden our services offerings to include value-added financial software solutions. Currently, we are developing market trend analysis/financial risk management software for our users. Previously, we had designed a Windows-based stock and market analysis software named GuoMao 2000 and a DOS-based version of the same software named GuoMao Analysis System.

FORMATION OF STRATEGIC ALLIANCES

     We plan to work closely with strategic partners from the technology industry to bundle our data feed with back-end and front-end software in order to provide a total and integrated solution to brokerage firms and financial institutions. We also intend to enter into strategic alliances with various network media companies, such as Yahoo and Sina, and leading cable television stations in major cities for the exchange of content or advertising space. To date, we have not yet entered into such strategic alliances with these or other network media companies.

FINANCIAL TECHNOLOGY AND SERVICES

ENHANCE FEATURES AND SERVICES

     We intend to increase our base of users by introducing additional features and services that are tailored to meet their varied needs. For example, more Chinese data will be added to our present financial data services to enrich the content of our products. In addition, our Company has also successfully developed an interface program that is able to link our real-time data function. This enables the integration of our data service with advanced investment and technical analysis software packages developed by well-known U.S. firms, such as TradeStation, SuperChart and Advance GET. Such integration will allow us to package a more sophisticated service to our sophisticated users.

                              MARKETING STRATEGIES

     In an effort to build our client base and market appeal, we will adopt a broad range of marketing activities to develop our brand name, and to promote our services. To meet this goal, we have formulated the following key marketing strategies.

FINANCIAL PORTAL

DIRECT MARKETING

     We will market our services and products through direct mailing of registration forms and brochures, followed by a free demonstration of our services and products at the convenience of the users. Our Company will also appoint some sales agents to market our services to potential users and advertisers at public places such as computer stores and electrical appliance stores.

TRADITIONAL ADVERTISEMENTS

     We will also advertise via traditional media. Advertisements will be placed in advertising media such as financial newspapers, magazines and journals. In addition, we will seek to have editorials published periodically in a number of industry publications to increase market awareness of the services that we provide.

SEMINARS AND ROAD SHOWS

     We will initially focus our marketing efforts towards educating our target market. A series of free interactive training seminars and road shows will be conducted at public halls with the goal of promoting the use of our products and services to potential and existing users. Our Company's strategy is to leverage the reputation of these large enterprises to attract other enterprises to use our services and products.

JOINT PROMOTIONS WITH STRATEGIC ALLIANCES AND OTHER INSTITUTIONS

     We will also jointly promote and market our services and products with our strategic alliance partners and other institutions.

ONLINE BANNER ADVERTISEMENTS

     Our Company also plans to launch online banner advertisements on a number of business portals. Our goal is to utilize all possible channels of media advertising in order to build initial brand awareness.

ONLINE TRADING PLATFORM SERVICES

OFFER ROUND-THE-CLOCK TECHNICAL SUPPORT SERVICES

     In order to provide 24-hour technical support services for our users, we have purchased a state-of-the-art intelligent comprehensive information processing system. This system provides 24-hour computer paging, speech sound mailbox and fax mailbox services for our users to contact our technical support team. We plan to set up a branch and a service center in each city where the number of users is greater than 10,000, to provide round-the-clock technical support services.

CARRY OUT EXPANSIVE ADVERTISING AND PROMOTIONAL PLANS

     In order to attract more users, we will also offer free gifts and software to those who subscribe for UAC162. In addition, we will publicize through newspaper columns, press conferences and seminars in various cities in China, such as Beijing, Shanghai, Guangzhou, Chongqing and Chengdu. Our Company also plans to coordinate our marketing activities with the marketing department of the Data Council of China Telecom, as well as with other strategic partners.

DATA BROADCASTING

COOPERATION WITH OEM MANUFACTURERS AND TV STATIONS

     With the assistance and support of China Securities and key governmental bodies, we intend to join hands with OEM manufacturers and Chinese television stations to hold a seminar or press conference in Beijing. The purpose of this seminar or press conference is for our Company to announce the "Data Broadcast Technology Protocol" and the "Data Broadcast Technology White Paper" so as to affirm the standards for data broadcast technology, and to lay the foundation for introducing related products.

COOPERATION WITH MAJOR NEWS AGENCIES AND WEBSITES

     Our Company intends to cooperate with major news agencies and websites, such as People's Daily, China Securities News, Beijing Youth News and Computer World, to promote the data broadcasting concept to securities companies and financial institutions.

OTHER STRATEGIC ALLIANCES

     We will also cooperate with the traditional media, the electronic media, educational institutions and information companies to promote our data broadcasting services and provide online education. Recently, we have teamed up with Tsinghua University, Tsinghua University Distant Learning Institute, and Microsoft (China) to hold several online training courses.

ADVERTISING

     We previously sold our data broadcasting services through our partners, and were able to seize a reasonable market share and earn a good reputation. We believe that this is a cost-effective form of advertising for our data broadcasting business since we are able to leverage on the good working relationship we have always enjoyed with our partners. For our data broadcasting business, we will not focus on costly marketing activities such as TV advertising and exhibitions.

SEMINARS

     We will also hold seminars with various institutions and government authorities to research and analyze the development of data broadcast technology and information-oriented household appliance technology. Our Company hopes that this will bring forth some worthwhile academic discussions on the use of this technology.

FINANCIAL SOLUTIONS AND SERVICES

HOLD AND PARTICIPATE IN EXPOSITIONS AND PRESS CONFERENCES

     Our Company will make use of expositions and press conferences to promote our financial solutions and services. We intend to promote these solutions and services at an exposition to be held in Shenzhen in October 2000. From September 2000 to December 2000, we plan to hold expositions and press conferences in major cities such as Beijing, Shanghai and Shenzhen.

PROMOTE AND SELL OUR SOLUTIONS AND SERVICES THROUGH CHINA SECURITIES AND LEGEND

     Our Company plans to promote and sell our solutions and services to the customers of China Securities in various cities in China. We believe that this relationship with China Securities will ensure a rapidly expanding demand for our solutions and services. In addition, we also intend to leverage on our amiable relationship with our OEM manufacturer for set-top box, Legend, to promote and sell our financial solutions and services via the sales network of Legend.

LEVERAGE ON BRAND NAMES AND SALES NETWORKS OF OUR STRATEGIC PARTNERS

     In our marketing activities, we will leverage on the brand names of our strategic partners.

COMPETITIVE PRICING STRATEGY

     In order to develop a more prominent brand image among other financial information providers, we will offer our data terminals at competitive prices to brokerage firms and financial institutions.

OTHER KEY MARKETING STRATEGIES

DEVELOP A STRONG BRAND NAME

     The relatively low barriers to entry for potential competitors means that in the future, there may be many competitors offering similar or hybrid services which, more often than not, only confuses the users. Hence, we will also expend our marketing efforts in developing a strong brand name for "Sinobull" in order to differentiate ourselves clearly from any potential competitors. The aim is to associate our brand name, "Sinobull", with quality e-commerce, financial information and related technology services provider.

PUBLIC RELATIONS

     We will continue to emphasize the importance of maintaining close relationships with and a good reputation among key government authorities, television stations, cable television stations, satellite stations which are operating TV broadcasting channels, other network media companies, research institutes, official media and major financial institutions.

RESEARCH AND DEVELOPMENT

     We emphasize the importance of research and development work in the creation of innovative solutions to aid our users in accessing our financial content and services readily. We are committed to providing our users with ready access to our financial content and services via multiple modes of reception and multiple networks, and a comprehensive range of secured telecommunications platforms to execute their financial transactions. To achieve this mission, we are currently researching and developing the possibilities of the UAC162 platform to allow for the online trading of additional market instruments/products, such as futures, foreign exchange and derivative and payment of bills electronically. Our Company will also continue to research and develop various new value-added online features and applications for our portals.

COMPETITION

FINANCIAL PORTALS

     The market for Internet services is rapidly evolving and extremely competitive in both the domestic and international markets. An increasing number of portals have developed over the past few years to offer real time financial information services to investors. However, there are only a few websites in China and Hong Kong capable of providing quality online trading services as well as offering updated and comprehensive financial information. We are confident that we will outperform our peers with the contributions from our group of companies to the development of our portal. We have identified numerous reputable financial information providers in the US as our indirect competitors. Some of the leading foreign financial information providers include Reuters, Bridge/Telerate and Bloomberg. They provide customers with comprehensive data coverage and well-recognized global brands that are widely accepted by most dealers and professional staff as reference systems. However, they must bear high tariffs and monthly subscription costs charged to the investors are equally high. We also consider our competitors as having inadequate depth on local data.

     Direct competitive force comes from providers of online financial and information services as well as online trading services in Hong Kong and China. There are numerous websites offering purely financial information to users but only a few of them have online trading services available. We have identified a few major financial portals that offer a similar range of services as our Company. However, unlike our Company that offers a comprehensive range of Chinese financial content, most of these major financial portals only offer English content coupled with limited or no Chinese content. As a result, we believe that these portals will provide only limited competition in the Chinese market.

        Our competitors include:

        o Boom.com. - The first Internet stockbroker in Hong Kong that has developed a centralized financial hub to provide retail investors with inexpensive and convenient access to accurate real-time stock quotes of Hong Kong, Singapore and U.S.-listed stocks, unbiased company information and the largest possible inventory of personal investment services. The real-time stock quotes are provided for a monthly subscription fee. Delayed quotes and financial news are free of charge. However, unlike our Company, Boom.com does not provide information on the Chinese stock market.
        o Cash.com - Developed by Celestial Asia Securities Limited, a Hong Kong listed securities trading company. Cash.com provides free real time financial news and market commentary to general users, and Internet securities trading solely to its account holders. Its services are restricted to the Hong Kong market.
        o Quamnet.com - The first company to provide free real time Hang Seng Index and Hong Kong stock quotes but it does not provide online trading services to users. It is similar to Finet.com, e-finance.com and other online financial information providers.

        The following sites provide Internet stock quote services:

        o Stock Market Channel - The largest domestic vendor in Hong Kong. It provides brokerage firms and banks with a quotation system comparable to ours but its system targets multi-terminal applications with high setup costs, inflexible system configuration and limited features.
        o ETNet - Operated by the top local economic newspaper, the Hong Kong Economic Journal. It offers comprehensive local economic news and company background information for users but it has similar weaknesses as the Stock Market Channel.
        o ABC - Offers stock and foreign exchange stock quote terminal and pagers. Its terminal products have good analytical features, but its market recognition is relatively weak.
        o Infocast - A subsidiary of Liu Chong Hing Bank, a local bank in Hong Kong. We believe it lacks an adequate system feature and its analytical tools are weak when compared to ours.
        o Hong Kong Data Com - Offers terminal services under the brand name of Power Trader. It provides an online trading system and data feed service which allows single screen access to complete information on account balance, trading history and market updates. Also, order status updates and amendments or cancellation functions are available for each outstanding order. Hong Kong Data Com requires customers to sign a long-term service contract as well as high initial setup costs.

     Developing financial data services requires a significant source of quality real-time data and sufficient capital and network access. Possible entrants to this market include big software houses that offer online trading systems as they may extend their quotation services over the Internet.

ONLINE TRADING

     The market for online trading is at an early stage of development and is rapidly evolving. In Hong Kong, the entire trading process is not fully automated and online investing has not yet reached the level of full acceptance and success it has in the United States. In the People's Republic of China, the process of securities trading can be fully automated. Investors can place their orders directly with the stock exchange without going through traders or brokers. With the assistance of Hua Qing Shi Tai, which is the only company recognized to operate the packet switching network of China Telecommunications, we believe that Sinobull.com has an early advantage in the provision of online trading services.

     Following is our analysis of a number of transaction methods prevailing in the market. Competition mainly lies in the practicality of the technology and how advanced it is, its usefulness to a securities firm and whether the government has shown its support.

DEDICATED LINES

     Some securities firms provide their special clients with an exclusive leased data line or dedicated phone line to conduct transactions. To an investor, this is like moving his or her account to his or her home or office, which means greater convenience to the investor. One drawback is that since this involves very high communication charges, only those institutions or investors who have more than a few million dollars in their accounts may use this service.

TRADING VIA TOUCH-TONE PHONE

     Considering that many investors cannot go to the securities firm in person to place orders, the majority of the dealing departments in China have made use of the telephone as a means for investors to trade stocks. This consists of a speech sound system through which investors can commission transactions by using the touchtone feature of the telephone. Since the telephone is the most convenient communication terminal available at present with high mobility, it offers a very flexible and convenient means for investors to execute transactions. This method offers a convenient way for investors to commission transactions anytime, anywhere. However, one of the greatest drawbacks is its invisibility. Since orders are placed over the telephone, the investor cannot visualize the order and there is a greater likelihood of making mistakes. Any mistake may cost an investor a fortune. Moreover, this method offers poor protection to confidential information. Without an encoding system in place, plain codes (DTMF signals) are used to instruct transmissions through a telephone line, which offers little security protection to the information. Anyone may easily intercept and gain access to the information, and the results could be highly detrimental.

     Securities firms must set a time limit on using the system as a result of the insufficient number of telephone trunk lines. Clients generally have their calls cut after one to three minutes. However, this does not provide a solution to the jam. In order to protect the interests of investors, securities firms must install enough telephone trunk lines to meet demand, which in turn involves significant cost.

TRADING VIA DIAL-UP CONNECTION

     Dial-up trading involves using a computer and modem to conduct transactions through a telephone line. Compared with touch-tone trading, this method provides a safer and more convenient environment for investors to execute transactions. However, this system still does not provide a solution for the possible jamming of trunk lines and the potential huge investment involved with adding additional lines. To a certain extent, this type of trading increases the demand for trunk lines. A telephone line will be engaged once a person enters into the system. This system is not a satisfactory solution for securities firms. There are currently many different kinds of dial-up trading systems in the market. Although they cannot provide solutions to the problems inherent in communication systems, they serve as evidence of the demand for visible services by investors.

TRADING VIA INTERNET

     Undertaking securities transactions on the Internet is fairly new. No telephone trunk line is involved. Securities systems can be connected to the Internet through a router, and investors can make use of a web browser to accomplish transactions. This provides investors with the ability to initiate transactions on the Internet anytime, anywhere. However, this method does have its drawbacks. Security is one major issue. The Internet itself is an open type of worldwide network, coupled with the TCP/IP protocol, which makes it possible for every person to gain access to a firm's transaction system. Although some can secure the security of their computer networks by making use of some segregation protection method, the confidentiality of operations that are instructed by commands, such as placing buy or sell orders and making transfers or allocations of funds from banks, is uncertain. One cannot be sure how fast information can be transmitted on the Internet, which affects the timeliness of the transactions. This method also requires that the server and browser must have built-in encoding and decoding software, which is something relatively complicated and difficult to accomplish technically. The Chinese government has provided that no foreign encoding software may be used on any commercial system. As computer technology constantly changes, an existing encoding system will in time become outdated. To a certain extent, these factors have limited the development of securities transaction services on the Internet.

DATA BROADCASTING

     We are aware of at least two major competitors that engage in the business of broadcasting data via television networks in China. One is engaged in the production and sale of VBI data broadcasting personal computer plug-in boards and close architecture transmission modules for data broadcasting while the other offers close architecture transmission and reception modules for data broadcasting it has developed. Our performance and potential profitability may also be adversely affected by competition from other companies engaging in Internet and electronic information access, processing and distribution businesses. With the rapid growth of the Internet and development of broadband multimedia networks, other companies may also provide access to or deliver similar products or services via online facilities. More competitors engaging in the provision of hardware and content for data broadcasting, either local or overseas, may enter the market as demand for such products and services increases. Moreover, China's entry into the World Trade Organization may open doors to other foreign competitors as it is expected that customs duties on imported goods will be substantially reduced and eliminated.

     Having identified our existing and potential competitors, we are confident that we can provide the technical enhancements and new products and services to maintain or to sustain our competitive position in the data broadcasting industry.

INTELLECTUAL PROPERTY

     The Sinobull name has been registered with the Chinese trademark authority. We also intend to protect our trademarks in the United States and in other international territories. We are not aware of any pending material conflicts concerning our marks or our use of others' intellectual property rights. We also have rights to numerous Internet domain names including "sinobull.com." We regard our service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on a combination of trademark and copyright law, trade secret protection and confidentiality, license and other agreements with employees, customers, strategic partners and others to protect our proprietary rights. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we sell our products and services on-line. Therefore, the steps we take to protect our proprietary rights may be inadequate.

GOVERNMENT REGULATION

     We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. The Internet is rapidly evolving and there are few laws or regulations directly applicable to e-commerce and Web sites. Due to the increasing popularity and use of the Internet, governmental authorities in the United States and abroad may adopt laws and regulations to govern Internet activities. Laws with respect to e-commerce may cover issues such as pricing, distribution and characteristics and quality of products and services. Laws with respect to Web sites may cover content, copyrights, libel, obscenity and personal privacy.

     As our products and services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web site or prosecute us for violations of their laws.

     A number of government authorities are increasingly focusing on on-line privacy issues and the use of personal information. The Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices.

EMPLOYEES

     We currently employ seven full-time employees at our principal executive offices located in Los Angeles, California. The executive offices provide corporate administrative and advisory services to our other entities. Financial Telecom Limited employs at its two sites located in Hong Kong 22 full-time employees, comprising of ten engineers and technicians and 12 administrative personnel.

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and the "Management's Discussion and Analysis" included elsewhere in this prospectus. This statement of operations data for the years ended December 31, 1998 and 1999 and the balance sheet at December 31, 1998 and 1999 are derived from our financial statements that have been audited by BDO International, independent auditors. The statement of operations data for the six months ended June 30, 1999 and 2000 are derived from unaudited financial statements included in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for fair presentation of the results of operations for these periods.

     During 1999, we disposed of Hartcourt Investments and Hartcourt Pen and spun-off Pego Systems, Inc. ("Pego") and Electronic Components and Systems, Inc. ("ECS"). As a result, during the year ended December 31, 1999 we recorded a loss of $7,759 in connection with the disposal of Hartcourt Investments and Hartcourt Pen and a stock dividend of $3,119,944 in connection with the spin-off of Pego and ECS. Please refer to the audited financial statements for the year ended December 31, 1999 for further details regarding these transactions.

                                            Years Ended                           Six Months Ended
                                            December 31,                              June 30,
                                     ----------------------------------   ------------------------------------
                                          1998              1999                1999               2000
                                     ----------------- ----------------   ----------------- ------------------
                                                  (in thousands, except per share data)
Statement of Operations Data:
Net Sales                             $       0        $        379        $         0       $          690
Cost of Sales                                 0                  72                  0                  232
                                     ----------------- ----------------   ---------------- ------------------
Gross Profit                                  0                 307                  0                  458
                                     ----------------- ----------------   ---------------- ------------------
Operating Expenses:
  Sales, general and administrative       1,472               7,029                655                2,896
  Depreciation and amortization               0                  86                  0                  208
  Impairments                            11,771                   0                  0                    0
  Settlements, net                        1,213                 384                  0                    0
                                      ----------------- ---------------   ---------------- ------------------
     Total operating expenses            14,456               7,499                655                3,104
                                      ----------------- ---------------   ---------------- ------------------
Loss from continuing operations         (14,456)             (7,192)              (655)              (2,646)
Total other expense                           0                (299)                (8)                 (78)
                                      ----------------- ---------------   ---------------- ------------------
Loss from continuing operations         (14,456)             (7,491)              (663)              (2,724)
before minority interest
Less: Loss in subsidiary attributed to
minority interest                             0                  57                  0                  172
                                      ----------------- ---------------   ---------------- ------------------
Loss before discontinued operations     (14,456)             (7,434)              (663)              (2,552)
Less: Total loss on discontinued
operations                               (6,840)               (428)                 0                    0
                                      ----------------- ---------------   ---------------- ------------------
Net loss available to shareholders     $(21,296)            $(7,862)             $(663)             $(2,552)
                                      ================= ===============   ================ ==================

Basic and diluted net loss per common
share
     Loss from continuing  operations     (0.80)              (0.38)             (0.03)               (0.09)
     Loss from discontinued operations    (0.38)              (0.02)                 0                    0
                                      ----------------- ------------------ ---------------- ------------------
     Loss per share                       (1.18)              (0.40)             (0.03)               (0.09)
                                      ================= ================== ================ ==================
Weighted average shares used in
computing pro forma basic and diluted
net loss per share                       18,061              19,703             19,307               27,134


                                        December 31                  June 30,
                             ------------------------------------------------
Balance Sheet Data                   1998           1999               2000
                             ------------------------------------------------

Cash                                $       19      $     331     $       569
Working Capital (Deficit)                 (868)        (6,450)         (2,341)
Total Assets                            18,291          9,538          12,079
Notes payable, less current portion          0            608             588
Total shareholders' equity              17,101            856           7,414

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

     The following discussion of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

     Currently, our Company is involved in Internet joint ventures in Asia to facilitate the expansion of China's first commercial e-trade financial network and wireless Internet Service Provider services. Our goal is to create a financial portal in the Chinese market by building a network of Internet companies in partnership with young Chinese entrepreneurs as well as government owned entities. Sino Bull.com was incorporated in November 1999 in the British Virgin Islands as an investment holding company to consolidate various related businesses acquired by us during the period from August 1999 to December 1999. For the purposes of presenting these businesses under a unified and strong brand name, we are currently restructuring our Company to consolidate these businesses under Sino Bull. Upon completion of the restructuring exercise, Sino Bull will operate a financial portal on the Chinese Internet with a comprehensive Web site and supporting utilities that will be capable of executing securities transactions on-line in a timely and efficient manner while providing real-time quotes, research, charts and other collateral information regarding stocks, bonds, currencies and other markets in China and other Asian markets.

     Our future business, including expansion of our current limited operations and acquisition plans requires additional equity and/or debt financing, which may not be available in a timely manner on commercially reasonable terms, or at all. Our primary objective is to acquire established operating companies with histories of growth and profitability in order to diversify and create a multi-dimensional Internet service related company.

     During 1999 we continued our previously implemented plan to acquire operating companies that were in established industries with a history of growth. However, as a result of continued losses, particularly at our Electronic Components and Systems, Inc. ("ECS") subsidiary, we recorded significant impairments to our goodwill in fiscal 1998. In March, 1999, we entered into a series of agreements and transactions that in the aggregate were designed to streamline and restructure our Company while dissolving the entities comprising of inactive assets and settle outstanding litigation. As a result of such restructuring, we discontinued the operations of Hartcourt Pen and Hartcourt Investments and spun-off our investments in Pego Systems, Inc. and ECS. We effectively became an entity with no operations.

RESULTS OF OPERATIONS

     During fiscal 1999, we continued our previously implemented plan to acquire profitable companies that were in established industries with a history of growth. As a result of continuing losses, particularly at our two subsidiaries, Pego Systems, Inc. and ECS, we recorded significant impairments to our goodwill in fiscal 1998. In March 1999, we entered into a series of agreements and transactions that in the aggregate were designed to streamline and restructure our business while dissolving the entities comprising of inactive assets and settle outstanding litigation. The restructuring included settlement of certain litigation, settlement of certain agreements, and a spin-off of our subsidiaries Pego Systems, Inc. and ECS to Enova Holdings, Inc. ("Enova"). Effective March 1, 1999, we distributed our investment in Enova to our shareholders of record as of March 31, 1999 as a stock dividend. In addition, we discontinued the operations of Hartcourt Pen and Hartcourt Investments.
As a result, we effectively became an entity with no operations and our principal assets consisted of marketable securities.

     To stay focused and achieve our mission to become a leading Internet company in Asia, we decided to build a network of Internet companies in partnership with young Chinese entrepreneurs as well as government owned entities. We acquired a 58.53% interest in Financial Telecom Limited ("FTL") on October 4, 1999. FTL is a financial databank providing real-time stock quotes and financial information to institutional and individual investors regarding Hong Kong listed companies as well as information on other international stock exchanges in the United States and Europe. On October 18, 1999, we formed a joint venture company, UAC Stock Exchange Online Co., Ltd. ("UAC") under the laws of China with UAC Stock Trading Online Co., Ltd. UAC operates the first and only nationwide online securities trading network, connecting investors with their stock brokerage offices via ChinaPac in China. The UAC network consists of proprietary server software and user interface, servers, gateways and other communication hardware. Through a personal computer, investors can dial a local number from anywhere in China to trade stocks online. Once connected to the UAC network, users can check real-time stock quotes, trade stocks and other securities, access news and bulletin and other related information.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Our operations in fiscal 1999 consisted primarily of operations of FTL from the date of acquisition. Operations of Hartcourt Pen and Hartcourt Investments were discontinued in 1999, and operations of Pego Systems, Inc. and Electronic Component Systems, Inc. were disposed of as a result of a spin-off of these assets to Enova and the subsequent distribution of Enova common stock to our shareholders as a stock dividend.

     Our consolidated net sales were $378,677 for fiscal 1999 compared to no sales for fiscal 1998. This increase is a result of the change in our business plan to a provider of financial pagers and related Internet and telephone services.

     Our cost of sales in fiscal 1999 as compared to fiscal 1998 increased by $71,810. This increase is attributable to the fact that we changed our business plan and that we did not have any operations in 1998.

     Selling, general and administrative costs increased in fiscal 1999 as compared to fiscal 1998 by $5,556,893 (377.4%). This increase is primarily due to an increase in our professional and consulting fees incurred in connection with litigation and settlements.

     No impairments were identified in fiscal 1999, as compared to impairment expenses incurred in fiscal 1998 as a result of a write down of our investments in the Peony Gardens development project in the amount of $6,932,500 and in the Alaskan goldmines in the amount of $4,838,413.

     We also recognized a net settlement loss of $384,013 in fiscal 1999 as compared to a net settlement loss of $1,212,327 in fiscal 1998.

     Loss from our discontinued operations in fiscal 1999 of $420,810 represents a total net loss in Pego Systems, Inc. of $25,875 and a net loss in Electronic Component Systems, Inc. of $394,935 prior to their transfer to Enova. Hartcourt Pen and Hartcourt Investments did not have any operations in 1999 and were subsequently discontinued. Loss from discontinued operations of $6,840,127 in fiscal 1998 represents the results of operations of Pego Systems, Inc., Electronic Component Systems, Inc., Hartcourt Pen and Hartcourt Investments. Loss on disposal of discontinued operations of $7,759 in fiscal 1999 represents the net loss of disposal of Hartcourt Investments in the amount of $95,000 and a gain on the disposal of Hartcourt Pen in the amount of $87,241. We did not dispose of any operations during fiscal 1998.

SIX MONTHS ENDED JUNE 30, 2000, COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     The operations of our Company for the three months and six months ended June 30, 2000 primarily consisted of operations of FTL and our 35% investment interest in UAC. Operations of Hartcourt Pen and Hartcourt Investments were discontinued at the beginning of 1999, and operations of Pego Systems, Inc. and ECS were disposed of as a result of a spin-off to Enova and the subsequent distribution of Enova common stock as a stock dividend to our shareholders.

     We recorded net sales of $342,213 and $690,441 for the three months and six months ended June 30, 2000 compared to zero for the same periods in 1999. Net sales consisted of the sale of financial pagers and the related Internet and telephone services. Cost of sales amounted to $115,531 and $232,072 for the three months and six months ended June 30, 2000 compared to zero for the same periods in 1999. We did not have any ongoing operations during the first quarter of 1999.

     Corporate selling, general and administrative expenses were $1,091,997 and $2,896,234 for the three months and six months ended June 30, 2000 compared to $413,385 and $655,160 respectively for the same periods in 1999. The increase is primarily attributed to additional consulting and legal costs associated with the restructuring of our business, and expenses incurred in brokerage fees in connection with the issuance of warrants raising working capital.

LIQUIDITY AND CAPITAL RESOURCES

     We have taken certain restructuring steps, which in our opinion will provide the necessary capital to continue our operations. These steps included:
1) the settlement of certain matters of litigation and disputes; 2) exchange of our interests in Peony Gardens for investment securities which were subsequently exchanged for the investment in GoCall Inc.; 3) completion of a private placement with PYR Management, LLC and receipt of $2,743,000 on January 27, 2000; 4) execution of an Investment Agreement with Swartz Private Equity, LLC, which agreed to purchase from time to time, up to $35,000,000 worth of our shares of common stock; and 5) raising $1,301,810 in cash through the issuance of our common shares upon exercise of an equal number of warrants.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Our principal capital requirements during fiscal 1999 were to fund the acquisition of growth oriented, Internet related operating companies in Asia. We raised substantial funds necessary to carry out our acquisition plans by selling shares of our common stock to select investors and bringing in strategic business partners whose contributions included cash.

     As of December 31, 1999, we had cash available of $331,057 and a current deficit in working capital of $6,450,275. Consequently, our inability to meet debt obligations, and the need to raise additional funds to accomplish our objectives, create a substantial doubt about our ability to continue as a going concern.

     Net cash used in operations decreased to $239,218 in fiscal 1999 as compared to $1,308,746 in fiscal 1998. This is primarily due to the fact that we discontinued our Hartcourt Pen and Hartcourt Investments operations and spun-off Pego Systems, Inc. and Electronic Component Systems, Inc. during 1999. All of these subsidiaries had losses in both fiscal 1999 and fiscal 1998.

     We used cash in investing activities of $1,408,162 during fiscal 1999 as a result of the FTL and UAC acquisitions. During fiscal 1998, we generated cash from investing activities of $13,082 by selling our available-for-sale securities, offset by investments in capital equipment and other assets.

     Net cash provided by financing activities increased to $1,959,603 in fiscal 1999, as compared to $1,602,429 in fiscal 1998. Our main financing sources are a line of credit, issuance of long term debt, proceeds from the sale and issuance of our common stock, and proceeds received from the exercise of options and warrants to purchase our common stock.

SIX MONTHS ENDED JUNE 30, 2000, COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Our principal capital requirements during the year 2000 are to fund the acquisitions of growth oriented Internet related operating companies in China and Asia. During the six months ended June 30, 2000, we raised necessary funds to carry out our plans of acquisitions by selling our own common shares to selected investors and bringing in business partners whose contributions included cash.

     As shown in the accompanying financial statements, we incurred net losses of $2,551,510 and $663,918 for the six months ended June 30, 2000 and 1999, respectively. Additionally, our current liabilities exceed our current assets by $2,341,391 at June 30, 2000. These factors, as well as negative cash flows from operations, our inability to meet debt obligations and the need to raise additional funds to accomplish our objectives, create substantial doubt about our ability to continue as a going concern.

     Operating activities. During the six months ended June 30, 2000, we had a net loss of $2,551,510. Net cash used by operating activities increased to $873,872 during the six months ended June 30, 2000 compared to $541,052 during the same period in 1999. This is primarily due to the funding of increase in losses.

     Investing activities. Net cash used in investing activities during the six months ended June 30, 2000 was primarily due to advancing $300,000 towards the purchase of eMPACT, advances to Sino Bull for investment purposes of $2,126,440 and the purchase of property and equipment for $70,982.

     Financing activities. Net cash provided by financing activities during the six months ended June 30, 2000 was primarily due to proceeds from issuance of common shares and exercise of options and warrants amounting to $4,574,870 offset by advances to related parties of $449,808 and payments on notes payable of $594,882. As a result of the above activities, our Company experienced a net increase in cash of $238,346 for the six months ended June 30, 2000. Our ability to continue as a going concern is still dependent on our success in obtaining additional financing and fulfilling our plan of restructuring as outlined above.


                             DESCRIPTION OF PROPERTY

     Our principal executive offices are located at 9800 Sepulveda Blvd., Suite 818, Los Angeles, California 90045. The premises consist of approximately 2,700 square feet of office space with a conference room, reception and file room facilities. We are leasing these premises from an unaffiliated party. The lease term is for three years commencing on April 1, 2000 and the monthly rent is $2,400.

     Financial Telecom Limited leases approximately 2,000 square feet of office space at 99 Queen's Road Central, Hong Kong. The lease term is for three years commencing on December 15, 1999 and is rent-free for the first four months of each of the three years. Thereafter, the monthly lease payment will be approximately US$7,810. Financial Telecom Limited also owns, through its wholly owned subsidiary Topomedia International Limited, 1,439 square feet of office space and leases 918 square feet for a monthly rent of US$2,766. This lease commenced on February 5, 1999 for a term of three years. Financial Telecom Limited also rents 35 rooftop sites for installation of its transmission equipment. The contract terms vary from site to site and monthly rent ranges from approximately US$192 to US$449 per site.

     We believe that our facilities and equipment are in suitable condition and are adequate to satisfy the current requirements of our Company and our subsidiaries.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1996, we purchased an apartment complex located near Beijing, China for $22,000,000 from NuOasis International, Inc. (a wholly owned subsidiary of Nona Morelli's II). The purchase price included the issuance of 4,000,000 shares of our common stock, valued at $10,000,000 and a promissory note in the aggregate principal amount of $12,000,000. At no time was NuOasis affiliated with our Company. In March 1999, we entered into an Exchange Agreement with Dragon King pursuant to which we agreed to assign all of our rights and interest in Peony Gardens in exchange for marketable securities valued at $5,000,000. Dragon King is a wholly owned subsidiary of NuOasis. Subsequent to the transaction, the chief executive officer of Dragon King became a director of our Company.

     Effective February 1, 1999, pursuant to a Share Purchase Agreement, we acquired one share of common stock of Enova Holdings, Inc. representing all of the issued and outstanding capital stock of Enova Holdings. Following the acquisition, Enova Holdings, Inc. became our wholly owned subsidiary. Effective March 1, 1999, we entered into an Exchange Agreement with Enova Holdings, Inc. pursuant to which we exchanged all of our interest in Pego Systems, Inc. and

Electronic Component Systems, Inc. for 5,213,594 additional shares of common stock of Enova Holdings, Inc. On March 24, 1999, we entered into a Distribution Agreement pursuant to which we agreed to distribute to all of our shareholders of record as of March 31, 1999, all of the 5,213,594 shares of common stock of Enova Holdings, Inc. at a ratio of one share of Enova Holdings, Inc. for every four shares of our common stock held of record. Some of our officers and directors are also officers and directors of Enova Holdings, Inc.

     On June 20, 1999, we entered into an agreement to acquire a 35% ownership interest in UAC. In connection with this purchase, we recorded a payable of $1,868,000 to Shi Zhang, the owner of UAC Trading at December 31, 1999. In addition, we agreed to transfer 1,000,000 shares of our common stock to UAC, of which 200,000 shares will be used to offset with UAC Trading for an existing loan of $200,000 and 800,000 were not issued as of December 31, 1999. On August 9, 1999, our Company and UAC Trading agreed to convert our loan of $200,000 into an option to purchase an additional 15% interest in UAC from UAC Trading. As of December 31, 1999, we had not exercised our option to convert the loan for the additional 15% interest in UAC. The option to convert the loan into an additional 15% interest in UAC is contingent upon Chinese laws and regulations governing foreign ownership of Chinses companies. As of December 31, 1999, we had payables in the amount of $87,112 to UAC and 1,868,000 to the owner of UAC Trading.

     On August 17, 1999, we entered into a stock purchase agreement with FTL to purchase 4,964,990 shares of common stock, representing 58.53% of the total common stock outstanding. In connection with the purchase, we issued 1,500,000 shares of our common stock and recorded an amount payable to FTL of $840,676 at December 31, 1999. On January 18, 2000, we issued 254,552 additional shares of our common stock to FTL for revision in purchase price as a result of a post closing adjustment.

     On September 8, 1999, our Board of Directors authorized the issuance of 118,110 shares of our common stock to Mr. Fred Luke, a director of our Company, as consideration for paying $50,000 as an escrow deposit in connection with the acquisition of UAC and the settlement of payments to vendors in the amount of $100,000. In addition, we issued 1,000,000 of our common stock to Mr. Fred Luke d/b/a NuVen Advisors, upon exercise of options to purchase 1,000,000 shares of our common stock granted to Mr. Luke as consideration for assisting us in raising $500,000, which funds were used in connection with the acquisition of Financial Telecom Limited.

     On December 14, 1999, we exchanged 100,000 shares of our common stock in settlement of all obligations due to Pego amounting to $1,058,642 and 35,000 shares of ECS owned by Enova valued at $16,358.

     During fiscal 1999, we issued 910,833 shares of our common stock valued at $1,004,045 to our directors and officers in connection with their compensation and performance of services.

     At December 31, 1999, we had outstanding advances to Dr. Alan Phan, a director and executive officer of our Company, in the amount of $58,222.

     As at December 31, 1999, we had a $50,000 non-interest bearing note receivable from Pego that is payable upon demand and unsecured.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is currently traded on the over-the-counter bulletin board under the symbol "HRCT." The following table sets forth, for the periods indicated, the range of the high and low closing bid prices of our common stock on the OTC Bulletin Board. These quotations reflect inter-dealer process, without mark-up, mark-down or commission, and may not represent actual transactions.


                                                             Bid Prices
                                                       High               Low
                                                 --------------   -------------
Quarter ended:
  June 30, 2000..................................$.    12.9375    $      4.5625
  March 31,2000..................................$.    19.1250    $     11.2500
  December 31, 1999..............................$.    15.6250    $     13.8750
  September 30, 1999.............................$.     0.8400    $      0.7600
  June 30, 1999..................................$.     0.8900    $      0.7300
  March 31, 1999.................................$.     0.4690    $      0.3750
  December 31, 1998..............................$.     0.5630    $      0.2500
  September 30, 1998.............................$.     1.9380    $      0.2500

On August 21, 2000, the closing bid price for our common stock was $5.46875 and there were approximately 10,274 shareholders of record, excluding stock held in street name.


                                 DIVIDEND POLICY

     Each of our shareholders of record on March 31, 1999 received a stock dividend equal to one share of Enova Holdings, Inc. common stock for each four shares of our common stock.

     We have never declared cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION

     We currently do not provide cash compensation to our directors for their services as members of our board of directors, although we do reimburse the directors for certain expenses in connection with attendance at board and committee meetings. However, our directors do receive compensation in the form of stock grants as consideration for their services as directors of our Company. We issue a number of shares of our common stock to each director having an aggregate value of $12,000 per quarter.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for services rendered to our Company for the fiscal year ended December 31, 1999 by our Chief Executive Officer, and each of the other executive officers of our Company who made in excess of $100,000 for each of the last three fiscal years.

                           Summary Compensation Table

                                Annual Compensation                              Long-term Compensation
                            --------------------------------------  ----------------------------------------------
                                                                             Awards                  Payouts
                                                                    ----------------------      ------------------
                                                                    Restricted    Securities
                                                      Other Annual    Stock       Underlying    LTIP      All Other
Name and                            Salary    Bonus   Compensation   Award(s)      Options      Payouts   Compensation
Principal Position           Year    ($)       ($)        ($)         ($)(1)        SARs(#)      ($)          $
------------------           ----   ------    -----   ------------   ---------    -----------   --------  -------------
Dr. Alan V. Phan..........   1999     0         0          0         3,379,788         0          0           0
  Chairman of the Board      1998     0         0          0           200,000       300,000      0           0
  CEO and President          1997     0         0          0           175,000         0          0           0

 ----------
     (1) Pursuant to the terms of his employment agreement, Dr. Phan has the option to accept shares of our common stock in lieu of payment of a cash salary. In determining the number of shares of our common stock to be issued to Dr. Phan, we divide the foregone salary by an amount equal to 50% of the fair market value of our common stock on January 1st of the year the salary accrued. Over the past three years, Dr. Phan has elected to receive his entire salary in the form of our restricted common stock. Consequently, we issued 1,600,284 shares for the year ended December 31, 1999, 213,333 shares for the year ended December 31, 1998 and 116,667 shares for the year ended December 31, 1997.

EMPLOYMENT AGREEMENTS

     On October 31, 1997, we entered into an employment agreement with Dr. Alan Phan, our President and Chief Executive Officer, regarding the terms of his employment. This agreement has a five year term ending December 31, 2001, but can be terminated upon written notice at the end of each of the two last years. It provides for an annual base salary of $250,000 for each of the two remaining years, and requires Dr. Phan to accept shares of our common stock in lieu of payment if the company has insufficient cash flow. The conversion price is set at fifty percent (50%) of the market trading bid price on the January 1st of the related employment year.

     On February 19, 2000, we entered into an employment agreement with Frederic Cohn, our Executive Vice President, regarding the terms of his employment. This agreement has a two year term ending December 31, 2001. It provides for an annual salary of $120,000 in the first year and $130,000 in the second. Fifty percent (50%) of Mr. Cohn's annual salary is payable in cash and the balance is payable in shares of our common stock. The conversion price is the closing market price on the first day of each month for the salary owed that month.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during fiscal 1999 and unexercised options held as of the end of the fiscal year.

                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-end Option Values

                                     Number of Securities
                                          Underlying       Value of Unexercised
                                     Unexercised Options   In-the-Money Options
             Shares                   at Fiscal Year-end    at Fiscal Year-end
           Acquired On    Value        (#) Exercisable/      ($) Exercisable/
Name       Exercise (#) Realized(1)($)    Unexercisable       Unexercisable(1)
----      ------------- --------------    -------------       ----------------
Dr. Alan
V. Phan....     0             0              300,000/0           $4,509,375/0
__________

     (1) Based on the closing price of $15.03125 for the last business day of the fiscal year ended December 31, 1999.

STOCK OPTIONS

     Under the 1995 Stock Option Plan (the "Plan"), we are authorized to grant stock options to employees, consultants, advisors, independent contractors and agents of our Company or any of our subsidiaries, through April 30, 2005. Under the Plan, 2,000,000 shares of our common stock have been authorized for grant. Stock options granted under the Plan shall be granted at an option price not less than 100%, in the case of incentive stock options, and not less than 85%, in the case of non-qualified stock options, of the fair market value of our stock on the date of the award of the stock option. The exercise period for the options granted under the Plan shall not exceed ten years from the date of grant. As of August 10, 2000, options to purchase 450,000 shares of our common stock were outstanding under the Plan at exercise prices ranging from $1.00 to $7.16 per share.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On October 18, 1999, we received a letter of resignation from our independent accountants, Harlan & Boettger, LLP. Harlan & Boettger previously issued a qualified report dated March 6, 1999. The report noted that as a result of our recurring losses from operations this raised significant doubt about our ability to continue as a going concern. Other than our ability to continue as a going concern, the report did not contain any adverse opinions or disclaimers of opinion, or any qualification as to uncertainty, audit scope or accounting principles. The report has not been subsequently modified. There were no disagreements with Harlan & Boettger, LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures during the two-year period covered by their report and subsequently through October 18, 1999.

     On February 8, 2000, we appointed BDO International as our new independent accountants. During the two most recent fiscal years and through February 8, 2000, we have not consulted with BDO International regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided by BDO International that was an important factor considered by our Company in reaching a decision as to accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions in Item 304, or a reportable event, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K.

                                   EXPERTS

     Our financial statements at December 31, 1999 and for the year ended December 31, 1999 included in this Registration Statement have been audited by BDO International, independent certified public accountants, to the extent and for the period set forth in their report which includes an explanatory paragraph regarding our company's ability to continue as a going concern, appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     Our financial statements at December 31, 1998 and for the year ended December 31, 1998 included in this Registration Statement have been audited by Harlan & Boettger, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:

75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois, 60604. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement. Descriptions contained in this prospectus as to the contents of any agreement or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement or document.

     We intend to furnish to our shareholders annual reports containing financial statements audited and reported upon by our independent public accountants.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS
                                TABLE OF CONTENTS
                                                                      Page
Consolidated Balance Sheets at June 30, 2000
  (Unaudited) and December 31, 1999                                    F-2

Consolidated Statements of Operations for the Three Months and Six
  Months Ended June 30, 2000 and 1999 (Unaudited)                      F-3

Consolidated Statements of Shareholders' Equity for
  the Six Months Ended June 30, 2000 (Unaudited)                       F-4

Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 2000 and 1999 (Unaudited)                      F-6

Notes to the Consolidated Financial Statements                         F-7

Independent Auditors' Reports of BDO International                     F-20

Independent Auditors' Report of Harlan & Boettger, LLP                 F-21

Consolidated Balance Sheets as of
               December 31, 1999 and 1998 (Audited)                    F-22
Consolidated Statements of Operations for the Years Ended
               December 31, 1999 and 1998  (Audited)                   F-24
Consolidated Statements of Shareholders' Equity for the
               Years Ended December 31, 1999 and 1998 (Audited)        F-25
Consolidated Statements of Cash Flows for the Years Ended
               December 31, 1999 and 1998 (Audited)                    F-27

Summary of Significant Accounting Policies                             F-29

Notes to Consolidated Financial Statements                             F-33

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                                  June 30,          December 31,
                                                    2000                1999
                                           ---------------     ----------------
ASSETS                                       (Unaudited)
Current assets:
 Cash and cash equivalents                   $    569,403    $         331,057
 Accounts receivable, net                          58,674               37,626
 Inventory                                        137,143              127,091
 Notes receivable                                 228,800              228,800
 Prepaid expenses and other                        79,024              129,114
 Due from related parties                         173,206              108,222
                                              -----------     ----------------
Total current assets                            1,246,250              961,910
                                              -----------     ----------------
Property and equipment, net                       791,711              815,085
Investments and advances                        7,948,166            5,554,644
Intangibles, net                                2,092,903            2,206,033
                                              -----------     ----------------
Total assets                                 $ 12,079,030    $       9,537,672
                                              ===========     ================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $    457,350    $         152,709
 Deferred revenue                                  88,549               78,477
 Notes payable, current portion                   163,804              649,998
 Accrued expenses and other current liabilities   879,642            4,073,504
 Payables to related parties                    1,998,296            2,457,497
                                              -----------     ----------------
Total current liabilities                       3,587,641            7,412,185

Notes payable, net of current portion             588,349              608,184
                                              -----------     ----------------
Total liabilities                               4,175,990            8,020,369
                                              -----------     ----------------
Contingencies
Minority interest                                 489,364              661,634
Shareholders' Equity
  Preferred stock:
     Original preferred stock, $0.01 par value,
      1,000 authorized, issued and outstanding         10                   10
   Common stock, $0.001 par value, 100,000,000
      shares authorized; 30,222,524 shares and
      23,832,152 shares issued and outstanding
      at June 30, 2000 and December 31, 1999       30,223               23,833
   Stock subscription receivable              (13,220,000 )                  -
   Treasury stock, at cost (1,778,916 shares
      and 1,524,364 shares at June 30, 2000
      and December 31, 1999)                   (1,918,634 )         (1,680,928 )
   Additional paid-in capital                  61,456,693           38,895,860
   Accumulated deficit                        (38,934,616 )        (36,383,106 )
                                              -----------     ----------------
Total shareholders' equity                      7,413,676              855,669
                                              -----------     ----------------
Total liabilities and shareholders' equity   $ 12,079,030    $       9,537,672
                                              ===========     ================
         See accompanying notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                          Three Months               Six Months
                                          Ended June 30,           Ended June 30,
                                      -----------------------   -----------------------
                                          2000        1999        2000          1999
                                      ----------  -----------   -----------  ----------
Net sales                            $   342,213  $         -   $  690,441   $        -

Cost of sales                            115,531            -      232,072            -
                                      ----------   ----------   ----------   ----------
Gross profit                             226,682            -      458,369            -
                                      ----------   ----------   ----------   ----------
Operating expenses:
 Selling, general and administrative   1,091,997      413,385    2,896,234      655,160
 Depreciation and amortization           102,258            -      207,486            -
                                      ----------   ----------   ----------   ----------
Total operating expenses               1,194,255      413,385    3,103,720      655,160
                                      ----------   ----------   ----------   ----------
Loss from operations                    (967,573)    (413,385)  (2,645,351)    (655,160)

Other income (expense):
 Equity in earnings (loss) of              8,734            -      (32,918)     (28,298)
   affiliate
 Interest expense                        (43,705)           -      (81,954)           -
 Interest income                          13,724            -       21,955       20,095
 Other                                     5,480            -       14,488            -
                                      ----------   ----------   ----------   ----------
Total other income (expense)             (15,767)           -      (78,429)      (8,203)
                                      ----------   ----------   ----------   ----------
Loss from continuing operations         (983,340)    (413,385)  (2,723,780)    (663,363)
   before minority interest
Less:  loss in subsidiary                102,968            -      172,270            -
   attributed to minority interest    ----------   ----------   ----------   ----------
Loss before income taxes                (880,372)    (413,385)  (2,551,510)    (663,363)
Income taxes                                   -       (1,355)           -         (555)
                                      ----------   ----------   ----------   ----------
Net loss                             $  (880,372) $  (414,740) $(2,551,510) $  (663,918)
                                      ==========   ==========   ==========   ==========
Basic and fully diluted loss per     $     (0.03) $     (0.02) $     (0.09) $     (0.03)
  common share                        ==========   ==========   ==========   ==========
Weighted average number of shares     27,940,081   19,640,025   27,134,267   19,306,537
  outstanding                         ==========   ==========   ==========   ==========


          See accompanying notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            JUNE 30, 2000 (UNAUDITED)

                                                                                                  Additional
                                                Common Stock              Preferred Stock          Paid-In
                                          -------------------------   -------------------------
              Description                   Shares        Amount        Shares        Amount       Capital
----------------------------------------  -----------   -----------   -----------   -----------   -----------
Balance - December 31, 1999               23,832,152  $     23,833         1,000  $         10  $ 38,895,860

Issuance of shares for consulting             20,000            20             -             -        22,180
  services
Shares issued to investors                   227,445           227             -             -     3,529,719
Sale of shares under Regulation S            300,000           300             -             -     1,199,700
Shares issued upon exercise of warrants    1,477,075         1,477             -             -       100,395
Issuance of warrants for brokerage                 -             -             -             -       203,545
  services
Shares issued to directors in lieu of      1,610,460         1,610             -             -     3,508,344
  Compensation and for services
Shares issued in connection with FTL         254,552           255             -             -       237,451
  acquisition
Common stock subscriptions received                -             -             -             -             -
Shares issued for services                       840             1             -             -        11,999
Shares issued upon exercise of options     2,500,000         2,500             -             -    13,747,500
Net loss                                           -             -             -             -             -
                                         -----------   -----------   -----------   -----------   -----------
Balance - June 30, 2000                   30,222,524  $     30,223         1,000  $         10  $ 61,456,693
                                         ===========   ===========   ===========   ===========   ===========

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            JUNE 30, 2000 (UNAUDITED)
                                   (Continued)

                                             Common
                                             Stock                     Treasury Stock                                   Total
                                          Subscriptions          ---------------------------    Accumulated         Shareholders'
              Description                  Receivable            Shares            Amount          Deficit              Equity
----------------------------------------  -------------          ---------     -----------    -------------         -------------
Balance - December 31, 1999                           -          1,524,364    $ (1,680,928)   $ (36,383,106)        $    855,669

Issuance of shares for consulting                     -                  -               -                -               22,200
  services
Shares issued to investors                            -                  -               -                -            3,529,946
Sale of shares under Regulation S            (1,000,000)                 -               -                -              200,000
Shares issued upon exercise of warrants               -                  -               -                -              101,872
Issuance of warrants for brokerage                    -                  -               -                -              203,545
  services
Shares issued to directors in lieu of                 -                  -               -                -            3,509,954
  Compensation and for services
Shares issued in connection with FTL                  -            254,552        (237,706)               -                    -
  acquisition
Common stock subscriptions received           1,000,000                  -               -                -            1,000,000
Shares issued for services                            -                  -               -                -               12,000
Shares issued upon exercise of options      (13,220,000)                 -               -                -              530,000
Net loss                                              -                  -               -       (2,551,510)          (2,551,510)
                                          -------------          ---------     -----------    -------------         -------------
Balance - June 30, 2000                     (13,220,000)         1,778,916    $ (1,918,634)   $ (38,934,616)       $   7,413,676
                                          =============          =========     ===========    =============         =============


          See accompanying notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Increase (Decrease) in Cash                           Six Months Ended June 30,
                                                --------------------------------
                                                       2000            1999
                                                ---------------  ---------------
Cash flows from operating activities:
  Net loss                                           $(2,551,510)  $   (663,918)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization                        207,486              -
    Changes in minority interest                        (172,270)             -
    Equity in loss of affiliate                           32,918              -
    Stock issued for services                          1,024,695         88,750
    Changes in operating assets and liabilities:
      Accounts receivable                                (21,048)             -
      Inventory                                          (10,052)        13,083
      Prepaid expenses and other                          50,090         28,500
      Accounts payable                                   304,640              -
      Accrued expenses and other current liabilities     316,091         8,233
      Net changes in due to (from) related parties       (64,984)       (15,700)
      Deferred revenue                                    10,072              -
                                                      ----------    -----------
Net cash used by operating activities                   (873,872)      (541,052)
                                                      ----------    -----------
Cash flows from investing activities:
  Proceeds from sale of 35% of ECS                             -      5,400,000
  Proceeds on sale of marketable securities                    -      1,135,607
  Advances to Sino Bull for investment purposes       (2,126,440)             -
  Advance towards eMPACT investment                     (300,000)             -
  Distribution of subsidiaries ownership to shareholders       -       (399,388)
  Purchase of property and equipment                     (70,982)             -
                                                      ----------    -----------
Net cash provided by (used in) investing activities   (2,497,422)     6,136,219
                                                      -----------   -----------
Cash flows from financing activities:
   Proceeds from issuance of common stock               3,273,000             -
   Proceeds on sale of common stock                             -        37,935
   Proceeds on sale of common stock issued to
     directors and officers                                     -       337,445
   Proceeds on loans and lines of credit                   88,853        50,000
   Proceeds on exercise of options and warrants         1,301,870             -
   Redemption of preferred stock                                -    (6,405,000)
   Payments to related parties                           (449,808)            -
   Payments on note payable                              (594,882)            -
   Payments on loans from shareholders                     (9,393)            -
                                                      -----------   -----------
Net cash provided by (used in) financing activities     3,609,640    (5,979,620)

Net increase (decrease) in cash                           238,346      (384,453)

Cash and cash equivalents, beginning of period            331,057       384,453
                                                      -----------   -----------
Cash and cash equivalents, end of period             $    569,403  $          -
                                                      ===========   ===========
          See accompanying notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

Note 1.    Organization and Nature of Operations

     Stardust, Inc.-Production-recording-Promotion ("Stardust"), a corporation organized under the laws of the State of Utah in September 1983, acquired all of the outstanding shares of Hartcourt Investments, a Nevada corporation, pursuant to an Agreement and Plan of Reorganization dated November 5, 1994. At the time of this acquisition, Stardust was a "shell" corporation with no assets, business or operations. Subsequent to the acquisition of Hartcourt Investments, Stardust changed its name to "The Hartcourt Companies, Inc."

     Hartcourt Pen was organized under the laws of the State of Nevada in October 1993 to engage in the sale of writing instruments. Hartcourt Pen entered into an Agreement and Plan of Reorganization dated December 1, 1994 with Hartcourt Investments, pursuant to which Hartcourt Investments acquired all of the outstanding shares of Hartcourt Pen. Through January 1999, Hartcourt's operations relating to writing instruments involved the assembly and distribution of writing instruments. In January 1999 Hartcourt discontinued the operations of Hartcourt Investments and Hartcourt Pen, and disposed of all its pen related assets in the United States.

     In August 1996, Hartcourt entered into a Purchase and Sale Agreement with NuOasis International, Inc. ("NuOasis"), a corporation incorporated under the laws of the Commonwealth of Bahamas, for the purchase of a commercial real estate project, consisting of three 5-7 story apartment buildings, commonly known as the Peony Gardens Property, ("Peony Gardens") located in the eastern part of Tongxian in Beijing, China. The purchase price consists of a Convertible Secured Promissory Note granted to NuOasis, in the principal amount of $12,000,000, a security interest in the property and the greater of 10,000,000 shares of Hartcourt's common stock, or that number of shares of Hartcourt's common stock having a market value equal to $10,000,000 immediately preceding the closing date. On August 8, 1996, an Addendum to the Purchase and Sale Agreement was agreed to by Hartcourt and NuOasis, by which Hartcourt's obligation to issue stock to NuOasis was reduced to 4,000,000 shares (valued at $10,000,000) of its common stock. On March 15, 1999, Hartcourt entered into an Exchange Agreement with Dragon King Investment Services Inc. ("Dragon King") pursuant to which Hartcourt agreed to assign its rights under the Purchase and Sale Agreement dated August 8, 1996 of its interest in the Peony Gardens development for investment securities valued at $10 million. Due to restrictions on the ability to trade the investment securities received, Hartcourt recorded an impairment of $5,000,000 as of December 31, 1998.

     In September 1996, Hartcourt entered into a Sales Agreement with Mandarin Overseas Investment Co., Ltd. ("Mandarin"), an unaffiliated Turks and Caicos chartered company located in Hong Kong, for its undivided 50% interest in thirty-four State of Alaska mineral lease gold lode claims, known as Lodestar claims numbered 35-68, consisting of 160 acres each, all located in the Melozitna mining district near Tanana, Alaska, approximately 300 air-kilometers west of the City of Fairbanks, Alaska. Hartcourt paid $3,000,000 in shares of its common stock to Mandarin for its undivided 50% interest in the mineral lease

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

gold lode claims. The number of shares were determined by the average price per share over a 10 day period for the 10 days prior to the execution of this agreement. In September 1996, Hartcourt entered into a Sales Agreement with Promed International Ltd. ("Promed"), an unaffiliated Turks and Caicos chartered company with offices in the British crown colony of Gibraltar, for the purchase of their undivided 50% interest in thirty-four State of Alaska mineral lease gold lode claims, known as Lodestar claims numbered 1-34, consisting of 160 acres each, all located in the Melozitna mining district near Tanana, Alaska, approximately 300 air-kilometers west of the City of Fairbanks, Alaska. Hartcourt paid $3,000,000 in shares of its common stock to Promed for its undivided 50% interest in the mineral lease gold lode claims, all shares were issued pursuant to Regulation "S." The number of shares were determined by the average price per share over a 10 day period for the 10 days prior to the execution of this agreement. In July 1998, Hartcourt filed notice upon Mandarin and Promed requesting rescission of the purchase of the Alaska gold mine mineral leases as the sellers failed to provide Hartcourt with the required geological evaluations. On March 8, 1999 Hartcourt entered into a rescission agreement with the sellers, returning the claims and receiving back 1,298,700 shares of Hartcourt common stock.

     In December 1996, Hartcourt entered into a Consulting Agreement with American Equities, LLC, ("American Equities"), a California Limited Liability Company. Hartcourt intended to acquire, manage and develop a real estate portfolio through the year 2001. On September 3, 1998, American Equities filed suit against Hartcourt for breach of contract. Hartcourt denied that it had breached any contract with American Equities and filed a cross-complaint for fraud and non-performance against American Equities and additional cross-defendants. As settlement of these matters on March 8, 1999, the parties agreed that all fees paid to American Equities were earned and to provide American Equities with a 27.65% interest in ECS. Also, American Equities agreed to pay back 1,075 the Series AB preferred stock dividend issued by Hartcourt in 1998 and 1,000,000 shares of Hartcourt common stock. Accordingly, all expenses relating to settlement were recorded in the year ended December 31, 1998. Additionally, American Equities agreed to provide working capital for ECS.

     On October 3, 1997, Hartcourt purchased all of the outstanding shares of Pego and Pego became a wholly owned subsidiary of Hartcourt. Pego, a manufacturer's representative organization for air and gas handling equipment, offers a full line of value added services including distribution, service and manufacturing of custom process equipment packages. The acquisition was accounted for using the purchase method of accounting. In connection with the purchase, Hartcourt paid $500,000 in cash, issued 450,000 shares of restricted common stock, 1,500 shares of Series C redeemable preferred stock, and entered into a non-compete agreement with Pego's majority shareholder and director. The total value of this transaction was approximately $2,300,000.

     On October 28, 1997, Hartcourt through a wholly owned subsidiary, acquired ECS and Pruzin Technologies, Inc. ("Pruzin"), an Arizona corporation, a related entity of ECS. ECS specializes in high technology contract manufacturing and assembly of printed circuit boards, phone and cable wires. ECS has three manufacturing facilities, and contracts with a maquiladora in the free trade zone in Sonora, Mexico. The acquisition was structured as a tax-free reorganization and was accounted for using the purchase method of accounting. In connection with the acquisition, Hartcourt paid $250,000 in cash, issued a note payable for $250,000, issued 3,400 shares of Series D convertible preferred

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

stock and 2,500,000 shares of its common stock. The total value of the transaction was approximately $9,500,000.

     On August 24, 1998, Harcourt and ECS executed an agreement and plan of merger with Elan Manufacturing, Inc. ("Elan"), a contract manufacturer of electronic components similar to ECS, located in the Silicon Valley, California. Under the terms of the agreement, Elan was merged into and with ECS, thereby ceasing Elan's existence. The merger was effective September 1, 1998, and the purchase price of $616,240 was paid by Hartcourt issuing 724,990 of its common shares to the three selling shareholders based on a value of $0.85 per share.

     On October 21, 1998, Mr. James Pruzin, the selling shareholder and president of ECS, formally requested a rescission of the October 28, 1997 acquisition whereby, Hartcourt through a wholly owned subsidiary acquired ECS and Pruzin. Mr. Pruzin alleged that he was authorized to request rescission of the original transaction based on an alleged breach of the acquisition agreement by Hartcourt which Hartcourt denied. On November 10,1998, Hartcourt and Mr. Pruzin entered into a memorandum of understanding whereby Mr. Pruzin could reacquire ECS and Pruzin from Hartcourt by returning all of the Hartcourt's common and preferred shares originally issued to Mr. Pruzin, making payment to Hartcourt of $1,850,000 during 1999, negotiating the return of Hartcourt common shares issued in the Elan transaction, and issued to Hartcourt a promissory note for $400,000 amortized over five years with monthly payments beginning in 2000. Subsequently, Mr. Pruzin was unable to meet the terms of the memorandum of understanding and entered into new negotiations with Hartcourt. Mr. Pruzin and Hartcourt reached an agreement whereby Mr. Pruzin agreed to return to Hartcourt 2,000,000 common shares of Hartcourt representing 80% of the amount originally issued, and 3,400 shares of Series D preferred stock. Hartcourt agreed to assign to Mr. Pruzin a 30% ownership interest in ECS, and has a right to purchase 500,000 shares of Hartcourt common stock held by Mr. Pruzin at $1 per share. Additionally, as part of the agreement, the payment terms for the promissory note and advances were changed to thirty-six monthly payments of $7,083 with no interest until paid in full.

     Effective  February  1,  1999,  pursuant  to a  Share  Purchase  Agreement,
Hartcourt acquired one (1) share of common stock of Enova Holdings Inc. ("Enova"), a Nevada corporation representing 100% of the total issued and outstanding capital stock of Enova, making Enova a wholly-owned subsidiary. Effective March 1, 1999, Hartcourt and Enova executed an Exchange Agreement (the "Enova Agreement") whereby Hartcourt exchanged all of its ownership in two wholly owned subsidiaries, Pego and ECS, for 5,213,594 additional shares of common stock of Enova. On March 24, 1999, Hartcourt entered into a Distribution Agreement pursuant to which Hartcourt agreed to distribute to all shareholders of record on March 31, 1999, the 5,213,595 shares of common stock of Enova and to file, within a reasonable period of time following such distribution, a Registration Statement on Form 10-SB to cause the distributed shares of Enova to be registered under the Securities Exchange Act of 1934. Enova's Registration Statement on Form 10-SB was filed under the Securities Exchange Act of 1934 on January 24, 2000.

     As a result of the Share Purchase Agreement, the Enova Agreement and the Distribution Agreement, each shareholder of record of Hartcourt on March 31, 1999 received one (1) share of Enova for every four (4) shares owned of Hartcourt. Following the distribution of the Enova shares, both Hartcourt and Enova continue to operate as separate companies.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

     On August 17, 1999, Hartcourt entered into a stock purchase agreement with FTL, a Hong Kong corporation, to purchase 4,964,990 shares of common stock, representing 58.53% of the total common stock outstanding. FTL is a financial data bank providing real-time stock quotes and financial information of Hong Kong listed companies as well as information on other international stock exchanges in the U.S. and Europe to institutional and retail investors. The purchase price was agreed to be HK $4.713 (US$ 0.604) per share for a total of HK$23.4 million or US$3.0 million, payable 50% in cash and the remaining balance in Hartcourt common shares. The acquisition was completed on October 4, 1999 with Hartcourt making total cash payments of $801,860, recorded a payable for $797,140 and issued 1,500,000 shares of its common stock to FTL. The stock purchase agreement required a post closing adjustment for any deficiency to be paid to FTL in the event the final closing net worth as of the closing date shall be more than $5,000 over and above the net worth reported in calculating the purchase price. As a result of the post closing adjustment, the purchase price was revised to HK$25,563,842 or US$3,277,412. At December 31, 1999, Hartcourt recorded the increase in purchase price as a result of the post closing adjustment, as a note payable to FTL of $138,706 and a payable for the issue of 148,512 shares of common stock of Hartcourt. On January 18, 2000, Hartcourt issued 254,552 additional shares of common stock to FTL in settlement of the post closing adjustment. The 1,754,552 shares of common stock issued to FTL are reflected as treasury shares in the accompanying financial statements since FTL is a subsidiary of Hartcourt. As of August 10, 2000, Hartcourt has fully settled its amounts payable to FTL for the acquisition of FTL's shares.

     On March 27, 2000, FTL entered into a Memorandum of Understanding with NiceVoice Investment Holdings Limited (NiceVoice) to form a joint venture for the purpose of establishing and operating a financial paging service network in Hong Kong on the FLEX transmission protocol on a PDA receiver device. Subject to verification of total costs to be incurred in erection of FLEX transmission network, design of financial information broadcast system, sourcing, testing and tuning of PDA receiver devices, etc. and signing of formal joint venture agreement, FTL will invest cash by phases to the amount not to exceed HK$4,000,000 (approximately US$512,800) in exchange of a total of 51% ownership in the joint venture. The transaction is currently under management review and a definitive joint venture agreement is expected to be finalized by August 31, 2000.

     On June 20, 1999, Hartcourt entered into an agreement with Beijing UAC Stock Trading Online Co., Ltd. ("UAC Trading") to form a joint venture company under the laws of China. The name of the joint venture company is Beijing UAC Stock Exchange Online Co. Ltd. ("UAC"). UAC operates the first and only nationwide online securities trading network, UAC 162 Network, connecting investors with their stock brokerage offices via China Pac. China Pac is the nationwide packet switched network in China owned by China Telecom since 1991. UAC 162 Network consists of proprietary server software and user interface, servers, gateways and other communication hardware. Under the terms of the agreement, for a 35% interest in UAC, Hartcourt agreed to invest $1,000,000 in UAC, pay $1,700,000 to the owners of UAC Trading and transfer 1,000,000 common shares of Hartcourt to UAC. 200,000 of these common shares will be transferred to UAC Trading for an existing loan of $200,000 and 800,000 common shares are still to be issued and will be recorded as a loan from Hartcourt to UAC upon issuance. On August 9, 1999, Hartcourt and UAC Trading agreed to convert the Hartcourt loan of $200,000 into an option to purchase an additional 15% interest in UAC from UAC Trading. Hartcourt exercised its option to convert the loan to

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

UAC for an additional 15% interest in UAC making Hartcourt's total investment interest in UAC to 50%. The transaction is to be effective by August 31, 2000.

     On December  30,  1996,  Hartcourt  and  American  Equities  entered into a
Warrant Agreement, whereby Hartcourt agreed to issue and sell to American Equities, for the price of $100, a warrant to purchase up to 2,000,000 shares of its common stock, $.01 par value, in connection with the consulting services provided to Hartcourt. American Equities shall have the right to purchase at any time and from time to time prior to December 30, 2002, up to the number of fully paid and non-assessable shares of warrants stock, upon payment of specific exercise price or apply the cashless exercise clause specified in the Agreement. On September 9, 1999, pursuant to Cashless Exercise clause in the Warrant Agreement, American Equity exercised its cashless exercise right and converted 800,000 warrants into 621,674 Hartcourt's common shares without payment of any consideration. On December 14, 1999, American Equities filed a complaint against Hartcourt alleging breach of Warrant Agreement, claiming damages of $30,000,000. The case concerned dispute over whether shares issued under the Warrant Agreement would be issued as restricted shares or free trading shares. An agreement was reached and the litigation was settled on March 20, 2000. American Equities was allowed to further exercise its cashless exercise right and converted the remaining 1,200,000 warrants into 1,070,075 free trading common shares of Hartcourt without any payment of consideration.

     In November 1999, Sino Bull Group ("Group"), a related entity, was formed with the intention to consolidate various related businesses acquired or expected to be acquired by Hartcourt or Sino Bull.com Inc. For the purposes of presenting these businesses under a unified structure and strong brand name, a restructuring of the Group will result in consolidating these businesses under Sino Bull.com. Inc, the holding company of the Group that was incorporated in British Virgin Islands. The mission of the Group is to become the premier e-commerce network service provider (providing financial information and related technology services) to investors and financial institutions in Greater China. Hartcourt intends to transfer its ownership interests in UAC and FTL into Sino Bull.com Inc. during calendar year 2000 in exchange for certain equity interest in Sino Bull.com Inc.

     On December 23, 1999, Hartcourt entered into an agreement with GoCall Inc. ("GoCall"), a Delaware corporation, to form a strategic alliance for the common interest of the respective corporations, including but not limited to the development of GoCall's Internet related development-stage businesses and software. GoCall agreed to give Hartcourt 1,000,000 shares of its convertible preferred stock. Each share of convertible preferred stock is convertible into 10 shares of common stock (restricted under Rule 144 for 12 months). In return, Hartcourt agreed to give GoCall all of the marketable securities received from Dragon King which are carried at $5.0 million plus 192,000 shares of common stock of ECS. Hartcourt withheld 192,000 shares of common stock of ECS, valued at $196,358 at the date of closing on December 29, 1999 and this was recorded as payable to GoCall at December 31, 1999. The GoCall convertible preferred stock has subsequently been valued at $2,500,000. Accordingly, Hartcourt has recorded an impairment of $2,696,358 against the marketable securities for the year ended December 31, 1999. Hartcourt has the option to appoint three out of the five directors of GoCall. As of August 10, 2000, Hartcourt has not appointed any directors to the GoCall Board and has not exercised any control on GoCall's operations.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)
Recent Events

     No assurance can be given that Term Sheets and Heads of Agreements will result in actual agreements or that the terms of the agreements will not be significantly changed, or that any of the financing needs to consummate the agreements discussed below will be successfully completed.

     Hartcourt's partners in the joint ventures discussed below are expecting Hartcourt to provide two key elements in these joint ventures: Internet technology and investment capital. Hartcourt management, which has recently hired individuals with experience and expertise in relevant industry sectors, intends to provide Internet technology by merging with or acquiring companies already active in these businesses. On the financial side, Hartcourt plans to raise funds necessary to carry out the plans of its venture partners by selling its own common shares to selected investors/partners and bringing in partners whose contributions to each joint venture will include the necessary cash contributions. If Hartcourt is not able to raise the necessary funds indicated in the agreements, the agreements will need to be modified or cancelled.

     Beijing Innostar Hi-Tech Enterprises, Ltd. ("Innostar") - On October 20, 1999, Hartcourt signed a Joint Venture Agreement with Innostar to establish a wireless nationwide Internet service provider network and IP phone services in China via a Chinese satellite. The total amount of investment in the joint venture company will be $24.0 million of which $14.0 million will be contributed by Innostar for 65% ownership interest and $10.0 million by Hartcourt for 35% ownership interest. The profits and losses of the joint venture company will be distributed in accordance with their ownership interest ratios. The duration of the Joint Venture Agreement is fifteen (15) years. The date of official establishment of the joint venture company shall be the date the business license is issued. As of August 10, 2000 Hartcourt is waiting for the approval and grant of the business license. Hartcourt will need to raise the funds needed to complete this transaction.

     eSAT, Inc. ("eSAT") - On November 29, 1999, Hartcourt signed a Term Sheet with eSAT to create a strategic alliance through the exchange of their common shares to establish a wireless Internet service provider and IP phone network in China. In a private placement, Hartcourt will purchase 2,000,000 restricted common shares of eSAT. eSAT will also grant Hartcourt an option to purchase an additional 2,000,000 restricted common shares of eSAT at the exercise price of $4.00 per share subject to customary anti-dilution provisions and exercisable for a three year period. Fully exercised, it will represent 20% ownership in eSAT. In exchange, Hartcourt will issue 1,000,000 of its restricted common shares to eSAT. All the shares and options will be placed in an escrow with a mutually agreed agent. The operation was expected to start in late April 2000. If by April 30, 2000, eSAT was not able to obtain a satisfactory exclusive supply contract with the Innostar Joint Venture, either party may void the agreement, and the escrow agent will be instructed to return the shares and options to the respective parties. The parties did not open the escrow and have mutually agreed to terminate the agreement immediately.

     The following three transactions have been entered into by Sino Bull, not Hartcourt. As of August 10, 2000 Hartcourt has no financial interest in these Companies.

     Beijing Shangdi Net Technologies Center Co., Ltd. ("Shangdi") - On December 18, 1999, Sino Bull signed a Term Sheet Agreement with Shangdi to form a new

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

corporation in Beijing. Sino Bull shall have 40% interest and Shangdi shall have 60% interest in the new corporation. On April 12, 2000, Sino Bull signed a Term Sheet Agreement with Shangdi revising the terms of the Term Sheet Agreement signed on December 18, 1999. The terms of the revised agreement required Sino Bull to pay Shangdi US$670,000 being the consideration of all tangible and intangible assets in relation to Shangdi's computer network information services excluding cash and debts and 33.84% shares of Hua Xia Information Company Limited; invest US$1,000,000 to a newly formed company Sinobull Network Inc., a corporation registered in Beijing, for its working capital needs; 140,000 restricted common shares of Hartcourt to Shangdi and 60,000 restricted common shares of Hartcourt to Sinobull Network, Inc. In exchange, Shangdi agreed to transfer without any pledge and debt, all tangible and intangible assets in relation to computer network information services to Sinobull Network, Inc.; transfer to Hartcourt 40% of the ownership interest in Tian Di Hu Lian Technologies, Ltd, a BVI corporation, holding the interest for the shareholders of Shangdi. After the above transfers, Shangdi shall be entitled to own 18% of total shares of Sino Bull. As of August 10, 2000, Sino Bull has paid cash consideration of $1,000,000 towards the purchase of Shangdi. The $1,000,000 was advanced by Hartcourt to Sino Bull. These transactions have not been consummated as of August 10, 2000.

     StreamingAsia.Com Ltd. ("StreamingAsia") - On April 14, 2000, Hartcourt announced that Sino Bull signed a Subscription and Shareholders' Agreement ("Agreement") relating to StreamingAsia, whereby Sino Bull agreed to subscribe all of the issued and outstanding fully paid shares of StreamingAsia for HK$7,000,000 (approximately US$897,500). The terms of payment included HK$500,000 (approximately US$64,100) payable in cashier's check upon signing of the Agreement; at the option of Sino Bull, HK$1,500,000 (approximately US$192,300) payable in cash or Sino Bull delivering such number of shares of Hartcourt within 14 days after signing the Agreement; HK$500,000 (approximately US$64,100) payable in cash within 30 days from the date of the Agreement; HK$1,000,000 (approximately US$128,200) payable in cash within 60 days from the date of the Agreement; HK$1,000,000 (approximately US$128,200) payable in cash within 90 days of the date of the Agreement; and HK$2,500,000 (approximately US$320,600) within 120 days from the date of the Agreement. Sino Bull will appoint two members to the Board of Directors of StreamingAsia. Together with the existing two directors, the new board shall consist of four directors. As of August 10, 2000, Sino Bull has completed the acquisition of StreamingAsia and paid the cash consideration of $897,500. The $897,500 was advanced by Hartcourt to Sino Bull.

     Shanghai Guo Mao Science & Technology Co. Ltd. ("Guo Mao") - On December 1, 1999, Sino Bull signed a Term Sheet Agreement with Guo Mao whereby Guo Mao agreed to issue new shares for a total proceeds of $1,000,000 which will represent 50% of the expanded capital of Guo Mao. Sino Bull agreed to subscribe for all the new shares issued by Guo Mao. On May 16, 2000, Sino Bull and Hopeful Internet Technologies Limited ("Hopeful") entered into an agreement whereby Hopeful, an investment holding company incorporated in the British Virgin Islands, will acquire through its wholly-owned subsidiary Shanghai Sinobull Financial Information Company Limited, all of the operating assets and business of Guo Mao. To finance this acquisition, Hopeful will issue new shares to Sino Bull equal to 40% of the expanded capital of Hopeful for a total consideration of $1,000,000. The terms of payment by Sino Bull for the purchase of new shares will be: $200,000 in cash upon signing of the agreement; $150,000 in cash within

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

30 days of signing of the agreement; $150,000 in cash within 60 days of signing of the agreement; and $500,000 within 30 days after signing of the agreement in shares of Hartcourt based on the average closing price in the last 7 trading days before payment, or in shares of Sino Bull based upon the valuation to be agreed on by the parties. Sino Bull will appoint not more than five directors to the board of Guo Mao. Together with the existing five directors, the new board shall consist of not more than ten directors. The transactions are expected to close by August 31, 2000.

     Swartz Private Equity, LLC ("Swartz") - Swartz is an investment entity focused on equity investments in Internet and other high technology companies. On November 3, 1999, Hartcourt signed an Investment Agreement with Swartz. Swartz agreed to purchase from Hartcourt, from time to time, shares of Hartcourt's common stock, as part of an offering of common stock by Hartcourt to Swartz, for a maximum aggregate offering amount of $25,000,000. There are monthly limitations as to the number of Hartcourt shares that can be purchased by Swartz. These fundings will be used to satisfy Hartcourt's working capital requirements for the year 2000 and complete acquisitions of Internet related operations. On January 5, 2000, Hartcourt and Swartz agreed to increase the equity line funding to $35,000,000 due to the planned acquisitions of Internet operations in China. Hartcourt is currently preparing to file a form SB-2 Registration document with SEC to register additional common shares for issuance to Swartz. Once approved by SEC, Swartz has the obligation to purchase these shares at the market price less 10 percent discount during the next 24 months.

     eMPACT Solutions, Inc. ("eMPACT") - On February 9, 2000, Hartcourt entered into a Stock Purchase Agreement Term Sheet to purchase 30% of the authorized and outstanding shares of eMPACT's new shares of common stock. The purchase price was agreed to be $2,000,000, payable $1,000,000 in cash at the date of closing, and the remainder $1,000,000 in cash within ninety days of closing. In the event that eMPACT shall fail to meet the revenues projections for the fiscal year 2000, Hartcourt shall receive an additional one percent of the shares of eMPACT for every percent that revenue does not meet the projections for revenue to a maximum of an additional twenty percent. On April 10, 2000, Hartcourt paid a consideration of $300,000 as an advance towards the purchase price of eMPACT shares. Hartcourt is currently negotiating to finalize the remaining investment and raise the necessary proceeds to complete the acquisition.

     Shenzhen China Cable Integrated Network Co. Ltd. ('SCIC") - On February 25, 2000, Hartcourt signed a Letter of Intent with Shenzhen Sinlan Investment Co., Ltd. to jointly invest in SCIC. No terms have been reached, and a definitive agreement to form a joint venture company is currently being delayed pending the implementation of the WTO (World Trade Organization) agreement. SCIC operates an exclusive television and cable network in the capital city of Chengdu. SCIC is planning an expansion program to add subscribers and to modernize the existing system and make it a showcase cable system with interconnecting data transmission via a network of satellite and cable transmission.

     Heads of Agreement: On April 8, 2000, Hartcourt entered into Heads of Agreement ("Agreement") with DF Ltd., Loughborough Ltd., and Express Internet Investment Ltd. (collectively, "the Management") and a fourth investor to form a joint venture company for the commercial exploitation of the Publication Rights

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

of the internet and production of the content of the website in respect of the laws of China. Hartcourt is currently having discussions with three possible investors and is trying to recruit one of these investors to be the fourth investor. The Agreement does not require Hartcourt to bring on board the fourth investor and there are no guarantees that Hartcourt will be successful in recruiting the fourth investor. Per the terms of the Agreement, both Hartcourt and the fourth investor's obligation are to invest US$2,000,000 each, in the joint venture company for 25% ownership interest and share the responsibility in providing funding, finance and technological support. The obligation of Hartcourt and the fourth investor is to provide funding as working capital for the joint venture company subject to the conditions precedent that the joint venture company shall have entered into an agreement with the relevant parties in China for the commercial exploitation of the Publication Rights on the Internet and the website. Each of the investors shall within 14 days of entering into such agreement by the joint venture company, pay a sum of US$1,000,000, making a US$2,000,000 being the 1st Tranche of the working capital; within three
(3) months thereafter pay another sum of US$1,000,000, making a US$2,000,000 being the 2nd Tranche of the working capital for the remaining portion of their investment. Production of the website shall commence upon the payment in full of the 1st Tranche by the investors to the joint venture company and the appropriate production costs being made available to the parties responsible for production. The joint venture company is currently negotiating agreements with the relevant parties in China and has not been granted approval for the commercial exploitation of the Publication Rights on the Internet and the website. Therefore, as of August 10, 2000, Hartcourt has no payment obligations under this Agreement.

     Fee Agreement for Introduction Services: On April 19, 2000, Hartcourt entered into a Fee Agreement for Introduction Services ('Agreement") with Tang Wai Leong and Thomas Kwok, (collectively referred to as "Introducers") whereby the Introducers will use their best efforts to search for, identify and make known to Hartcourt Internet-related business and opportunities for potential acquisition by Hartcourt. In addition, Introducers will seek out sources of funding and search for suitable candidates for employment by Hartcourt in its Chinese operations. Hartcourt agrees to satisfy Introducers time and expense incurred, up to and including the first acquisition by Hartcourt of an opportunity introduced or arranged by Introducers, by granting to Introducers options to purchase up to 2,500,000 shares of Hartcourt common stock at a price of Five Dollars and Fifty Cents ($5.50) per share. The option is non-transferable and will expire unless exercised on or before the third anniversary of the date of Agreement. Upon consummation of the introduction by the Introducers and Hartcourt completing the acquisition, Hartcourt agreed to register with the Securities and Exchange Commission under a Form S-8 such shares granted under the option agreement, and shall cause such registration statement to remain effective at all times while Introducers holds the options.

     The Introducers have introduced to Hartcourt a potential acquisition opportunity and Hartcourt signed the necessary documents to consummate the purchase of an entity (Shenzhen Rayes Group Limited) on April 27, 2000. The Introducers have subsequently exercised their option to acquire 2,500,000 shares of Hartcourt common stock. On May 8, 2000, in accordance with the terms of the Agreement, Hartcourt filed a Form S-8 to register with the Securities and Exchange Commission the 2,500,000 options granted to the Introducers under the Agreement.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

     Shenzhen Rayes Group Limited ("Shenzhen"): On April 27, 2000, Hartcourt signed a Stock Purchase Agreement Term Sheet with Shenzhen to form a new entity of which Hartcourt desires to purchase fifty-one percent (51%) of the outstanding shares of the capital stock and Shenzhen agrees to retain the remaining forty-nine percent (49%) of the outstanding shares. Shenzhen being the sole owner all of rights, title and interest in an operating company desires to contribute fifty-one percent (51%) of its share to the new entity. The transaction is to close no later than 45 days following the execution of this Agreement during which time all due diligence shall be completed, which includes evaluation of the third party and the operating company by an investment banker, a legal opinion of counsel as to the acceptability of the proposed structure of Hartcourt's acquisition of fifty-one percent (51%) of new entity, financial reviews, et al. The purchase price shall be not less than US$50,000,000 in cash and not exceeding US$76,000,000 (including US$50,000,000 in cash together with marketable shares of up to US$26,000,000 in value). The terms of the Agreement required: a) Hartcourt to deposit $10,000,000 in an escrow account no later than April 28, 2000 upon complete execution of the Agreement; b) upon completion of all of its due diligence, including evaluation by an investment banker and confirmation by legal counsel as to acceptable structure, Hartcourt shall deposit such additional funds as shall be determined as required in conformity with the value established by an investment banker. On April 28, 2000, Hartcourt entered into an agreement with another third party who opened the escrow with a letter of credit and deposited $10,000,000 on behalf of Hartcourt. As of August 10, 2000, the term of the escrow has expired and the parties have mutually agreed to extend the term of the Agreement to complete the due diligence by October 31, 2000. Hartcourt is currently performing its own due diligence and plans to complete the transaction. However, the terms of the agreement, including the amounts involved, may be significantly modified.

     Sino Bull.Com Inc. ("Sino Bull") - On May 1, 2000, Hartcourt and Sino Bull entered into an Exchange Agreement and agreed to exchange shares of interests Hartcourt has in certain related businesses for Sino Bull common stock. The terms of Agreement required Sino Bull to exchange forty-eight (48%) percent of its common stock (par value @ $1.00) for all of Hartcourt's ownership interests in the following companies: a) 58.53% of Financial Telecom Limited; 50% of Beijing UAC Stock Exchange Online Co Ltd.; c) 40% of Shangdi; d) 50% of StreamingAsia; e) 50% of GuoMao. The Agreement required Sino Bull to form an eleven (11) member Board of Directors group with Hartcourt to appoint six (6) members and Sino Bull to appoint five (5) members. As a result of this restructure, Sino Bull will become an investment holding company and an affiliate of Hartcourt. Hartcourt is currently reviewing the structure of operations of Sino Bull under the laws of China and Hong Kong and proposes to finalize the structure by the end of September 2000.

     Koffman Securities Limited ("Koffman"): On June 12, 2000, Hartcourt entered into a Stock Purchase Agreement Term Sheet with Koffman, a securities brokerage firm, to purchase 30% of the expanded capital stock of Koffman for HK$22,285,000 (approximately US$2,857,050). The transaction shall close no later than 60 days following the execution of the Agreement during which time all due diligence shall have been completed, which shall include but not be limited to an evaluation of Koffman by the auditors, appraisers and legal counsel appointed by Hartcourt for this purpose and a legal opinion of its counsel as to the acceptability of the proposed structure of Hartcourt's acquisition of 30% of

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

Koffman, financial reviews, and other usual and customary due diligence. The purchase price shall be payable as follows: 3/4 of the purchase price shall be payable upon execution of a definitive agreement to purchase and sell by both parties based upon completion of all of its due diligence, including evaluation and appraisal and confirmation by legal counsel as to the acceptability of the proposed structure of Hartcourt's acquisition of 30% of Koffman; and 3/4 of the purchase price payable in three successive equal monthly installments. The net asset value of Koffman of approximately HK$52 million (approximately US$6,666,667) as at March 31, 2000 was agreed to be the benchmark. The consideration to be paid for Koffman is subject to adjustment after the result of an independent audit by the auditors and appraisal of the net asset value of Koffman within the time set forth above with the adjusted net asset value of Koffman not being greater than HK$52 million. Hartcourt is currently performing its due diligence review and both the parties have mutually agreed to extend the due diligence review of Hartcourt, and plans are to close the transaction by September 30, 2000.

     Shanghai Wind Information Company, Limited ("Wind"): On June 23, 2000, Hartcourt signed a Stock Purchase Agreement Term Sheet with Wind, a financial data service company, to purchase 40% of the expanded capital stock of Wind, excluding its insurance operations, for $4,000,000. The purchase price shall be payable as follows: $500,000 in cash to be used for Wind business expansion upon completion of all due diligence by Hartcourt no later than August 25, 2000; $1,500,000 in cash shall be payable within 15 days upon obtaining approval of the Stock Purchase Agreement by the relevant government authorities; and the remaining $2,000,000 shall be paid in Hartcourt common stock which shall be valued at the bid price on the date of closing, such date to be determined by Wind after the execution of the agreement. It was further mutually agreed that six months after the date of closing, Wind shall have the option to exchange one-half of the Hartcourt common shares it received from Hartcourt for cash of $1,000,000 based on the same valuation of the shares as was used on the date of closing. Hartcourt is currently performing its due diligence review on the operations of Wind and has not made any payments as of August 10, 2000.

Note 2.    Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and related notes included in the Company's 1999 Form 10-KSB.

     In the  opinion of  management,  the  accompanying  unaudited  consolidated financial statements contain all adjustments (which include only normal recurring adjustments) necessary to present fairly the balance sheets of The Hartcourt Companies, Inc. and Subsidiaries as of June 30, 2000 and December 31, 1999, and the results of their operations and their cash flows for the six months ended June 30, 2000 and 1999. The financial statements for the three months and six months ended June 30, 2000 are consolidated to include the accounts of The Hartcourt Companies and its 58.53% owned subsidiary Financial Telecom Limited, and its 35% owned equity investment in Beijing UAC Stock Exchange Online Co. Ltd. The financial statements for the three months and six

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

months period ended June 30, 1999 include only the accounts of The Hartcourt Companies, Inc. The operations of Hartcourt Pen and Hartcourt Investments were discontinued in January 1999 and Hartcourt's investment in Pego Systems, Inc. and Electronic Components and Systems, Inc. was spun-off to Enova effective March 1, 1999 and distributed as stock dividend.

     The results of operations for the three months and six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

     Certain 1999 amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on previously reported net income.

    The accounting policies followed by the Company are set forth in Note A. to the Company's financial statements as stated in its report on Form 10-KSB for the fiscal year ended December 31, 1999.

Note 3.    Supplemental Disclosure of Non-Cash Financing Activities
                                               Six Months          Six Months
                                                 Ended               Ended
                                             June 30, 2000       June 30, 1999
                                           ----------------   -----------------
Cash paid for:
   Interest                                 $     43,705      $               -
   Taxes                                               -                  1,355
                                            ------------      -----------------
Non-cash operating and financing activities:
   Shares issued to director in liquidation $  3,509,954      $               -
     of payable
   Preferred stock issued for dividends                -                270,000



Note 4.    Loss per Share

                                          Three Months  Three Months    Six Months       Six Months
                                              Ended        Ended           Ended           Ended
                                             June 30,     June 30,        June 30,        June 30,
                                               2000         1999            2000            1999
                                          -------------  -------------  -------------   -------------

Net loss                                  $    880,372   $    414,740   $  2,551,510     $    663,918

Effects of dilutive securities
                                           -----------    -----------    -----------      -----------

Weighted average shares outstanding         27,940,081     19,640,025     27,134,267       19,306,537
                                           ===========    ===========    ===========      ===========

Basic and dilutive earnings per share     $      (0.03)  $      (0.02)  $      (0.09)     $      (.03)
                                           ===========    ===========    ===========       ==========

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 2000 (UNAUDITED)

     At June 30, 2000 and 1999, the Company had 483,530 and 2,000,000 warrants and options outstanding, each exercisable into one share of common stock. These instruments were not included in the computation of diluted earnings per share for any of the periods presented, due to their anti-dilutive effects based on the net loss reported for each period.

Note 5. Litigation
Charles E. Hogue vs. Hartcourt. Circuit Court of the Ninth Judicial Circuit, Orange County, Florida Case N. C10-2190

     The litigation concerns a claim filed on April 8, 2000 against Hartcourt for breach of contract for alleged fees due to Charles Hogue ("plaintiff") for introductory services. Such fee was set as a percentage of the transaction contemplated and a check of $40,500 for payment in full thereof was tendered to the plaintiff which the plaintiff refused claiming sums far in excess of those agreed to. Hartcourt's legal counsel has interposed a motion to dismiss the suit which is pending before the court and is confident of success in disposition of this matter.

     ComericaBank of California ("Comerica") vs. Enova. Et al. Superior Court of California, County of Los Angeles, California. Case No. BC 221594.

     This litigation concerns Hartcourt's alleged obligation as an alleged guarantor of another entity's ("Pego") alleged obligation on a promissory note that is asserted to be in non-financial default. The plaintiff in that matter may be the subject of a cross-complaint by Hartcourt, which will depend on the evidence disclosed by documents Harcourt has demanded be produced. The complaint alleges that Harcourt executed a guarantee of obligation of Pego (approximately $925,000) which obligation went into non-financial default. Pego expects to be able to settle with plaintiff and such settlement will eliminate Hartcourt's liability. The prospects for the success of those settlement negotiations, as well as the approximately range or amount of any potential loss by Hartcourt, are uncertain at this time.

     The company is party to various claims and legal proceedings arising out of the normal course of its business. These claims and legal proceedings relate to contractual rights and obligations, employment matters, and claims of product liability. While there can be no assurance that an adverse determination of any such matters could not have a material adverse impact in any future period, management does not believe, based upon information known to it, that the final resolution of any of these matters will have a material adverse effect upon the Company's consolidated financial position and annual results of operations and cash flows.

                          Independent Auditors' Report



The Board of Directors and Shareholders of
The Hartcourt Companies, Inc.


     We have audited the accompanying consolidated balance sheet of The Hartcourt Companies, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hartcourt Companies, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a negative working capital and needs to raise additional funds to accomplish its objectives. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     BDO International


Hong Kong
March 30, 2000

                          Independent Auditors' Report



To the Board of Directors and Shareholders of The Hartcourt Companies, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheet of The Hartcourt Companies, Inc. (a Utah corporation) and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hartcourt Companies, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     /s/ Harlan & Boettger, LLP


San Diego, California
March 6, 1999

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS


                                                        December 31,
                                                  -----------------------------
                                                        1998            1999
                                                  -----------------------------

ASSETS

Current assets:
 Cash and cash equivalents                           $      18,834  $   331,057
 Accounts receivable, net of allowance of $167,497               -       37,626
 Inventory                                                       -      127,091
 Notes receivable (Note 3)                                  91,523      228,800
 Prepaid expenses and other                                 68,355      129,114
 Due from related parties (Note 4)                         142,522      108,222
                                                      ------------   ----------
Total current assets                                       321,234      961,910
                                                      ------------   ----------

Property and equipment, net (Note 5)                             -      815,085

Investments (Note 2)                                    11,030,000    5,554,644

Intangibles, net (Note 6)                                        -    2,206,033

Net assets of discontinued operations (Note 7)           6,939,611            -
                                                      ------------   ----------
Total assets                                          $ 18,290,845  $ 9,537,672
                                                      ============  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                     $     40,635  $   152,709
 Deferred revenue                                                -       78,477
 Notes payable - current portion (Note 8)                   25,000      649,998
 Accrued expenses and other current liabilities (Note 10)   32,951    4,073,504
 Payables to related parties (Note 9)                    1,091,081    2,457,497
                                                      ------------  -----------
Total current liabilities                                1,189,667    7,412,185

Notes payable, net of current portion (Note 8)                   -      608,184
                                                      ------------  -----------
Total liabilities                                        1,189,667    8,020,369
                                                      ------------  -----------
Commitments and Contingencies (Notes 11 and 18)

Minority Interest (Note 2)                                       -      661,634

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                        December 31,
                                                  -----------------------------
                                                        1998            1999
                                                  -----------------------------
Shareholders' Equity
Preferred Stock: (Note 12)
  Original preferred stock, $0.01 par value,              10              10
     1,000 authorized, issued and outstanding
  Series A, $1,000 stated value, 4,000 shares      4,000,000               -
     authorized, 4,000 and 0 issued and
     outstanding at December 31, 1998 and 1999
  Series B, $1,000 stated value, 2,000 shares      2,000,000               -
     authorized, 2,000 and 0 issued and
     outstanding at December 31, 1998 and 1999
  Series D, $1,000 stated value, 10,000 shares     3,400,000               -
     authorized, 3,400 and 0 shares issued
     and outstanding at December 31, 1998
     and 1999
  Series AB, $100 stated value, 25,000 shares        405,000               -
     authorized, 4,050 and 0 issued and
     outstanding at December 31, 1998 and 1999
                                              --------------    ------------
Total preferred stock                              9,805,010              10

Common stock, $0.001 par value, 50,000,000            19,955          23,833
 shares authorized; 19,954,382 shares and
 23,832,152 shares issued and outstanding
 at December 31, 1998 and 1999
Stock subscription receivable                       (301,000 )             -
Treasury stock, at cost (24,364 shares              (279,928 )    (1,680,928 )
 and 1,524,364 shares at December 31,
 1998 and 1999)
Additional paid-in capital                        33,257,835      38,895,860
Accumulated deficit                              (25,400,694 )   (36,383,106 )
                                              --------------   -------------
Total shareholders' equity                        17,101,178         855,669
                                              --------------   -------------
Total liabilities and shareholders' equity   $    18,290,845   $   9,537,672
                                              ==============   =============


    See accompanying summary of accounting policies and notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                              For the Years Ended December 31,
                                        --------------------------------------
                                                  1998                 1999
                                        -----------------     ----------------
Net sales                              $                -    $         378,677
Cost of sales                                           -               71,810
                                        -----------------     ----------------
Gross profit                                            -              306,867
                                        -----------------     ----------------
Operating expenses
   Selling, general and administrative          1,472,286            7,029,179
   Depreciation and amortization                        -               85,879
   Impairments (Note 2)                        11,770,913                    -
   Settlements, net (Note 2)                    1,212,327              384,013
                                        -----------------     ----------------
Total operating expenses                       14,455,526            7,499,071
                                        -----------------     ----------------
Loss from continuing operations before
          items below                         (14,455,526 )         (7,192,204 )
                                        -----------------     ----------------
Other income (expense):
   Equity in earnings of affiliate                      -               (9,714 )
   Interest expense                                     -             (103,709 )
   Interest income                                      -                4,130
   Other expense                                        -             (189,790 )
                                        -----------------     ----------------
Total other income (expense)                            -             (299,083 )
                                        -----------------     ----------------
   Loss from continuing operations
     before minority interest                 (14,455,526 )         (7,491,287 )

Less:  Loss in subsidiary attributed
           to minority interest                         -               57,388
                                        -----------------     ----------------
Loss before discontinued operations           (14,455,526 )         (7,433,899 )

Discontinued operations:
   Loss from discontinued operations           (6,840,127 )           (420,810 )
   Loss on disposal of discontinued operations          -               (7,759 )
                                        -----------------     ----------------
Net loss                               $      (21,295,653 )   $     (7,862,468 )
                                        =================     ================
Basic and fully diluted loss per common
       share (Note 15)
   Loss from continuing operations     $            (0.80 )   $          (0.38 )
   Loss from discontinued operations                (0.38 )              (0.02 )
                                         ----------------     ----------------
   Loss per share                       $           (1.18 )   $          (0.40 )
                                         ----------------     ----------------
Weighted average number of shares
       outstanding                             18,061,430           19,702,678
                                         ================     ================
    See accompanying summary of accounting policies and notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                Additional
                                         Common Stock        Preferred Stock      Paid-In
                                    ---------------------- -------------------
          Description                  Shares     Amount   Shares    Amount       Capital
------------------------------------  ---------- --------- ------- -----------  -----------
Balance - January 1, 1998             16,441,739 $ 16,442  11,900  $10,900,010  $31,083,604
Sale of shares under Regulation S      2,000,000    2,000       -            -    1,123,002
Stock subscriptions received                   -        -       -            -            -
Shares issued to employees and BOD       377,857      378       -            -      196,123
Shares issued for purchase of PPI          9,796       10       -            -       14,990
Shares issued for purchase of            724,990      725       -            -      615,516
  Elan Manufacturing
Preferred stock redeemed for cash              -        -  (1,300)  (1,300,000)           -
Preferred stock exchanged for common     200,000      200    (200)    (200,000)     199,800
  stock
Shares issued to investors               200,000      200       -            -       24,800
Preferred stock dividend                       -        -   4,050      405,000            -
Net loss                                       -        -       -            -            -
                                      ----------  -------  ------   ----------   ----------

Balance - December 31, 1998           19,954,382   19,955  14,450    9,805,010   33,257,835

Shares issued to investors               700,000      700       -            -      899,300
Sale of shares to directors              118,110      118       -            -      149,882
Shares issued upon exercise of options 1,000,000    1,000       -            -    1,249,000
Shares issued upon exercise of options 1,000,000    1,000       -            -    1,279,000
Stock subscriptions rescinded                  -                                          -
Shares redeemed in connection with    (2,000,000)  (2,000) (3,400)  (3,400,000)  (1,248,000)
  sale of ECS
Shares redeemed in connection with    (1,000,000)  (1,000)(10,050)  (6,405,000)    (624,000)
  litigation settlement
Shares issued to directors and           910,833      911       -            -    1,003,134
  employees for services
Shares issued upon exerciseof warrants 1,014,674    1,015       -            -       60,614
Shares issued in connection with FTL   1,500,000    1,500       -            -    1,399,500
  acquisition
Shares issued for services               394,153      394       -            -      340,829
Shares issued to related party in        100,000      100       -            -    1,074,900
  settlement of debt
Shares issued in settlement of debts     140,000      140       -            -       53,866
Dividend of Enova common stock to              -        -       -            -            -
  shareholders (Notes 2 and 7)
Net loss                                       -        -       -            -            -
                                      ----------  -------  ------   ----------   ----------
Balance - December 31, 1999           23,832,152 $ 23,833   1,000  $        10  $38,895,860
                                      ==========  =======  ======   ==========   ==========

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                         Common
                                          Stock                                                Total
                                      Subscriptions      Treasury Stock       Accumulated   Shareholders
                                                    -----------------------
          Description                  Receivable      Shares     Amount       Deficit         Equity
------------------------------------  ------------ ---------- ------------- ------------- ---------------
Balance - January 1, 1998             $   (26,000)     24,364 $  (279,928)  $ (3,835,041) $  37,859,087
Sale of shares under Regulation S        (300,000)          -           -              -        825,002
Stock subscriptions received               25,000           -           -              -         25,000
Shares issued to employees and BOD              -           -           -              -        196,501
Shares issued for purchase of PPI               -           -           -              -         15,000
Shares issued for purchase of                   -           -           -              -        616,241
  Elan Manufacturing
Preferred stock redeemed for cash               -           -           -              -     (1,300,000)
Preferred stock exchanged for common            -           -           -              -              -
  stock
Shares issued to investors                      -           -           -              -         25,000
Preferred stock dividend                        -           -           -       (270,000)       135,000
Net loss                                        -           -           -    (21,295,653)    (21,295,65)
                                       ----------  ----------   ---------    -----------   ------------

Balance - December 31, 1998              (301,000)     24,364    (279,928)   (25,400,694)    17,101,178

Shares issued to investors                      -           -           -              -        900,000
Sale of shares to directors                     -           -           -              -        150,000
Shares issued upon exercise of options          -           -           -              -      1,250,000
Shares issued upon exercise of options          -           -           -              -      1,280,000
  by director
Stock subscriptions rescinded             301,000           -           -              -        301,000
Shares redeemed in connection with              -           -           -              -     (4,650,000)
  sale of ECS
Shares redeemed in connection with              -           -           -              -     (7,030,000)
  litigation settlement
Shares issued to directors and                  -           -           -              -      1,004,045
  employees for services
Shares issued upon exercise of warrants         -           -           -              -         61,629
Shares issued in connection with FTL            -   1,500,000   (1,401,00)             -              -
  acquisition
Shares issued for services                      -           -           -              -        341,223
Shares issued to related party in               -           -           -              -      1,075,000
  settlement of debt
Shares issued in settlement of debts            -           -           -              -         54,006
Dividend of Enova common stock to               -           -           -     (3,119,944)    (3,119,944)
  shareholders (Notes 2 and 7)
Net loss                                        -           -           -     (7,862,468)    (7,862,468)
                                       ----------  ----------  ----------   ------------   ------------
Balance - December 31, 1999           $         -   1,524,364 $ (1,680,92)   (36,383,106) $     855,669
                                       ==========  ==========  ==========   ============   ============

    See accompanying summary of accounting policies and notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash
                                              For the Years Ended December 31,
                                         --------------------------------------
                                                   1998                 1999
                                            ----------------    ---------------

Cash flows from operating activities:
 Net loss                                      $  (21,295,653)  $  (7,862,468)
 Adjustments to reconcile net loss to net
     cash used in operating activities:
   Loss on discontinued operations                          -         420,810
   Loss on disposal of discontinued operations              -           7,759
   Loss on sale of equipment                           70,419               -
   Write down on note receivable                    1,043,795         576,775
   Depreciation                                       405,481          29,314
   Amortization                                       411,928          56,565
   Allowance for doubtful accounts                    (27,003)              -
   Impairments                                     17,231,138               -
   Forgiveness of debt                                (90,000)              -
   Minority interest in loss of subsidiaries                -         (47,674)
   Stock issued for services                          196,501       2,125,268
   Inventory valuation                                 50,000               -
   Settlements                                      1,212,327         384,013
   Changes in operating assets and liabilities:
      Accounts receivables                           (731,054)        (26,314)
      Inventory                                       923,046          (3,897)
      Prepaid expenses and other                       13,938         (64,559)
      Accounts payable and accrued expenses          (758,243)      4,186,927
      Payable to Mexican affiliate                    130,630               -
      Deferred revenue                                      -         (21,737)
      Other liabilities                               (95,996)              -
                                                -------------   -------------
Net cash used by operating activities              (1,308,746)       (239,218)
                                                -------------   -------------
Cash flows from investing activities:
   Purchase of property and equipment                (329,570)         (2,572)
   Proceeds on sale of equipment                        3,000               -
   Proceeds on sale of marketable securities          595,573               -
   Proceeds on notes receivable                       206,622               -
   Payments on acquisitions                          (462,543)     (1,405,590)
                                                -------------   -------------
Net cash provided by (used in) investing activities    13,082      (1,408,162)
                                                -------------   -------------

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              For the Years Ended December 31,
                                         --------------------------------------
                                                       1998             1999
                                                ---------------   -------------

Cash flows from financing activities:
  Common stock subscriptions                          (15,000)              -
  Payments on loans to related parties                      -               -
  Proceeds from issuance of common stock              875,002         (32,439)
  Net proceeds from line of credit                  1,302,609         699,007
  Payments on loans from shareholders                (209,509)              -
  Payments on capital lease obligations              (226,045)              -
  Payments on long-term debt                         (617,207)              -
  Proceeds from issuance of long-term debt          1,792,579         (33,342)
  Proceeds on exercise of options and warrants              -       1,326,377
  Redeemed preferred stock                         (1,300,000)              -
                                                -------------   -------------

Net cash provided by financing activities           1,602,429       1,959,603
                                                -------------   -------------

Net increase in cash                                  306,765         312,223

Cash in discontinued operations                      (365,619)              -

Cash and cash equivalents, beginning of period         77,688          18,834
                                                -------------   -------------

Cash and cash equivalents, end of period       $       18,834   $     331,057
                                                =============   =============



    See accompanying summary of accounting policies and notes to consolidated financial statements.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements for 1998 include the accounts of The Hartcourt Companies, Inc. and its wholly-owned subsidiaries; Hartcourt Pen Factory, Inc. and Hartcourt Investments (USA), Inc., which includes the accounts of Pego Systems, Inc., and Electronic Components and Systems, Inc. These subsidiaries were disposed of during 1999.

     The accompanying consolidated financial statements for 1999 include the accounts of The Hartcourt Companies, Inc. and its 58.53% owned subsidiary, Financial Telecom Limited (see Note 2). Financial Telecom Limited is located in Hong Kong. For purposes of these consolidated financial statements The Hartcourt Companies, Inc. and its subsidiary will be referred to collectively as "the Company." All material intercompany transactions and balances have been eliminated. The Company also has a 35% ownership interest in Beijing UAC Stock Exchange Online Co., Ltd. (see Note 2), which is accounted for using the equity method.

CASH AND CASH EQUIVALENTS

     For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     In the normal course of business, the Company extends unsecured credit to customers located in Hong Kong. Credit is extended based on an evaluation of the customer's financial condition. The allowance for doubtful accounts is based on management's evaluation of outstanding accounts receivable at the end of the reporting period.

INVENTORY

     Inventory is stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost or estimated fair market value on the date of acquisition. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis ranging from five to forty years. The Company's policy is to evaluate the remaining lives and recoverability in light of current conditions.

INTANGIBLES

     Goodwill and other intangible assets are amortized on the straight-line over the estimated future periods to be benefited. Goodwill, the excess of the Company's purchase price over the fair value of the net assets acquired, is amortized over 10 years.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCIES

     Assets and liabilities denominated in foreign currencies are translated into the currency of U.S. dollars using the exchange rates at the balance sheet date. For revenues and expenses, the average exchange rate during the year was used to translate Hong Kong dollars and Chinese Renminbi into U.S. dollars. Translation gains and losses resulting from changes in the exchange rate are deferred and are shown as a separate component of shareholders' equity when material. Transaction gains and losses are included in the determination of net loss for the period.

ACCOUNTING FOR BUSINESS COMBINATIONS

     The acquisitions were recorded as purchases in accordance with Accounting Principle Board Opinion No. 16 (APB No. 16) "Business Combinations", and the purchase prices were allocated to the assets acquired, and liabilities assumed based upon their estimated fair value at the purchase date. The excess purchase price over the net asset value has been recorded as goodwill and is included in intangibles in the accompanying balance sheet. The operating results of the acquired entities are included in the Company's consolidated financial statements from the dates of acquisition.

INCOME TAXES

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     The carrying amounts of financial instruments including cash and cash equivalents and accounts payable approximate fair value because of their short maturity.

     The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1999.

     The fair value of notes receivable and loans from related parties cannot be determined due to their related party nature.

LOSS PER SHARE

     The Company adopted  Statement of Financial  Accounting  Standard  No. 128,

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

"Earnings Per Share" (SFAS 128). SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity. Since the Company incurred losses in 1998 and 1999, basic and diluted per share amounts are the same.

     For the year ended December 31, 1999, potential common stock representing 400,000 outstanding stock options and 450,000 outstanding warrants are not included since their effect would be anti-dilutive.

STOCK-BASED COMPENSATION

     The Company has adopted a method of accounting for stock-based compensation plans as required by Statement of Financial Accounting Standard No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation". SFAS No. 123 allows for two methods of valuating stock-based compensation. The first method allows for the continuing application of Accounting Principle Board Opinion No. 25 (APB No. 25) in measuring stock-based compensation, while complying with the disclosure requirements of SFAS No. 123. The second method uses an option pricing model to value stock compensation and record as such within the consolidated financial statements. Under both methods, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Such cost is charged to operations. The Company will continue to apply APB No. 25, while complying with SFAS No. 123 disclosure requirements.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

     The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Accordingly, based on these evaluations, management has adjusted the carrying value of investments and goodwill in 1998 and 1999.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from product sales are recognized upon shipment. Revenue from service obligations is deferred and recognized when the services are provided.

RECLASSIFICATION

     Certain 1998 amounts have been reclassified to conform to the 1999 consolidated financial statement presentation. These reclassifications have no effect on previously reported net loss.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-ORGANIZATION

ORGANIZATION AND GOING CONCERN
     The Hartcourt Companies, Inc. ("Company" or "Hartcourt") was incorporated in Utah in September 1983. Currently, Hartcourt is involved in Internet joint ventures in Asia to facilitate the expansion of China's first commercial e-trade financial network and wireless Internet Service Provider services. Hartcourt's goal is to create a financial portal in the Chinese market through the combined services of Beijing-based UAC Stock Exchange Online Ltd. ("UAC") of which Hartcourt owns 35%, and Hong Kong based Financial Telecom Ltd. ("FTL"), of which Hartcourt owns a 58.53%.

     As shown in the accompanying financial statements, the Company incurred net losses of $7,862,468 and $21,295,653 for the years ended December 31, 1999 and 1998, respectively. Additionally, the Company's current liabilities exceeded its current assets by $6,450,275 at December 31, 1999. These factors, as well as negative cash flows from operations, the Company's inability to meet debt obligations, and the need to raise additional funds to accomplish its objectives, create substantial doubt about the Company's ability to continue as a going concern.

     As discussed in Note 2, the Company has taken certain restructuring steps, which in the opinion of management, will provide the necessary capital to continue its operations. These steps included: 1) the settlement of certain matters of litigation and disputes; 2) exchange of its interests in Peony Gardens for investment securities; which were subsequently exchanged for the investment in GoCall Inc.; 3) completed a private placement with PYR Management, LLC and received $2,743,000 on January 27, 2000 (Note 18); 4) signed a Investment Agreement with Swartz Private Equity, LLC, which agreed to purchase from time to time, up to $35,000,000 Hartcourt shares of common stock. The Investment Agreement with Swartz is still subject to the approval of SEC (Note
11).

     The ability of the Company to continue as a going concern is dependent on its success in fulfilling its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 2- INVESTMENTS AND BUSINESS ACQUISITIONS

INVESTMENT IN PEONY GARDENS
     In August 1996, the Company purchased an apartment complex located near Beijing, China for $22 million from NuOasis International, Inc. (NuOasis). The purchase price included the issuance of 4 million shares of common stock, valued at $10 million, and a promissory note to NuOasis for $12 million. The Note is due and payable upon completion of construction and the date the certificate of occupancy is received.

     Under the deposit method of accounting in accordance with SFAS No. 66, the promissory note for $12 million was being deferred until the complete consummation of the Peony Gardens sale. Additionally, the 4 million shares of common stock was recorded as a deposit at December 31, 1998. At December 31, 1997, the construction of the complex was halted due to the downturn in the economy in Asia. The Company had the unilateral option of extending the date for completion of the contract or rescinding the purchase contract.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- INVESTMENTS AND BUSINESS ACQUISITIONS (Continued)

     On March 15, 1999, Hartcourt entered into an exchange agreement with Dragon King Investment Services, Inc. ("Dragon King"), a wholly-owned subsidiary of NuOasis, pursuant to which Hartcourt agreed to assign its rights under the Purchase and Sale Agreement dated August 8, 1996 and any and all of its interest in the Peony Gardens development located in a suburb of Beijing City, China for investment securities valued at $10 million. Due to restrictions on the ability to trade the investment securities received, Hartcourt recorded an impairment of $5,000,000 as of December 31, 1998. Subsequent to the transaction, the CEO of Dragon King became a director of the Company.

     On December 23, 1999, Hartcourt entered into an exchange agreement with GoCall, Inc., ("GoCall"), pursuant to which GoCall agreed to exchange 1,000,000 shares of its Convertible Preferred Stock (par value $5.00), convertible into 10 shares of Common Stock (Restricted under Rule 144 for 12 months) for each share of Convertible Preferred Share, for all of the marketable securities received by Hartcourt from Dragon King, valued at approximately $5.2 million. In addition, the Company has the option to appoint three of the five directors to the GoCall Board. As part of the exchange of the securities with GoCall, Hartcourt withheld marketable securities - 192,000 shares of common stock of ECS, valued at $196,358 at the date of closing on December 29, 1999. The amount is recorded as a payable to GoCall at December 31, 1999. Due to the GoCall shares being restricted, the Company recorded a loss on the settlement of the transaction of $2.5 million as of December 31, 1999. The Company also recorded a loss on the transaction of approximately $200,000, which is included in selling, general and administrative expenses. The Company has not appointed any directors as of the date of this report.

INVESTMENT IN ALASKAN GOLD MINES

     On September 17, 1996, the Company purchased a 50% interest in 68 gold mining claims encompassing 320 acres of land in the state of Alaska for $6 million. The purchase was made by issuing 1,298,700 shares of the Company's common stock. Under the deposit method of accounting in accordance with SFAS No. 66, the 1,298,700 shares of common stock was recorded as a deposit at December 31, 1998 pending a formal geological survey of the land. In March 1999, the Company entered into a rescission and settlement agreement with Capital, Mandarin and Promed whereby, Mandarin and Promed returned 1.3 million shares of Hartcourt common stock in exchange for the return of the interest in the claims. The net result of the above transaction and the transactions below with Capital, Mandarin and Promed resulted in an impairment to the assets at December 31, 1998 of $4,838,413.

MARKETABLE SECURITIES

     On July 31,  1997,  the Company  entered  into an  agreement  with  Capital
Commerce, Ltd. (Capital) whereby Capital agreed to provide the Company $6,000,000 in free trading securities for the purchase of Pego Systems, Inc. ("Pego") and the formation of Electronic Components and Systems, Inc. ("ECS"). The agreement stipulated that should the value of the stock received by the Company decrease, Capital shall compensate the Company for such reduction by issuing additional shares to equate to the total value of $6,000,000. In consideration for the $6,000,000 in securities, the Company issued to Capital $4,000,000 in Series A and $2,000,000 in Series B, both 9% convertible preferred stock (Note 12). Dividends are declared and paid monthly at 9% per annum. Terms

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- INVESTMENTS AND BUSINESS ACQUISITIONS (Continued)

of this agreement are over a ten year period. Due to the Company's inability to sell these marketable securities, in March 1999, the Company entered into a rescission and settlement agreement with Capital, Mandarin and Promed whereby Capital returned all $4,000,000 of outstanding Series A and $2,000,000 of Series B convertible preferred stock, plus the AB preferred stock issued by the Company as dividends. The Company returned all unsold marketable securities with a book value of $4,894,393, assigned a 7.35% ownership interest in ECS and issued 1.9 million shares of the Company's common stock to an agent of Capital, who then assigned 1.3 million shares to Mandarin and Promed and assigned 600,000 shares to Pacific Rim. Pacific Rim returned the shares to the Company in settlement of a subscription receivable balance. The remaining balance of prepaid commissions in conjunction with the original securities exchange totaling $547,557 were written off in 1998. The Company recorded a settlement loss of $376,906 in 1999 in connection with this transaction.

PURCHASE OF PEGO SYSTEMS, INC.

     On October 3, 1997, the Company purchased all the outstanding shares of Pego Systems, Inc. (Pego). Payment terms of the transaction included a cash payment of $500,000, the issuance of $450,000 of restricted common stock and 1,500 shares or $1,500,000 of Series C Redeemable Preferred Stock. (Note 12).
Included in the acquisition price is a covenant not-to compete. The excess purchase price over the fair value of the net assets of $1,326,083 was recorded as goodwill. In 1998, the Company redeemed the Series C Preferred Stock.

PURCHASE OF ELECTRONIC COMPONENTS AND SYSTEMS, INC. AND PRUZIN TECHNOLOGIES,INC.

     On October 28, 1997, the Company acquired Electronic Components and Systems, Inc. (ECS) and Pruzin Technologies, Inc. through a tax-free reorganization. The Company paid $250,000 in cash, issued a note for $250,000, issued 3,400 shares of Series D 9% Convertible Preferred Stock (Note 12) and 2,500,000 shares of common stock. The excess purchase price over the fair value of the net assets of $8,010,307 was recorded as goodwill.

     On October 21, 1998, James Pruzin, the selling shareholder and President of ECS, formally requested a rescission of the October 28, 1997 acquisition, whereby, the Company, through a wholly owned subsidiary, acquired ECS and Pruzin Technologies, Inc. Mr. Pruzin alleged that he was authorized to request rescission of the original transaction based on an alleged breach of the acquisition agreement by the Company which the Company denied. On November 10, 1998, the Company and Mr. Pruzin entered into a memorandum of understanding, whereby, he could reacquire ECS from the Company by returning all Hartcourt common and preferred stock originally issued to him, making payment of $1,850,000 to the Company during 1999, negotiate the return of Company's common stock issued in the acquisition of Elan Manufacturing, Inc., and issue to the Company a promissory note for $400,000 amortized over five years with monthly payments beginning in 2000.

     Subsequently, Mr. Pruzin was unable to meet the terms of the memorandum of understanding and entered into new negotiations with the Company. The Company and Mr. Pruzin reached an agreement whereby Mr. Pruzin returned to the Company 2,000,000 shares of Hartcourt common stock representing 80% of the amount originally issued, and 3,400 shares of Series D preferred stock. The Company assigned to Mr. Pruzin a 30% ownership interest in ECS and reserved the right to

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- INVESTMENTS AND BUSINESS ACQUISITIONS (Continued)

purchase 500,000 shares of Hartcourt common stock held by Mr. Pruzin at $1 per share. As of December 31, 1999, the Company has not exercised its right to purchase the shares. The Company recorded a settlement gain of $3,146,302 in connection with this transaction during 1999.

PURCHASE OF ELAN MANUFACTURING, INC.

     On August 24, 1998, the Company through its ECS subsidiary, purchased all outstanding shares of Elan Manufacturing, Inc. (Elan). Payment terms of the transaction included issuance of 724,990 shares of Hartcourt common stock with a guaranteed value of $.85 per share for total consideration of $616,240. The excess purchase price over the fair value of the net assets which totaled $892,642 was recorded as goodwill.

PURCHASE OF PACIFIC PNEUMATICS, INC.

     On August 6, 1998, the Company through its Pego subsidiary, purchased all outstanding shares of Pacific Pneumatics, Inc. (Pacific). Payment terms of the transaction included $200,000 of cash and 9,796 shares of Company common stock valued at $15,000. Included in the acquisition price was a covenant not-to compete. The excess purchase price over the fair value of the net assets which totaled $442,543 was recorded as goodwill.

Purchase of Assets of SM Technology, Inc.

     On December 17, 1998, the Company through its ECS subsidiary, purchased a book of business from SM Technology, Inc. (SM) in exchange for cash in the amount of $10,001 and a note payable due to the majority shareholder of SM in the amount of $350,000. The value of the intangible assets at the acquisition date was $10,001. The excess purchase price over the fair value of the assets which totaled $350,000 was recorded as goodwill.

Enova Holdings, Inc.

     Effective February 1, 1999, pursuant to a Share Purchase Agreement, the Company acquired one (1) share of common stock of Enova Holdings, Inc., a Nevada corporation (Enova) representing 100% of the total issued and outstanding capital stock of Enova, making Enova a wholly-owned subsidiary. Effective March 1, 1999, the Company and Enova executed an Exchange Agreement (the "Enova Agreement") whereby, the Company exchanged all of its ownership in two subsidiaries, Pego and ECS, collectively, the "subsidiaries", for 5,213,594 additional shares of common stock of Enova. On March 24, 1999, the Company entered into a Distribution Agreement pursuant to which the Company agreed to distribute to all shareholders of record of The Hartcourt Companies, Inc. on March 31, 1999, all of the 5,213,595 shares of common stock of Enova and to file, within a reasonable period of time following such distribution, a Registration Statement on Form 10-SB to cause the distributed shares of Enova to be registered under the Securities Exchange Act of 1934. As a result of the Share Purchase Agreement, the Enova Agreement and the Distribution Agreement, each shareholder of record of the Company on March 31, 1999 received one
(1) share of Enova for every four (4) shares owned of the Company. Following the distribution of the Enova shares, both the Company and Enova will continue to operate as separate companies. However, the Board of Directors of Enova includes directors from Hartcourt.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- INVESTMENTS AND BUSINESS ACQUISITIONS (Continued)

PURCHASE OF FINANCIAL TELECOM LIMITED (Note 6)

     On August 17, 1999, Hartcourt entered into a stock purchase agreement with FTL, to purchase 4,964,990 shares of common capital stock, representing 58.53% of the total common capital stock outstanding. The purchase price was agreed to be HK$4.713 per share for a total consideration of HK$23.4 million or US$3.0 million, payable 50% in cash and the remaining balance in Hartcourt common shares. The acquisition was completed on October 4, 1999 with Hartcourt making cash payments amounting to $801,860, issuing 1,500,000 shares of its common stock and recording a payable of $797,140. The stock purchase agreement required a post-closing adjustment for any deficiency to be paid to FTL in the event the final closing net worth as of the closing date shall be more than $5,000 over and above the net worth reported on February 28, 1999 in calculating the purchase price. As a result of the post-closing adjustment, the purchase price was revised to HK$25,563,842 or US$3,277,412. At December 31, 1999, Hartcourt recorded the increase in purchase price as a result of the post-closing adjustment as an additional amount payable to FTL.

INVESTMENT IN BEIJING UAC STOCK EXCHANGE ONLINE CO. LTD.

     On June 20, 1999, Hartcourt entered into an agreement with Beijing UAC Stock Trading Online Co. Ltd. ("UAC Stock") to form a joint venture company under the laws of the People's Republic of China. The name of the joint venture company is Beijing UAC Stock Exchange Online Co. Ltd. ("UAC"). Under the terms of the agreement, for a 35% interest in UAC, Hartcourt agreed to invest $1.0 million in UAC, pay $1.7 million to the owners of UAC Stock and transfer 1,000,000 common shares of Hartcourt to UAC, of which 200,000 common shares are to be used to pay UAC Stock for an existing loan to the owner of UAC Stock of $200,000 and 800,000 common shares to be recorded as loan from Hartcourt to UAC. On August 9, 1999, Hartcourt and UAC agreed to convert the loan of $200,000 into an option to purchase an additional 15% interest in UAC from UAC Stock. The option to convert the loan into an additional 15% interest in UAC is contingent upon Chinese laws and regulations governing foreign ownership of Chinese companies. As of December 31, 1999, Hartcourt has not exercised its option to convert the loan for the additional 15% interest in UAC and Harcourt has not issued any of the 1,000,000 shares. Additionally, the Company has payables in the amount of $87,112 to UAC and $1,868,000 to the owner of UAC Stock as of December 31, 1999.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2- INVESTMENTS AND BUSINESS ACQUISITIONS (Continued)

The following is a summary of investments at December 31, 1998 and 1999:

                                            December 31,           December 31,
                                                1998                   1999
                                       ----------------       ----------------
Investment in GoCall                  $               -      $       2,500,000
Investment in UAC                                     -              2,858,286
Marketable securities                         4,894,393                196,358
Peony Gardens                                11,932,500                      -
Alaskan Gold Mines                            5,974,020                      -
                                       ----------------       ----------------
Balance                                      22,800,913              5,554,644
                                       ----------------       ----------------
Impairments
     Peony Gardens                           (6,932,500 )                    -
     Alaskan Gold Mines                      (4,838,413 )                    -
                                       ----------------       ----------------
Total impairments                           (11,770,913 )                    -
                                       ----------------       ----------------
Balance                               $      11,030,000      $       5,554,644
                                       ----------------       ----------------

     The following is a summary of the settlement (gain) loss at December 31, 1998 and 1999:

                                          December 31,           December 31,
                                               1998                   1999
                                       ----------------       ----------------

American Equities (Note 11)           $         664,770      $         653,409
Capital, Mandarin and Promed (Note 2)           547,557                376,906
GoCall (Note 2)                                       -              2,500,000
Pruzin (Note 2)                                       -             (3,146,302 )
                                       ----------------       ----------------

Total                                 $       1,212,327      $         384,013
                                       ================       ================

NOTE 3-NOTES RECEIVABLE

Notes receivable consist of the following:
                                           December 31,           December 31,
                                                1998                   1999
                                       ----------------       ----------------

Note receivable from former attorney  $          91,523      $               -
  Kevin Quinn, interest at 9% per
  annum; due on demand; secured by
  real estate.  Included in the
  balance is accrued interest of $8,871
  at December 31, 1999 and 1998. The
  note has been fully impaired at
  December 31, 1999.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3- NOTES RECEIVABLE (Continued)

                                           December 31,           December 31,
                                                1998                   1999
                                       ----------------       ----------------

Note receivable from American Equities,               -                225,000
  non-interest bearing, payable upon
  demand; unsecured.

Note receivable from individual,                      -                  3,800
  non-interest bearing, payable upon
  demand; unsecured.
                                       ----------------       ----------------
Total                                 $          91,523      $         228,800
                                       ================       ================


NOTE 4- RELATED PARTY TRANSACTIONS

Related party loans receivable consist of the following:

                                                December 31,     December 31,
                                                    1998              1999
                                              --------------   ---------------

Loan to officer of Hartcourt, non-interest    $      142,522   $        58,222
  bearing; due on demand;  unsecured.

Note receivable from Pego Systems, non-interest            -            50,000
   bearing, payable  upon demand; unsecured.
                                              ---------------  ---------------
Total                                         $       142,522  $       108,222
                                              ===============  ===============

     During 1998, the Company issued 377,857 shares of common stock valued at $196,501 to employees and the Board of Directors of the Company. The common stock was valued at the fair market value of the stock on the date of issuance and the amount was charged to operations.

     During 1999, the Company issued 910,833 shares of common stock valued at $1,004,045 to employees and the Board of Directors of the Company. The common stock was valued at the market price of the stock on the date of the Board of Directors minutes and the amount was charged to operations.

     During 1999, the Company issued 1,000,000 options to a director with an exercise price of $0.50. The market price at the date of issuance was $1.28. The difference of $780,000 was charged to operations. The options were exercised in 1999.

     During 1999, the Company issued 100,000 restricted common shares to Enova to satisfy its debt to Pego Systems of $1,058,642 and in exchange for 35,000 common shares of ECS.

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5- PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:
                                                               December 31,
                                                                  1999
                                                            ----------------
Computer and transmission equipment                        $       2,508,986
Building                                                             459,237
Furniture and fixtures                                               158,589
Office equipment and computers                                       576,663
Leasehold improvements                                                17,192
                                                            ----------------
                                                                   3,720,667

Less accumulated depreciation and amortization                    (2,905,582 )
                                                            ----------------
Property and equipment, net                                 $        815,085
                                                            ================

NOTE 6- INTANGIBLES

Intangibles are summarized as follows:
                                                              December 31,
                                                                  1999
                                                            ----------------
Goodwill - FTL                                            $       2,262,598
Less accumulated amortization                                       (56,565 )
                                                           ----------------
Intangibles, net                                          $       2,206,033
                                                           ================

     Goodwill consists of amounts paid in excess of the fair value of the net assets in the acquisitions.

Consideration paid for FTL:
                                                             October 4,
                                                                1999
                                                         ----------------
Cash                                                    $       1,638,706
Hartcourt common shares                                         1,638,706
                                                         ----------------
                                                        $       3,277,412
                                                         ================

Fair value of net assets received:

                                                              October 4,
                                                                  1999
                                                         ----------------
Cash                                                    $       1,096,036
Accounts receivable and prepaids                                1,160,414
Inventory                                                         123,194
Investment                                                      1,401,000
Property and equipment, net                                       841,827
Accounts payable and accruals                                    (994,511 )

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6- INTANGIBLES (CONTINUED)
Other receivables                                              (1,894,123 )
                                                         ----------------
                                                                1,733,837
Minority interest                                                (719,023 )
                                                         ----------------
                                                                1,014,814
                                                         ----------------
Goodwill                                                        2,262,598
                                                         ----------------
                                                        $       3,277,412
                                                         ================
     Unaudited pro forma information assuming the acquisition of FTL had occurred as of January 1, 1998 is not provided as the pro forma amounts would not be significantly different than the Company's historical results.

NOTE 7-DISCOUNTINUED OPERATIONS

     During March 1999, the Company disposed of Hartcourt Investments and Hartcourt Pen and spun-off Pego and ECS, the "subsidiaries." As a result the Company recorded a loss of $7,759 in connection with the disposal of Hartcourt Investments and Hartcourt Pen and a dividend of $3,119,944 in connection with the spin-off of Pego and ECS (Note 2). The results of operations for 1998 and the first two months of 1999 of the subsidiaries have been classified as discontinued operations in the financial statements.

     Information relating to the operations of the subsidiaries for the years ended December 31, 1998 and 1999 are as follows:
                                                               Two Months Ended
                                                                   February 28,
                                               1998                    1999
                                       ----------------       -----------------
Net revenue                         $      23,282,452      $        2,822,596
Expenses                                   30,122,579               3,243,406
                                     ----------------       -----------------
Loss from discontinued operations   $      (6,840,127 )     $        (420,810 )
                                     ================        ================

     The assets and liabilities of the subsidiaries have been reclassified as net assets of discontinued operations and are in the accompanying consolidated balance sheet as of December 31, 1998 as follows:

          Assets
               Cash                                      $         365,619
               Accounts receivable                               3,175,305
               Inventory                                         2,613,560
               Notes receivable                                     10,000
               Prepaid expenses                                     44,713
               Due from related parties                             33,385
               Property and equipment                            4,262,120
               Intangibles                                       5,198,033
               Other assets                                         18,423
                                                          ----------------
          Total                                                 15,721,158
                                                          ----------------

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Liabilities
               Accounts payable and accrued liabilities          3,150,566
               Line of credit                                    1,502,609
               Notes payable                                     2,449,630
               Capital lease obligations                         1,070,964
               Payables to related parties                         607,778
                                                          ----------------
          Total liabilities                                      8,781,547
                                                          ----------------
          Net assets                                     $       6,939,611
                                                          ================


NOTE 8- NOTES PAYABLE

Notes payable are summarized as follows:

                                                December 31,     December 31,
                                                   1998               1999
                                             ----------------  ----------------

Note payable, bank, monthly principal and     $         -      $      619,183
  interest payments of $8,413 including
  interest at the bank's prime rate plus
  2.5% per annum, 11% at December 31,
  1999; due May 2009; secured by building

Trade facilities, bank, monthly interest                -             576,362
  payments at the bank's prime rate plus
  4.5% per annum, 13% at December 31, 1999;
  secured by substantially all assets of
  FTL with a personalguarantee from a
  shareholder

Note payable, bank, monthly principal and               -              62,637
  interest payments of $851 including
  interest at the bank's prime rate plus
  2.5% per annum, 11% at December 31, 1999;
  due August 2001, secured by building

Other                                              25,000                   -
                                              -----------      --------------
                                                   25,000           1,258,182

Less current portion                              (25,000 )          (649,998 )
                                              -----------      --------------
Notes payable, net of current portion         $         -      $      608,184
                                               ==========       =============


The following is a summary of principal maturities of notes payable:

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ending December 31,                           Amount
                                             ----------------
         2000                              $         649,998
         2001                                         46,067
         2001                                         51,525
         2002                                         57,630
         2003                                         64,458
         Thereafter                                  388,504
                                            ----------------
         Total                             $       1,258,182
                                            ----------------

     The Company was delinquent on payments of the notes payable at December 31, 1999.


NOTE 9- PAYABLES TO RELATED PARTIES

Payables to related parties are summarized as follows

                                          December 31,           December 31,
                                              1998                   1999
                                        ----------------       ----------------
Payable to owner of UAC                $               -      $       1,868,000
Payable to UAC                                         -                 87,112
Payable to shareholder of FTL                          -                502,385
Payable to Pego                                  991,081                      -
Payable to shareholder                           100,000                      -
                                        ----------------       ----------------
Total                                  $       1,091,081      $       2,457,497
                                        ================       ================

NOTE 10- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities are summarized as follows:

                                            December 31,           December 31,
                                                1998                   1999
                                        ----------------       ----------------
Accrued wages                         $               -      $       3,379,788
Accrued brokers fees                                  -                 57,000
Accrued professional fees                             -                159,851
Other current liabilities                        32,951                476,865
                                       ----------------       ----------------
                                      $          32,951      $       4,073,504
                                       ================       ================

NOTE 11- COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its facilities under long-term, non-cancelable lease agreements expiring at various dates through June 2004. The noncancelable operating lease agreements provide that the Company pays property taxes,

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11- COMMITMENTS AND CONTINGENCIES (Continued)

insurance and certain operating expenses applicable to the leased premises. Rent expense for the years ended December 31, 1999 and 1998 was $105,611 and $48,842, respectively.

     The future minimum annual lease payments required under the operating leases are as follows:

  Year Ending December 31,

       2000                                   $      84,020
       2001                                          84,020
       2002                                          61,894
                                                ------------
  Total future lease payments                 $     229,934
                                                ===========
EMPLOYMENT AGREEMENT

     The Company is obligated under an employment contract with its chief executive officer ("Executive") to provide salary, bonuses, and other fringe benefits through December 31, 2001. The term of the contract will be automatically extended for an additional term of three (3) years, unless the Company or the Executive gives a written notice to the other party at least 90 days before the expiration of the term remaining. Minimum salary payments under the contract currently amount to $250,000 per year. Payments to the Executive will be made in equal monthly installments. In the event the Company does not have sufficient cash flow to pay compensation, the Executive will accept Hartcourt's restricted common shares for the same amount of compensation, share price to be calculated at 50% of the market trading bid price on January 1st of the year of employment.

     Compensation expense reflected in the accompanying financial statements amounted to $3,379,788 and $200,000 for the years ended December 31, 1999 and 1998, respectively. The Company issued 213,333 restricted common shares to the Executive in 1999 for 1998's salary of $200,000. The Company issued 1,551,887 restricted common shares to the Executive in 2000 for 1999's salary of $225,000.

CONSULTING AGREEMENTS

     On December 30, 1996, the Company entered into a consulting agreement with American Equities, LLC (American Equities), a California Limited Liability Company which expires on December 31, 2001. Pursuant to the terms of the agreement, the Company issued 1,000,000 common shares at $1.50 per share as an advance against future fees to be earned by American Equities. The Company also advanced 300,000 common shares at $0.50 per share to American Equities for future operating expenses.

     On September 3, 1998, American Equities filed suit against the Company for breach of contract.

     The Company denied that it had breached any contract with American Equities and filed a cross-complaint for fraud and non-performance against American Equities and additional cross-defendants. In March 1999, as settlement of these

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11- COMMITMENTS AND CONTINGENCIES (Continued)

matters, the parties agreed that all fees paid to American Equities were earned and American Equities received a 27.65% interest in ECS. Accordingly, prepaid expenses amounting to $664,770 were written-off to operating expenses for the year ended December 31, 1998. The Company recorded an additional loss of $653,409 in 1999 in connection with this transaction.

     In connection with the agreement the Company also entered into a warrant agreement with American Equities (Note 12).

INVESTMENTS

     On October 20, 1999, Hartcourt signed a Joint Venture Agreement with Beijing Innostar Hi-Tech Enterprises, Ltd. ("Innostar") to establish a wireless nationwide Internet service provider network and IP phone services in China via a Chinese satellite. The total amount of investment in the joint venture company will be $24.0 million of which $14.0 million will be contributed by Innostar for 65% ownership interest and $10.0 million by Hartcourt for 35% ownership interest. The profits and losses of the joint venture company shall be distributed in accordance with their ownership interest ratios. The duration of the Joint Venture Agreement is fifteen (15) years. The date of official establishment of the joint venture company shall be the date the business license is issued. The license is expected to be granted by June 2000.

     On November 29, 1999, Hartcourt signed a Term Sheet with eSAT, Inc. ("eSAT"), to create a strategic alliance through the exchange of their common shares to establish a wireless Internet service provider and IP phone network in China. In a private placement, Hartcourt will purchase 2,000,000 restricted common shares of eSAT. eSAT will also grant Hartcourt an option to purchase an additional 2,000,000 restricted common shares of eSAT at the exercise price of $4.00 per share subject to customary antidilution provisions and exercisable for a three year period. Fully exercised, it will represent 20% ownership in eSAT. In exchange, Hartcourt will issue 1,000,000 of its restricted common shares to eSAT. All the shares and options will be placed in an escrow with a mutually agreed agent. The operation is expected to start in late April 2000. If by April 30, 2000, eSAT does not obtain a satisfactory exclusive supply contract with the Innostar Joint Venture, either party may void the agreement, and the escrow agent will be instructed to return the shares and options to the respective parties.

     On November 3, 1999, Hartcourt entered into an Investment Agreement with Swartz Private Equity, LLC ("Swartz") which was subsequently amended on November 19, 1999. The Investment Agreement, as amended, entitles the Company to issue and sell its common stock to Swartz for up to an aggregate of $35 million from time to time during the three-year period ending on November 3, 2002. Each election by the Company to sell stock to Swartz is referred to as a put right.

     In order to invoke a put right, the Company must have an effective registration statement on file with the Securities and Exchange Commission registering the resale of the shares of the Company's common stock that may be issued as a consequence of the exercise of that put right. The number of common shares sold to Swartz may not exceed the lesser of (i) 15% of the aggregate daily reported trading volume during a period that begins on the business day

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11- COMMITMENTS AND CONTINGENCIES (Continued)

immediately following the day the Company exercises the put right and ends on and includes the day that is 20 business days after the date of exercise of the put right, or (ii) 9.9% of the total number of shares of Hartcourt common stock that would be outstanding upon completion of the put.

     For each share of Hartcourt common stock, Swartz will pay the Company the lesser of the market price for such share, minus $.10, or 91% of the market price for the share.

     Within five business days after the end of each pricing period, the Company is required to issue and deliver to Swartz a warrant to purchase a number of shares of Hartcourt common stock equal to 8% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price of Hartcourt common stock on the date on which the Company exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

LEGAL PROCEEDINGS

     ComericaBank of California ("Comerica") vs. Enova. Et al. Superior Court of California, County of Los Angeles, California. Case No. BC 221594.

     This litigation concerns Hartcourt's alleged obligation as an alleged guarantor of another entity's ("Pego") alleged obligation on a promissory note that is asserted to be in non-financial default. The plantiff in that matter may be the subject of a cross-complaint by Hartcourt, which will depend on the evidence disclosed by documents Hartcourt has demanded be produced. The complaint alleges that Hartcourt executed a guarantee of obligation of Pego (approximately $925,000) which obligation went into non-financial default. Pego expects to be able to settle with plaintiff and such settlement will eliminate Hartcourt's liability. The prospects for the success of those settlement negotiations, as well as the approximately range or amount of any potential loss by Hartcourt, are uncertain at this time.

     The Company is party to various claims and legal proceedings arising out of the normal course of its business. These claims and legal proceedings relate to contractual rights and obligations, employment matters, and claims of product liability. While there can be no assurance that an adverse determination of any such matters could not have a material adverse impact in any future period, management does not believe, based upon information known to it, that the final resolution of any of these matters will have a material adverse effect upon the Company's consolidated financial position and annual results of operations and cash flows.

NOTE 12- CAPITAL STOCK

     The Company's Articles of Incorporation (Articles) authorize the issuance of preferred stock. The Articles provide that the total number of shares of stock which the Company shall have the authority to issue is 60,001,000, consisting of 50,000,000 shares of common stock, $0.001 par value, 1,000 shares of original preferred stock having a par value of $0.01 per share (the Original Preferred Stock); and 10,000,000 shares of preferred stock, having a par value of $0.01 per share (the Class A Preferred Stock).

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- CAPITAL STOCK (Continued)

     In September and October 1997, the Company's Articles were amended to authorize the issuance of Series A, B, C, D, and AB preferred stock. As amended, the Articles provide that the total number of shares of preferred series A, B, C, D, and AB stock are 4,000, 2,000, 1,500, 10,000, and 25,000, respectively.

ORIGINAL PREFERRED STOCK

     Until December 31, 2010, with respect to the election of directors, holders of Original Preferred Stock shall be entitled to elect the number of directors which constitutes three-fifths (3/5ths) of the authorized number of members of the Board of Directors and, if such three-fifths (3/5ths) is not a whole number, then the holders of Original Preferred Stock shall be entitled to elect the nearest higher whole number of directors that is at least three-fifths (3/5ths) of such membership.

     The holders of record of shares of Original Preferred Stock shall, at their option, be entitled to convert each share of Original Preferred Stock into 1,000 shares of fully paid and non-assessable common stock. Such shares are owned by the President of the Company.

     In the event of liquidation, dissolution, or winding up of the affairs of the Company whether voluntary or involuntary, the holders of record shall be entitled to be paid the full par value of Original Preferred Stock, and no more. The holders of shares of Original Preferred Stock shall not be entitled to receive any dividends.

CLASS A PREFERRED STOCK

     The 10,000,000 shares of authorized and unissued Class A Preferred Stock may be split with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as the Company's Board of Directors elects for a given series. No shares have been issued.

SERIES A 9% CONVERTIBLE PREFERRED STOCK

     Non-voting convertible preferred stock, 4,000 shares authorized with a stated value of $1,000 per share. Holders of shares shall be entitled to receive cumulative dividends at a rate equal to 9% per annum. Series A convertible preferred stock is subject to redemption at any time, at the option of the Company, at a redemption price equal to $1,000 per share plus accrued and unpaid dividends to the date of redemption. Holders of Series A convertible preferred stock may convert their shares into either (A) a number of shares of fully paid and non-assessable common stock of Electronic Components Systems, Inc. equal to
 .0075% of total outstanding shares of ECS or (B) shares of fully paid and non-assessable common stock of the Company. Dividends are to be declared and paid monthly. Dividends totaling $90,000 were accrued at December 31, 1997 for Series A. During 1998, Series AB preferred stock was issued as payment of accrued dividends. In March 1999, the Series A convertible preferred stock was returned and canceled (Note 2).

SERIES B 9% CONVERTIBLE PREFERRED STOCK

     Non-voting convertible preferred stock, 2,000 shares authorized with a stated value of $1,000 per share. Holder of shares shall be entitled to receive

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- CAPITAL STOCK (Continued)

cumulative dividends at a rate equal to 9% per annum. Series B convertible preferred stock is subject to redemption at any time, at the option of the Company, at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. Holders of Series B convertible preferred stock may convert their shares into either (A) a number of shares of fully paid and non-assessable shares of common stock of Pego Systems, Inc., a California Corporation, equal to .015% of total outstanding shares of Pego or,
(B) shares of fully paid non-assessable common stock of the Company. Dividends are to be declared and paid monthly. Dividends totaling $45,000 were accrued at December 31, 1997 for Series B. During 1998, Series AB preferred stock was issued as payment for accrued dividends. In March 1999, the Series B convertible preferred stock was returned and canceled (Note 2).

SERIES C REDEEMABLE PREFERRED STOCK

     Non-voting, non-participating redeemable preferred stock, 1,500 authorized, with a par value of $1,000 per share. Series C preferred stock is junior to the original preferred stock and any other class or series of capital stock of the Company which are specifically ranked senior (senior securities). Series C preferred stock is redeemable at any time, at the discretion of the Company, at a redemption price of $1,000 per share. During 1998, the Company redeemed the stock for $1,300,000 in cash and 200,000 shares of Company common stock valued at $1 per share.

SERIES D CONVERTIBLE PREFERRED STOCK

     Voting convertible preferred stock, 10,000 shares authorized with a stated value of $1,000 per share. Holders of Series D Convertible Preferred Stock shall be entitled to receive, when declared by the Board of Directors, dividends at par with holders of the Company's common stock, as if the Series D Convertible Preferred Stock had been converted into common stock on the record date for the payment of dividend. Each outstanding share of Series D Convertible Preferred Stock shall be convertible, at the option of its holder, at any time, into a number of shares of common stock of the Company at a conversion rate equal to $1,000 divided by the market price of the Company's common stock. In March 1999, the Series D convertible preferred stock was returned and canceled (Note 2).

SERIES AB CONVERTIBLE PREFERRED STOCK

     Non-voting convertible preferred stock, 25,000 shares authorized with a stated value of $100 per share. Series AB convertible preferred stock is subject to redemption at any time, at the option of the Company, at a redemption price equal to $100 per share plus accrued interest and unpaid dividends to the date of redemption. Holders of Series AB convertible preferred stock may convert their preferred shares into common stock. During 1998, the Company issued 4,050 shares of Series AB convertible preferred stock in payment of dividends for Series A and B convertible preferred stock. In March 1999, certain shares of AB preferred stock were returned and canceled (Note 2).

     In addition, pursuant to a Purchase Agreement with American Equities dated September 9, 1999, (a) Hartcourt agreed to sell 500,000 shares of restricted common stock valued at $0.60 per share. The terms of the Purchase Agreement required American Equities to issue a promissory note in the amount of $225,000 to Hartcourt, payable at the rate of $75,000 per month, commencing on the 30th

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12- CAPITAL STOCK (Continued)

day following the closing date, and shall pay the balance of the purchase price to Hartcourt on the closing date. Hartcourt received $75,000 in cash on the closing date and American Equities issued a promissory note for $225,000 dated October 27, 1999, bearing no interest, payable in full on or before six months from the execution date; (b) American Equities caused ECS to issue to Hartcourt 157,000 shares of ECS in full satisfaction of all outstanding claims of Hartcourt against ECS; (c) Hartcourt permitted immediate transfer of 724,990 common shares of Hartcourt into freely tradable unrestricted shares, pursuant to Rule 144 previously issued to Elan shareholders in connection with the purchase of Elan on August 24, 1998. Hartcourt shall have no liability under the Elan
Indemnity. The terms of the agreement were complied by both Hartcourt and American Equities.

NOTE 13- INCOME TAXES

     The Company has deferred tax assets for the tax effects of temporary differences between financial and tax reporting for the years ended December 31, 1999 and 1998. The deferred tax assets consist primarily of net operating losses and impairments of investments and goodwill. The Company has established a 100% valuation allowance against the deferred tax assets at December 31, 1999 and 1998, because management is unable to determine if it is more likely than not that these net operating losses and impairments of investments and goodwill will be realized.

     Impairment of investments and goodwill are not deductible in 1998 or 1999 for income tax purposes. Losses on investments for income tax purposes may be taken in the year the respective transactions are completed. Goodwill is amortized over fifteen years for income tax purposes or until the Company has disposed of its ownership in the entity in which the goodwill relates.

     The Company has Federal and State net operating loss carryforwards of approximately $7,100,000 and $3,200,000, respectively. The regular net operating loss carryforwards, which are approximately the same as the alternative minimum tax net operating loss carryforwards, if not utilized, will expire in varying amounts through 2019 and 2004, respectively for Federal and State. The realization of any future income tax benefits from the utilization of net operating losses may be limited. Federal and state tax laws provide that when a more than 50% change in ownership of a company occurs within a three year period, the net operating loss may be limited. It has not been determined if such change has occurred.

NOTE 14- STOCK OPTION PLAN AND WARRANTS

STOCK OPTION PLAN

     In April 1995, the Company adopted a stock option plan (the Plan) to attract and retain qualified persons for positions of substantial responsibility as officers, directors, consultants, legal counsel, and other positions of significance to the Company. The Plan provides for the issuance of both Incentive Stock Options and Non-Qualified Stock Options. The Plan, which is administered by the Board of Directors, provides for the issuance of a maximum of 2,000,000 options to purchase shares of common stock at the market price thereof on the date of grant. Such options are generally exercisable over a 10 year period from the date of grant. Each option lapses 90 days after the

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14- STOCK OPTION PLAN AND WARRANTS (Continued)

optionee has terminated his continuous activity with the Company, except that if his continuous activity with the Company terminates by reason of his death, such option of the deceased optionee may be exercised within one year after the death of such optionee. Options granted under the Plan are restricted as to sale or transfer. All options were granted at not less than fair value at the date of grant and have terms of 10 years.

The following table summarizes the activity in the plan:
                                                                   Weighted
                                            Number of               Average
                                             Shares             Exercise Price
                                        ----------------       ----------------
Shares under option at January 1, 1998                 -      $               -
    Granted                                      400,000                   1.00
    Exercised                                          -                      -
    Canceled                                           -                      -
                                        ----------------       ----------------
Shares under option at December 31, 1998         400,000      $            1.00
    Granted                                    2,000,000                  1.265
    Exercised                                 (2,000,000 )                1.265
    Canceled                                           -                      -
                                        ----------------       ----------------
Shares under option at December 31, 1999         400,000      $            1.00
                                        ================       ================

     All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates in accordance with the method delineated in Statement of Accounting Standards No. 123, the Company's net loss and loss per share for the year ended December 31, 1998, would have been increased to the pro forma amounts presented below:
                                                        1998
                                                 ----------------
Net loss:
    As reported                                $     (21,295,653 )
    Pro forma                                        (21,683,133 )

Loss per share:
    As reported                                $           (1.18 )
    Pro forma                                              (1.20 )

     Additional   information   relating  to  stock  options   outstanding   and
exercisable at December 31, 1999 summarized by exercise price are as follows:

                                 Outstanding               Exercisable
                          ----------------------
 Exercise Price               Weighted Average            Weighted Average
                          ----------------------      ------------------------
  Per Share    Shares   Life (Years)  Exercise Price    Shares   Exercise Price
------------ ---------  -----------   --------------  --------   --------------
   $1.00       400,000      8.5            $1.00       400,000        $1.00

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14- STOCK OPTION PLAN AND WARRANTS (Continued)

     During 1999, an individual exercised 1,000,000 stock options at $1.25. The individual paid the Company $764,748. The remaining balance of $485,252 was deemed uncollectible and written off as of December 31, 1999.

WARRANTS

     On  December 30,  1996,  Hartcourt  and  American  Equities  entered into a
Warrant Agreement, whereby Hartcourt agreed to issue and sell to American Equities, for the price of $100, a warrant to purchase up to 2,000,000 shares of its common stock, $.01 par value at prices ranging from $0.30 to $2.10 in connection with the consulting services provided to Hartcourt. American Equities shall have the right to purchase at any time and from time to time prior to December 30, 2002, up to the number of fully paid and nonassessable shares of warrants, stock upon payment of specific exercise price or apply the cashless exercise clause specified in the agreement. On September 9, 1999, pursuant to the terms of the Warrant Agreement, American Equity exercised its cashless exercise right and converted 800,000 warrants into 621,674 Hartcourt's common shares without payment of any consideration.

     In connection with consulting services in 1999, the Company issued warrants to purchase 350,000 shares at prices ranging from $1.25 to $1.50 which expire at various dates through July 12, 2000. The warrants were issued at the fair market value on the date of issuance.

     In  connection  with the sale of 200,000  restricted  shares,  the  Company
issued  warrants  to  purchase   100,000  shares  at  $4.00,   which  expire  on
December 12, 2000. The fair value of warrants issued was not significant.

NOTE 15- LOSS PER SHARE

     The following reconciles amounts reported in the financial statements for the years ended December 31, 1999 and 1998, respectively:

                                                                                      1998
                                                        ----------------------------------------------------------
                                                         Income (loss)           Shares              Per-share
                                                          (Numerator)         (Denominator)           Amount
                                                        ----------------     ----------------     ----------------

  Income (loss) from continuous operations            $     (14,455,526 )         18,061,430    $           (0.80 )

  Income (loss) from discontinued operations                 (6,840,127 )         18,061,430                (0.38 )
                                                        ----------------     ----------------     ----------------

  Income (loss) available to common stockholders            (21,295,653 )         18,061,430    $           (1.18 )
     - basic earnings per share

  Effect of dilutive securities                                       -                    -                    -
                                                        ----------------     ----------------     ----------------

  Income (loss) available to common stockholders      $     (21,295,653 )         18,061,430    $           (1.18 )
     - diluted earnings per share                      ================      ===============     ================

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15- LOSS PER SHARE (Continued)

                                                                                  1999
                                                        ----------------------------------------------------------
                                                         Income (loss)           Shares              Per-share
                                                          (Numerator)         (Denominator)           Amount
                                                        ----------------     ----------------     ----------------
  Income (loss) from continuous operations            $      (7,433,899 )         19,702,678    $           (0.38 )

  Income (loss) from discontinued operations                   (428,569 )         19,702,678                (0.02 )
                                                        ----------------     ----------------     ----------------
  Income (loss) available to common stockholders             (7,862,468 )         19,702,678                (0.40 )
     - basic earnings per share

  Effect of dilutive securities                                       -                    -                    -
                                                        ----------------     ----------------     ----------------
  Income (loss) available to common stockholders      $      (7,862,468 )         19,702,678    $           (0.40 )
     - diluted earnings per share                       ===============      ===============     ================

     During 1999 and 1998, the Company had 1,650,000 and 2,000,000 warrants outstanding, each convertible into one share of common stock. In addition, during 1999 and 1998 the Company had convertible preferred stock outstanding (Note 12), each share convertible into common stock. These instruments were not included in the computation of diluted earnings per share for any of the years presented, due to their antidilutive effects based on the net loss reported each year.

NOTE 16- SEGMENT AND RELATED INFORMATION

SEGMENTS

     The Company adopted Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures About Segments of an Enterprise and Related Information."

     The Company currently operates in one business segment. Total revenues of that segment are approximately $379,000 for the three months ended December 31, 1999 with a net loss of $138,000. Total assets of the segment are approximately $2,735,000.

NOTE 17- SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information:
                                                       1998              1999
Cash paid for interest and income taxes:         -------------    -------------
    Interest                                   $      380,022      $    103,709
    Income taxes                                          943                 -

Noncash investing and financing activities:
    Preferred stock issued for dividends              270,000                 -
    Preferred stock issued for accrued expenses       135,000                 -
    Preferred stock converted into common stock       200,000                 -
    Stock subscription receivable                     275,000                 -
    Stock issued to related party in settlement of debt     -         1,075,000
    Dividend of Enova stock                                 -         3,119,944

                 THE HARTCOURT COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18- SUBSEQUENT EVENTS

     On January 26, 2000, Hartcourt completed a private placement with PYR Management LLC ("PYR") of 227,445 Units and a Class II Warrant to PYR for $3,000,000 pursuant to a Regulation D Subscription Agreement. Each Unit consists of one share of Hartcourt common stock and a Class I Warrant to purchase one additional share of Hartcourt common stock at the Unit Price, subject to adjustment upon certain events. The Class II Warrant entitles PYR to purchase additional shares of Hartcourt common stock at par value solely upon the occurrence of certain events. Hartcourt has also agreed to file a registration statement to register the shares of Hartcourt common stock, including the shares issuable upon exercise of the Class I Warrant and Class II Warrant, under the Securities Act of 1933 for sale by PYR. As part of the Agreement, Hartcourt granted PYR an option to purchase up to $5,000,000 of additional Units and a Class II Warrant within five trading days after the effectiveness of the registration statement. On January 27, 2000, Hartcourt received $2,743,000 from PYR to be used for working capital requirements of Hartcourt.

     During March 2000, American Equities exercised 1.2 million warrants, pursuant to the terms of the Warrant Agreement dated December 30, 1996 (Note 14), in a cashless transaction and converted the 1.2 million warrants into 1,070,073 Hartcourt common shares.

     eMPACT Solutions, Inc. ("eMPACT") - On February 9, 2000, Hartcourt entered into a Stock Purchase Agreement Term Sheet to purchase 30% of the authorized and outstanding shares of eMPACT's new shares of common stock. The purchase price was agreed to be $2,000,000, payable $1,000,000 in cash at the date of closing, and the remainder $1,000,000 in cash within ninety days of closing. In the event that eMPACT shall fail to meet the revenues projections for the fiscal year 2000, Hartcourt shall receive an additional one percent of the shares of eMPACT for every percent that revenue does not meet the projections for revenue to a maximum of an additional twenty percent. The closing is expected in April 2000. No assurance can be given that Term Sheets or Letters of Intent will result in actual agreements.

     Shenzhen China Cable Integrated Network Co. Ltd. ("SCIC") - On February 25, 2000, Hartcourt signed a Letter of Intent with Shenzhen Sinlan Investment Co., Ltd. to jointly invest in SCIC. No detail terms have been reached and a definitive agreement to form a joint venture company is expected to be signed by April 30, 2000. No assurance can be given that Term Sheets or Letters of Intent will result in actual agreements.

========================================
     You should rely on the  information
contained  in this  prospectus.  We have
not   authorized   anyone  to  give  you
information    different    than    that
contained  in  this  prospectus.  We are
offering to sell shares of common  stock
only in  jurisdictions  where offers and
sales  are  permitted.  The  information                    LOGO
contained in this  prospectus is current
only as of its date,  regardless  of the
time you receive this prospectus.
      ________________

      TABLE OF CONTENTS
                                              Page        Common Stock
                                              ----
Prospectus Summary..........................     3
Risk Factors................................     4
Use of Proceeds.............................    15
Selling Shareholders........................    16
Plan of Distribution........................    20
Legal Proceedings...........................    20
Management..................................    22
Security Ownership of Certain                             _______________
  Beneficial Owners and Management............  24
Description of Securities.....................  25          PROSPECTUS
Interest of Named Experts and Counsel.........  28
Disclosure of Commission
  Position of Indemnification                             _______________
  For Securities Act Liabilities..............  29
Business......................................  30
Selected Financial Data.......................  48
Management's Discussion and Analysis..........  58
Description of Property.......................  62
Certain Relationships and Related Transactions  64
Market For Common Equity and Related
  Stockholder Matters.........................  64
Dividend Policy...............................  64
Executive Compensation........................  65
Changes in and Disagreements with Accountants
  On Accounting and Financial Disclosure......  67
Experts ......................................  67
Additional Information........................  67
Index to Financial Statements................. F-1
               ________________
                                                                , 2000
     Until _____, 2000, all dealers that     =================================
effect transactions in the common stock,
whether  or not  participating  in  this
offering,  may be  required to deliver a
prospectus.  This is not in  addition to
the  dealers'  obligation  to  deliver a
prospectus  when acting as  underwriters
and  with   respect   to  their   unsold
allotments or subscriptions.
========================================
                Shares

                Part II - Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers.

     Our Company's Bylaws eliminates the liability of our officers and directors for monetary damages for an act or omission in the officer or director's capacity as an officer or director of our Company, except for: (1) a breach of an officer or director's duty of loyalty to our Company or our stockholders; or
(2) an act or omission not in good faith that constitutes a breach of duty of that officer or director to our Company or an act or omission that involves intentional misconduct or a knowing violation of the law.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing Fee - Securities and Exchange Commission..............      $
Fees and Expenses of Accountants.............................
Fees and Expenses of Counsel.................................
Printing and Engraving Expenses..............................
Blue Sky Fees and Expenses...................................
Transfer Agent Fees..........................................
Miscellaneous Expenses.......................................       ----------
          Total..............................................       $
                                                                    ==========

Item 26.  Recent Sales of Unregistered Securities

        1. On July 31, 1997, we issued 685,715 shares of our common stock to Mercantile Investment Trust, Ltd. valued at $600,000 in consideration for services rendered as a broker/finder.

        2. On July 31, 1997, we issued 4,000 shares of our Series A 9% Convertible Preferred Stock and 2,000 shares of our Series B 9% Convertible Preferred Stock.

        3. On October 3, 1997, in connection with our acquisition of Pego Systems, Inc., we issued to Michael Caruana 1,500 shares of our Series C Preferred Stock at an agreed value of $1,000 per share, as well as 200,000 shares of our common stock. Additionally, 250,000 shares of our common stock was issued to Simerco Trading, Ltd.

        4. On October 28, 1997, pursuant to a reorganization agreement, we issued 3,400 shares of our Series C 9% Convertible Preferred Stock, with a stated value $1,000 per share, and 2,500,000 shares of our common stock in connection with our acquisition of Electronic Component Systems, Inc.

        5. On November 30, 1997, we issued 650,000 shares of our common stock to Mandarin Overseas Investment Co., Ltd., pursuant to Regulation S for $520,000 in cash.

        6. During the second quarter of 1998, we sold 2,000,000 shares of our common stock pursuant to a Regulation S offering. We raised $825,000 of cash and recorded $301,000 in subscriptions. As part of settlement agreements we entered into in March 1999, 600,000 shares of our common stock was returned in settlement of the subscriptions receivable.

        7.     On June 4, 1998 and July 13, 1998, we issued 332,857 and 45,000 shares or our common stock, respectively at a value of $.50 per share, to various officers, directors and employees of our Company.

        8. On August 6, 1998, Pego Systems, Inc. acquired 100% percent of the outstanding common stock of Pacific Pneumatics, Inc. A partial consideration for the acquisition, 9,796 shares of our common stock were issued at an agreed value of $15,000.

        9. On August 24, 1998, we entered into an agreement and plan of merger with Elan Manufacturing, Inc. Pursuant to the terms of the agreement, Elan was merged with and into our Company in exchange for 724,990 shares of our common stock having an agreed value of $0.85 per share.

        10. On December 28, 1998, we sold 200,000 shares of our common stock at a price of $0.125 per share.

        11. On January 4, 1999, we sold 203,000 shares of our common stock at a price of $0.125 per share.

        12. On April 26, 1999, we issued 213,333 shares of our common stock to Dr. Phan, in consideration for services rendered and in lieu of payment of his salary pursuant to the terms of his employment agreement. The shares were issued at an agreed value of $0.9375 per share.

        13. On June 30, 1999, we issued 24,000 shares of our common stock to Jonathan Small in consideration for consulting services rendered, at an agreed value of $0.75 per share.

        14. On June 30, 1999, we issued 26,950 shares of our common stock to Len Roman in consideration for consulting services rendered, at an agreed value of $0.75 per share.

        15. On June 30, 1999, we issued 12,000 shares of our common stock to Fred Luke in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $0.75 per share.

        16. On June 30, 1999, we issued 12,000 shares of our common stock to Jon Lawver in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $1.50 per share.

        17. On June 30, 1999, we issued 40,000 shares of our common stock to Dr. Phan in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $0.75 per share.

        18. On July 7, 1999, we issued 12,300 shares of our restricted common stock to Joseph Mazin in repayment of a debt owed to Mr. Mazin in the aggregate principal amount of $4,744.29. The agreed value per share was $0.3857. 19. On July 7, 1999, we issued 32,307 shares of our common stock to Perfect Data in repayment of a debt owed to Perfect Data in the aggregate principal amount of $12,461.27. The agreed value per share was $0.3857.

        20. On July 7, 1999, we issued 12,297 shares of our common stock to Altius Investment Corp. in repayment of a debt owed to Altius Investment Corp. in the aggregate principal amount of $4,743.13. The agreed value per share was $0.3857.

        21. On July 7, 1999, we issued 7,758 shares of our common stock to Flamemaster Corp. in repayment of a debt owed to Flamemaster Corp. in the aggregate principal amount of $2,992.37. The agreed value per share was $0.3857.

        22. On July 7, 1999, we issued 4,079 shares of our common stock to the Joseph Mazin & Donna Mazin Family Trust (the "Trust") in repayment of a debt owed to the Trust in the aggregate principal amount of $1,573.33. The agreed value per share was $0.3857.

        23. On July 7, 1999, we issued 4,079 shares of our common stock to Leland Pollak in repayment of a debt owed to Mr. Pollak in the aggregate principal amount of $1,573.33. The agreed value per share was $0.3857.

        24. On August 12, 1999, we issued 6,690 shares of our common stock to Leland Pollak in repayment of a debt owed to Mr. Pollak in the aggregate principal amount of $2,580.43. The agreed value per share was $0.3857.

        25. On August 12, 1999, we issued 20,010 shares of our common stock to Joseph Mazin in repayment of a debt owed to Mr. Mazin in the aggregate principal amount of $7,718.14. The agreed value per share was $0.3857.

        26. On August 12, 1999, we issued 20,010 shares of our common stock to Altius Investment Corp. in repayment of a debt owed to Altius Investment Corp. in the aggregate principal amount of $7,718.14. The agreed value per share was $0.3857.

        27. On August 12, 1999, we issued 13,760 shares of our common stock to Flamemaster Corp. in repayment of a debt owed to Flamemaster Corp. in the aggregate principal amount of $5,307.43. The agreed value per share was $0.3857.

        28. On August 12, 1999, we issued 6,690 shares of our common stock to the Joseph Mazin & Donna Mazin Family Trust (the "Trust") in repayment of a debt owed to the Trust in the aggregate principal amount of $2,580.43. The agreed value per share was $0.3857.

        29. On September 8, 1999, we issued 14,500 shares of our common stock to Fred Luke in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $1.27 per share.

        30. On September 8, 1999, we issued 14,500 shares of our common stock to Jon Lawver in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $1.27 per share.

        31. On September 8, 1999, we issued 14,500 shares of our common stock to Dr. Phan in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $1.27 per share. 32. On September 8, 1999, we issued 40,000 shares of our common stock to Frederic Cohn in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $1.27 per share.

        33. On September 8, 1999, we issued 118,110 shares of our common stock to Fred Luke in repayment of a $50,000 escrow deposit paid by Mr. Luke in connection with our acquisition of Financial Telecom Limited and the settlement of payments to vendors in the aggregate amount of $100,000. The agreed value was $1.27 per share.

        34. On September 8, 1999, we issued 1,000,000 shares of our common stock to Yan Wu, an investor, upon the exercise of options at an exercise price of $1.25 per share.

        35. On September 8, 1999, we issued 1,000,000 shares of our common stock to Fred Luke upon exercise of options at an exercise price of $1.28 per share.

        36. On September 8, 1999, we issued 1,533 shares of our common stock to John Furatani in consideration for consulting services rendered, at an agreed value of $1.27 per share.

        37. On September 8, 1999, we issued 18, 000 shares of our common stock to Richard Weed in consideration for legal services rendered, at an agreed value of $1.27 per share.

        38. On September 8, 1999, we issued 14,500 shares of our common stock to Jonathan Small in consideration for consulting services rendered, at an agreed value of $1.27 per share.

        39. On September 27, 1999, we issued 20,000 shares of our common stock to John Westfield in consideration for consulting services rendered, at an agreed value of $1.28 per share.

        40. On September 27, 1999, we issued 8,500 shares of our common stock to Soloman Grey Financial Group in consideration for consulting services rendered, at an agreed value of $1.08 per share.

        41. On September 27, 1999, we issued 1,500,000 shares of our common stock to Financial Telecom Limited in connection with our acquisition of a 58.53% interest in Financial Telecom Limited. The aggregate purchase price was $1,401,000.

        42. On September 27, 1999, we issued 68,000 shares of our common stock to Mark Mayer pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

        43. On October 27, 1999, we issued 500,000 shares of our common stock to American Equities, LLC at a price of $1.00 per share.

        44. On October 27, 1999, we issued 621,674 shares of our common stock to American Equities, LLC pursuant to the exercise of a common stock purchase warrant at an exercise price of $.30 per share. The warrant was issued in connection with the settlement of a litigation dispute.

        45. On October 30, 1999, we issued 5,000 shares of our common stock to Mike Munoz pursuant to the exercise of a common stock purchase warrant at an exercise price of $1.11 per share.

        46. On October 30, 1999, we issued 5,000 shares of our common stock to Mark Stallo pursuant to the exercise of a common stock purchase warrant at an exercise price of $1.11 per share.

        47. On October 30, 1999, we issued 5,000 shares of our common stock to Steve Silbert pursuant to the exercise of a common stock purchase warrant at an exercise price of $1.11 per share.

        48. On October 30, 1999, we issued 5,000 shares of our common stock to Stan Autry pursuant to the exercise of a common stock purchase warrant at an exercise price of $1.11 per share.

        49. On November 26, 1999, we issued 10,000 shares of our common stock to Richard Weed in consideration for legal services rendered, at an agreed value of $5.04 per share.

        50. On December 1, 1999, we issued 250,000 shares of our common stock to Fred Luke in consideration for services rendered as a member of our board of directors. The shares were issued at an agreed value of $2.00 per share.

        51. On December 14, 1999, we issued 100,000 shares of our common stock to Enova Holdings, Inc. in repayment for the debt of our former subsidiary Pego Systems, Inc. in the aggregate principal amount of $1,075,000, at an agreed value of $10.75 per share.

        52. On December 20, 1999, we issued 335 shares of our common stock to Frank Scheunart in consideration for consulting services rendered, at an agreed value of $2.98 per share.

        53. On December 20, 1999, we issued 335 shares of our common stock to DD Investor in consideration for consulting services rendered, at an agreed value of $2.98 per share.

        54. On December 20, 1999, we issued 10,000 shares of our common stock to Dennis Poon in consideration for consulting services rendered, at an agreed value of $5.04 per share.

        55. On December 20, 1999, we issued 200,000 shares of our common stock to Binder AG at a price of $2.00 per share.

        56. On December 20, 1999, we issued 10,000 shares of our common stock to Derek Zaun pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

        57. On December 20, 1999, we issued 7,500 shares of our common stock to Thomas Allen pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.28 per share.

        58. On December 20, 1999, we issued 7,500 shares of our common stock to Daniel Allen pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.28 per share.

        59. On January 19, 2000, we issued 300,000 shares of our common stock to Chateau d'Orly Ltd. at a price equal to $4.00 per share pursuant to Regulation S of the Securities Act.

        60. On January 19, 2000, we issued an additional 254,552 shares of our common stock to Financial Telecom Limited, at an agreed value of $0.934 per share. We issued the shares as a result of a post-closing adjustment to the purchase price for our acquisition of Financial Telecom Limited.

        61. On January 26, 2000, we issued 227,445 shares of our common stock for an aggregate purchase price of $3,000,000.

        62. On January 29, 2000, we issued 13,530 shares of our common stock to Dunwoody Brokerage Services pursuant to the exercise of a common stock purchase warrant at an exercise price of $15.52 per share.

        63. On January 31, 2000, we issued 163 shares of our common stock to Frank Scheunart in consideration for consulting services rendered, at an agreed value of $18.40 per share.

        64. On January 31, 2000, we issued 5,000 shares each of our common Stock to Mike Munoz, Mark Stello, Steve Silbert and Stan Autry pursuant to the exercise of common stock purchase warrants at an exercise price of $1.11 per share.

        65. On January 31, 2000, we issued 1,551,724 shares of our common stock to Dr. Phan in consideration for his services rendered as our President and Chief Executive Officer, in lieu of receiving a salary pursuant to the terms of his employment agreement. The shares were issued at an agreed value of $2.18 per share.

        66. On February 1, 2000, we issued 1,070,075 shares of our common stock to American Equities, LLC pursuant to the cashless exercise of a common stock purchase warrant. The warrant was issued in connection with the settlement of a litigation dispute.

        67. On February 10, 2000, we issued 50,000 shares of our common stock to Altius Investment Corp. pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

        68. On February 10, 2000, we issued 100,000 shares of our common stock to Flamemaster Corp. pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

        69. On February 10, 2000, we issued 50,000 shares of our common stock to the Joseph Mazin & Donna Mazin Family Trust pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

        70. On March 5, 2000, we issued 103,000 shares of our common stock to Arthur Phan pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

        71. On March 9, 2000, we issued 1,049 shares of our common stock to Frederic Cohn in consideration for his services rendered as our Executive Vice President, and in lieu of payment of his salary. The shares were issued at an agreed value of $14.30 per share.

        72. On March 9, 2000, we issued 808 shares of our common stock to Dr. Phan in consideration for services rendered as a director of our Company. The shares were issued at an agreed value of $14.85 per share.

        73. On March 9, 2000, we issued 808 shares of our common stock to Frederic Cohn in consideration for services rendered as a director of our Company. The shares were issued at an agreed value of $14.85 per share.

        74. On March 9, 2000, we issued 808 shares of our common stock to Manu Ohri in consideration for his services rendered as an officer and director of our Company. The shares were issued at an agreed value of $14.85 per share.

        75. On April 14, 2000, we issued 677 shares of our common stock to Frank Scheunart in consideration for investment brokerage services rendered, at an agreed value of $4.43 per share.

        76. On April 19, 2000, we issued 4,000 shares of our common stock to Larry Bunn upon the exercise of options at an exercise price of $0.28 per share.

        77. On May 4, 2000, we issued 2,000,000 shares of our common stock to Thomas Kwok upon the exercise of options at an exercise price of $5.50 per share.

        78. On May 4, 2000, we issued 500,000 shares of our common stock to Tang Wai Leong upon the exercise of options at an exercise price of $5.50 per share.

        79. On May 11, 2000, we issued 261,893 shares of our common stock to Dr. Alan Phan in consideration for his services rendered as an officer of our Company for fiscal 1998 and 1999, pursuant to an adjustment made to the calculation of his compensation.

        80. On June 2, 2000, we issued 1,405 shares of our common stock to Manu Ohri in consideration for his services rendered as a director of our Company. The shares were issued at an agreed value of $11.81 per share.

        81. On June 2, 2000, we issued 1,405 shares of our common stock to Fred Cohn in consideration for his services rendered as a director of our Company. The shares were issued at an agreed value of $11.81 per share.

        82. On June 2, 2000, we issued 1,405 shares of our common stock to Dr. Alan Phan in consideration for his services rendered as a director of our Company. The shares were issued at an agreed value of $11.81 per share.

        83. On June 2, 2000, we issued 1,868 shares of our common stock to Fred Cohn in consideration for his services rendered as an officer of our Company. The shares were issued at an agreed value of $11.81 per share.

        84. On June 2, 2000, we issued 620 shares of our common stock to Manu Ohri in consideration for his services rendered as an officer of our Company. The shares were issued at an agreed value of $11.81 per share.

        85. On June 22, 2000, we issued 100,000 shares of our common stock to D.B. and Elizabeth Andrews pursuant to the exercise of a common stock purchase warrant at an exercise price of $0.25 per share.

     No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act (including, in certain instances Regulation D promulgated thereunder) on the basis that they were issued under circumstances not involving a public offering.


Item 27.  Exhibits.

    Exhibit
     No.            Description
    -------         -----------
     2.1            Agreement and Plan of Reorganization dated November 5, 1994 among Stardust, Inc.- Production-Recording-Promotion,
                    Hartcourt Investments (USA) Inc. ("Hartcourt USA") and the shareholders of Hartcourt USA. (1)

     2.2 Agreement and Plan or Reorganization dated December 1, 1994 among Hartcourt USA, The Hartcourt Pen Factory, Inc. ("Hartcourt Pen") and the Hartcourt Pen shareholder. (1)

     2.3 Stock Purchase Agreement between The Hartcourt Companies, Inc. and the shareholder of Pego Systems, Inc. dated June 29, 1997. (4)

     2.4 Agreement and Plan of Reorganization dated October 28, 1997, between The Hartcourt Companies, Inc., Electronic Component and Systems, Inc., and Pruzin Technologies, Inc. (5)

     3.1            Articles of Incorporation of The Hartcourt Companies, Inc.
                    (1)

     3.2            Bylaws of The Hartcourt Companies, Inc. (1)

     3.3            Amendment to the Bylaws of The Hartcourt Companies, Inc. (1)

     4.1 Articles of Amendment to Articles of Incorporation of The Hartcourt Companies, Inc. regarding the creation of Preferred Stock and the Statement of Rights and Preferences of Common stock, Original Preferred Stock and Class A Preferred Stock. (1)

     4.2 Articles of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series A 9% Preferred Stock. (2)

     4.3 Articles of Amendment of Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series B 9% Preferred Stock. (2)

     4.4 Certificate of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series C Preferred Stock. (2)

     4.5 Articles of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series D Preferred Stock. (2)

     5.1*           Opinion re: legality

     10.1           Lease between The Hartcourt Companies, Inc. and Larry M.
                    Mitobe dated April 9, 1996. (1)

     10.2 Equipment Lease between Hartcourt USA and Anja Engineering Corporation dated April 4, 1994. (1)

     10.3 Stock Exchange Agreement between Hartcourt USA and Eastern Rochester dated August 8, 1994. (1)

     10.4           1995 Stock Option Plan. (1)

     10.5 Purchase Contract between The Hartcourt Companies, Inc. and Exceptional Specialty Products, Inc. dated March 21, 1996.
                    (1)

     10.6 Purchase and Sale Agreement dated August 8, 1996 between The Hartcourt Companies, Inc. and NuOasis International, Inc. and Addendum to Purchase and Sale Contract. (1)

     10.7 Convertible Secured Promissory Note dated August 8, 1996 in connection with Purchase and Sale Agreement dated August 8, 1996 between The Hartcourt Companies, Inc. and NuOasis International, Inc. (1)

     10.8 Convertible Secured Promissory Note dated August 8, 1996 in connection with Purchase and Sale Agreement dated August 8, 1996 between The Hartcourt Companies, Inc. and NuOasis International, Inc., as amended. (1)

     10.9 Sales Agreement dated September 17, 1996, between The Hartcourt Companies, Inc. and Promed International, Ltd. (1)

     10.10 Sales Agreement dated September 17, 1996 between The Hartcourt Companies, Inc. and Mandarin Overseas Investment Co., Ltd. (1)

     10.11 Purchase and Sale Agreement dated September 27, 1996 between The Hartcourt Companies, Inc. and CKES Acquisitions, Inc.
                    (1)

     10.12          Secured   Promissory   Note  dated  September  27,  1996  in
                    connection with Purchase and Sale Agreement between The Hartcourt Companies, Inc. and CKES Acquisitions, Inc. (1)

     10.13 Consulting Agreement dated December 30, 1996 between The Hartcourt Companies, Inc. and American Equities, LLC. (3)

     10.14 Investment Banking Agreement dated March 1998 between The Hartcourt Companies, Inc. and DanAllen Investment Group. (2)

     10.15 Marketable Securities Agreement dated July 31, 1997 between The Hartcourt Companies, Inc. and Capital Commerce, Ltd. (2)

     10.16 Lease Termination Agreement dated March 24, 1998 between Hartcourt Investment (USA) Corporation and Scripto-Tokai Corporation. (2)

     10.17 Share Purchase Agreement with Enova Holdings, Inc. dated February 1, 1999, Exchange Agreement dated March 23, 1999 and Distribution Agreement dated March 24, 1999.(6)

     10.18 Contractual Joint Venture Contract with Beijing UAC Stock Trading Online Co., Ltd. dated June 30, 1999. (7)

     10.18.1 Financial Statements of Beijing UAC Stock Exchange Online Co., Ltd. for the period from October 18, 1999 (date of inception) to December 31, 1999. (7)

     10.19          Exchange Agreement with GoCall.com dated December 23, 1999.
                    (7)

     10.20 Financial Telecom Limited Stock Purchase Agreement dated August 17, 1999. (7)

     10.21 Advisory Agreement and 1999 Stock Plan with NuVen Advisors, Inc. and The Hartcourt Companies, Inc. dated March 18, 1999.
                    (8)

     10.22 Investment Agreement with Swartz Private Equity, LLC dated November 3, 1999. (9)

     10.23 Amendment to Swartz Private Equity, LLC Investment Agreement dated November 19, 1999. (9)

     16.1 Resignation by Harlan & Boettger LLP, Certified Public Accountants dated October 18, 1999. (10)

     16.2 Amendment to resignation of Harlan & Boettger, LLP, Certified Public Accountants dated December 6, 1999. (11)

     23.1           Consent of Independent Certified Public Accountants - BDO
                    International.

     23.2 Consent of Independent Certified Public Accountants - Harlan & Boettger, LLP.

     23.3*          Consent of legal counsel.

     27.1*          Financial Data Schedule.

     (1) Previously filed as an exhibit to the The Hartcourt Companies, Inc.'s Form 10SB filed on January 21, 1997 and incorporated herein by reference.

     (2) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Annual Report on Form 10-KSB filed on April 13, 1998 and incorporated herein by reference.

     (3) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Annual Report on Form 10-KSB filed on April 15, 1997, as amended on July 3, 1997, and incorporated herein by reference.

     (4) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on October 21, 1997 and incorporated herein by reference.

     (5) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on November 12, 1997 and incorporated herein by reference.

     (6) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on March 31, 1999 and incorporated herein by reference.

     (7) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Annual Report on Form 10-KSB filed on April 14, 2000 and incorporated herein by reference.

     (8) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Registration Statement on Form S-8 filed on March 24, 1999 (File No. 333-74933) and incorporated herein by reference.

     (9) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Registration Statement on Form S-8 filed on February 28, 2000 (File No. 333-31232) and incorporated herein by reference.

     (10) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on October 20, 1999 and incorporated herein by reference.

     (11) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on December 8, 1999 and incorporated herein by reference.

* To be filed by amendment.

Item 28.  Undertakings.

         The undersigned small business issuer hereby undertakes:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) The undersigned registrant hereby undertakes that:

              (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on August 10, 2000.

                                         THE HARTCOURT COMPANIES, INC.

                                         By: /s/ALAN V. PHAN
                                            -----------------------------------
                                            Alan V. Phan, President and Chief
                                            Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of The Hartcourt Companies, Inc. do hereby constitute and appoint Alan V. Phan, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/Alan V. Phan          President, Chief Executive         August 10, 2000
---------------          Officer and Director
  Alan V. Phan

/s/ Frederic Cohn        Vice President and Director        August 10, 2000
-----------------
   Frederic Cohn

/s/ Manu Ohri            Executive Vice President-          August 10, 2000
-------------            Finance, Chief Financial
    Manu Ohri            Officer and Director

/s/ Kenneth Silva        Director                           August 10, 2000
-----------------
    Kenneth Silva

/s/ Hans J. Kloepfer     Director                           August 10, 2000
--------------------
    Hans J. Kloepfer

                                  EXHIBIT INDEX

    Exhibit
     No.            Description
    -------         -----------
     2.1            Agreement and Plan of Reorganization dated November 5, 1994 among Stardust, Inc.- Production-Recording-Promotion,
                    Hartcourt Investments (USA) Inc. ("Hartcourt USA") and the shareholders of Hartcourt USA. (1)

     2.2 Agreement and Plan or Reorganization dated December 1, 1994 among Hartcourt USA, The Hartcourt Pen Factory, Inc. ("Hartcourt Pen") and the Hartcourt Pen shareholder. (1)

     2.3 Stock Purchase Agreement between The Hartcourt Companies, Inc. and the shareholder of Pego Systems, Inc. dated June 29, 1997. (4)

     2.4 Agreement and Plan of Reorganization dated October 28, 1997, between The Hartcourt Companies, Inc., Electronic Component and Systems, Inc., and Pruzin Technologies, Inc. (5)

     3.1            Articles of Incorporation of The Hartcourt Companies, Inc.
                    (1)

     3.2            Bylaws of The Hartcourt Companies, Inc. (1)

     3.3            Amendment to the Bylaws of The Hartcourt Companies, Inc. (1)

     4.1 Articles of Amendment to Articles of Incorporation of The Hartcourt Companies, Inc. regarding the creation of Preferred Stock and the Statement of Rights and Preferences of Common stock, Original Preferred Stock and Class A Preferred Stock. (1)

     4.2 Articles of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series A 9% Preferred Stock. (2)

     4.3 Articles of Amendment of Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series B 9% Preferred Stock. (2)

     4.4 Certificate of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series C Preferred Stock. (2)

     4.5 Articles of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series D Preferred Stock. (2)

     5.1*           Opinion re: legality

     10.1           Lease between The Hartcourt Companies, Inc. and Larry M.
                    Mitobe dated April 9, 1996. (1)

     10.2 Equipment Lease between Hartcourt USA and Anja Engineering Corporation dated April 4, 1994. (1)

     10.3 Stock Exchange Agreement between Hartcourt USA and Eastern Rochester dated August 8, 1994. (1)

     10.4           1995 Stock Option Plan. (1)

     10.5 Purchase Contract between The Hartcourt Companies, Inc. and Exceptional Specialty Products, Inc. dated March 21, 1996.
                    (1)

     10.6 Purchase and Sale Agreement dated August 8, 1996 between The Hartcourt Companies, Inc. and NuOasis International, Inc. and Addendum to Purchase and Sale Contract. (1)

     10.7 Convertible Secured Promissory Note dated August 8, 1996 in connection with Purchase and Sale Agreement dated August 8, 1996 between The Hartcourt Companies, Inc. and NuOasis International, Inc. (1)

     10.8 Convertible Secured Promissory Note dated August 8, 1996 in connection with Purchase and Sale Agreement dated August 8, 1996 between The Hartcourt Companies, Inc. and NuOasis International, Inc., as amended. (1)

     10.9 Sales Agreement dated September 17, 1996, between The Hartcourt Companies, Inc. and Promed International, Ltd. (1)

     10.10 Sales Agreement dated September 17, 1996 between The Hartcourt Companies, Inc. and Mandarin Overseas Investment Co., Ltd. (1)

     10.11 Purchase and Sale Agreement dated September 27, 1996 between The Hartcourt Companies, Inc. and CKES Acquisitions, Inc.
                    (1)

     10.12 Secured Promissory Note dated September 27, 1996 in connection with Purchase and Sale Agreement between The Hartcourt Companies, Inc. and CKES Acquisitions, Inc. (1)

     10.13 Consulting Agreement dated December 30, 1996 between The Hartcourt Companies, Inc. and American Equities, LLC. (3)

     10.14 Investment Banking Agreement dated March 1998 between The Hartcourt Companies, Inc. and DanAllen Investment Group. (2)

     10.15 Marketable Securities Agreement dated July 31, 1997 between The Hartcourt Companies, Inc. and Capital Commerce, Ltd. (2)

     10.16 Lease Termination Agreement dated March 24, 1998 between Hartcourt Investment (USA) Corporation and Scripto-Tokai Corporation. (2)

     10.17 Share Purchase Agreement with Enova Holdings, Inc. dated February 1, 1999, Exchange Agreement dated March 23, 1999 and Distribution Agreement dated March 24, 1999. (6)

     10.18 Contractual Joint Venture Contract with Beijing UAC Stock Trading Online Co., Ltd. dated June 30, 1999. (7)

     10.18.1 Financial Statements of Beijing UAC Stock Exchange Online Co., Ltd. for the period from October 18, 1999 (date of inception) to December 31, 1999. (7)

     10.19          Exchange Agreement with GoCall.com dated December 23, 1999.
                    (7)

     10.20 Financial Telecom Limited Stock Purchase Agreement dated August 17, 1999. (7)

     10.21 Advisory Agreement and 1999 Stock Plan with NuVen Advisors, Inc. and The Hartcourt Companies, Inc. dated March 18, 1999.
                    (8)

     10.22 Investment Agreement with Swartz Private Equity, LLC dated November 3, 1999. (9)

     10.23 Amendment to Swartz Private Equity, LLC Investment Agreement dated November 19, 1999. (9)

     16.1 Resignation by Harlan & Boettger LLP, Certified Public Accountants dated October 18, 1999. (10)

     16.2 Amendment to resignation of Harlan & Boettger, LLP, Certified Public Accountants dated December 6, 1999. (11)

     23.1           Consent of Independent Certified Public Accountants - BDO
                    International.

     23.2 Consent of Independent Certified Public Accountants - Harlan & Boettger, LLP.

     23.3*          Consent of legal counsel.

     27.1*          Financial Data Schedule.

     (1) Previously filed as an exhibit to the The Hartcourt Companies, Inc.'s Form 10SB filed on January 21, 1997 and incorporated herein by reference.

     (2) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Annual Report on Form 10-KSB filed on April 13, 1998 and incorporated herein by reference.

     (3) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Annual Report on Form 10-KSB filed on April 15, 1997, as amended on July 3, 1997, and incorporated herein by reference.

     (4) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on October 21, 1997 and incorporated herein by reference.

     (5) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on November 12, 1997 and incorporated herein by reference.

     (6) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Current Report on Form 8-K filed on March 31, 1999 and incorporated herein by reference.

     (7) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Annual Report on Form 10-KSB filed on April 14, 2000 and incorporated herein by reference.

     (8) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Registration Statement on Form S-8 filed on March 24, 1999 (File No. 333-74933) and incorporated herein by reference.

     (9) Previously filed as an exhibit to The Hartcourt Companies, Inc.'s Registration Statement on Form S-8 filed on February 28, 2000 (File No. 333-31232) and incorporated herein by reference.

    (10)       Previously filed as an exhibit to The Hartcourt Companies, Inc.'s
               Current   Report  on  Form  8-K  filed on October  20,  1999  and
               incorporated herein by reference.

    (11)       Previously filed as an exhibit to The Hartcourt Companies, Inc.'s
               Current   Report  on  Form  8-K  filed  on December  8, 1999  and
               incorporated herein by reference.

* To be filed by amendment.